     As Filed With The Securities and Exchange Commission on August 13, 1998
                                                     Registration  No. 333-51589

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     ------

                                 AMENDMENT NO. 4
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                     ------

                          LENFEST COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                       4841                    23-2094942
(State or other jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
     of incorporation)          Classification Code Number)  Identification No.)

                            1105 North Market Street
                                   Suite 1300
                                  P.O. Box 8985
                              Wilmington, DE 19899
                                 (302) 427-8602

  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                  H. F. LENFEST
                      President and Chief Executive Officer
                              c/o The Lenfest Group
                              200 Cresson Boulevard
                                 Oaks, PA 19456
                                 (610) 650-3000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                     ------

                                    Copy to:

                              THOMAS K. PASCH, ESQ.
                         Saul, Ewing, Remick & Saul LLP
                         1500 Market Street, 38th Floor
                             Philadelphia, PA 19102
                                 (215) 972-7777

               Approximate date of commencement of proposed offer
                to the public: As soon as practicable after this
                    Registration Statement becomes effective.

                 If the securities being registered on this Form
               are being offered in connection with the formation
                  of a holding company and there is compliance
            with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities
     Act registration statement number of the earlier registration statement for the same offering. [ ]

================================================================================

PROSPECTUS                                                             LOGO

                        OFFER TO EXCHANGE ALL OUTSTANDING
                        7-5/8% SENIOR NOTES DUE 2008 AND
                   8-1/4 % SENIOR SUBORDINATED NOTES DUE 2008
                                       FOR
                        7-5/8% SENIOR NOTES DUE 2008 AND
                   8-1/4 % SENIOR SUBORDINATED NOTES DUE 2008
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       OF
                          LENFEST COMMUNICATIONS, INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON SEPTEMBER 16, 1998, UNLESS EXTENDED.

         Lenfest Communications, Inc. (the "Company") or ("Lenfest") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letters of transmittal (the "Letters of Transmittal," and together with this Prospectus, the "Exchange Offer"), its 7-5/8% Senior Notes due 2008 (the "Senior Exchange Notes") and its 8-1/4% Senior Subordinated Notes due 2008 (the "Senior Subordinated Exchange Notes", and together with the Senior Exchange Notes, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for the outstanding 7-5/8% Senior Notes due 2008 (the "Old Senior Notes") and the outstanding 8-1/4% Senior Subordinated Notes due 2008 (the "Old Senior Subordinated Notes", and together with the Old Senior Notes, the "Old Notes", and together with the Exchange Notes, the "Notes") of the Company.

         The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m. New York City time, on the date the Exchange Offer expires, which will be September 16, 1998, unless the Exchange Offer is extended (the "Expiration Date"). The exchange of Exchange Notes for the Old Notes will be made as soon as practicable after the close of the Exchange Offer. The Company will accept for exchange all Old Notes tendered and not validly withdrawn pursuant to the Exchange Offer and will deliver to the Trustee (as defined) for cancellation all Old Notes so accepted for exchange. The Company shall cause the Trustee to authenticate and deliver to each holder of the Old Senior Notes the Senior Exchange Notes equal in principal amount to the Old Senior Notes of such holder so accepted for exchange and to each holder of the Old Senior Subordinated Notes the Senior Subordinated Exchange Notes equal in principal amount to the Old Senior Subordinated Notes of such holder so accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." The Company has agreed to pay the expenses of the Exchange Offer.

         The Senior Exchange Notes will be obligations of the Company issued pursuant to the Senior Indenture (as defined) under which the Old Senior Notes were issued. The form and terms of the Senior Exchange Notes are identical in all material respects to the form and terms of the Old Senior Notes except that the Senior Exchange Notes will not contain terms with respect to transfer restrictions and the Senior Exchange Notes have been registered under the Securities Act. The Senior Subordinated Exchange Notes will be obligations of the Company issued pursuant to the Senior Subordinated Indenture (as defined) under which the Old Senior Subordinated Notes were issued. The form and terms of the Senior Subordinated Exchange Notes are identical in all material respects to the form and terms of the Old Senior Subordinated Notes except that the Senior Subordinated Exchange Notes will not contain terms with respect to transfer restrictions and the Senior Subordinated Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."

         Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998. The Senior Exchange Notes will not be redeemable at the option of the Company prior to maturity. The Senior Subordinated

Exchange Notes will be redeemable, in whole or in part, at the option of the Company on or after February 15, 2003 at the redemption prices set forth herein plus accrued interest (if any) to the redemption date. Upon a Change of Control Triggering Event (as defined), the Company will be required to make an offer to purchase the Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of purchase. See "Description of Notes--Change of Control Offer."

         The Senior Exchange Notes will be general unsecured obligations of the Company, and will be in all respects pari passu in right of payment to all existing and future Senior Indebtedness of the Company. The Senior Subordinated Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, and will be in all respects pari passu in right of payment to all existing and future Senior Subordinated Indebtedness of the Company. In addition, all the operations of the Company are conducted through the Company's subsidiaries. Because the assets of the Company's subsidiaries constitute substantially all of the assets of the Company, and because those subsidiaries will not guarantee the payment of principal of or interest on the Exchange Notes, all indebtedness and liabilities of such subsidiaries will be effectively senior in right of payment to the Exchange Notes. At March 31, 1998, the total consolidated indebtedness of the Company was approximately $1,286.1 million, the total amount of Senior Indebtedness of the Company was $844.1 million, the total amount of Senior Subordinated Indebtedness of the Company was approximately $442.0 million, and the total liabilities and indebtedness of the Company's subsidiaries (including trade payables and accrued liabilities), on an aggregate basis, was approximately $154.7 million. See "Risk Factors - Substantial Leverage," " - Subordination; Holding Company Structure" and "Description of Notes."

         The Exchange Notes are being offered hereunder to satisfy certain obligations of the Company contained in the Registration Agreement (as defined) in connection with the Company's offering of the Old Notes (the "Old Notes Offering", and together with the Exchange Offer, the "Offering"). Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission ("Commission") set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of the Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above mentioned no-action letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

         Each holder of the Old Notes (other than certain specified holders) who wishes to exchange the Old Notes for Exchange Notes in the Exchange Offer is required to represent to the Company that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of the commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, until the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

         Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes through the Nasdaq National Market. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors - Absence of Active Trading Market."

         The Company will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer. See "Use of Proceeds."

         THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

         The Exchange Notes are expected to be eligible for trading in the Private Offerings Resales and Trading through Automated Linkages ("PORTAL") market.

         See "Risk Factors" beginning on page 11 hereof for discussion of certain factors that should be considered by prospective purchasers of the Exchange Notes.

         No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus or the accompanying Letters of Transmittal, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus or the accompanying Letters of Transmittal, nor any exchange made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 13, 1998.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington. D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, 14th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, 14th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Any such request and requests for the agreements summarized herein should be directed to the Investor Relations Department of the Company, care of The Lenfest Group, 200 Cresson Boulevard, Oaks, Pennsylvania 19456 (telephone (610) 650-3000).

                          FORWARD - LOOKING STATEMENTS

         This Prospectus contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21B of the Exchange Act. Discussions containing such forward-looking statements may be found under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", as well as elsewhere within this Prospectus. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company, primarily with respect to the future operating performance of the Company or related industry developments. When used in this Prospectus, terms such as "anticipate," "believe," "estimate," "expect," "intend," "indicate," "may be," "objective," "plan," "predict," and "will be" are intended to identify such statements. Prospective purchasers of the Exchange Notes are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Forward-looking statements are based upon management's expectations at the time they are made. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below in "Risk Factors" and the matters set forth in this Prospectus, many of which are beyond the control of the Company. The Company cautions the reader, however, that the list of risk factors may not be exhaustive. The Company assumes no obligation to update any forward-looking statements contained in this Prospectus.

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                               PROSPECTUS SUMMARY

         The following information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                   The Company

         Lenfest Communications, Inc. ("Lenfest" or the "Company") is principally engaged in the development and operation of cable television systems primarily through its subsidiaries which operate under the name of Suburban Cable ("Suburban Cable"). Other subsidiaries hold the Company's investments in other cable television system operating companies, media entities and companies providing services to cable television system operating companies.

         At March 31, 1998, the Company's wholly owned and operated television systems (the "Core Cable Television Operations") served approximately 1,000,100 basic customers and passed approximately 1,391,500 homes. At March 31, 1998, the Company also held equity interests in other cable television entities serving approximately 445,300 basic customers, of which approximately 347,690 were in areas contiguous to the Core Cable Television Operations. The Company's attributable portion in such other cable television entities is approximately 184,300 basic customers, giving the Company a combined domestic base of approximately 1,184,400 basic customers.

         The Company's Core Cable Television Operations are located primarily in the suburban areas surrounding Philadelphia (Eastern Pennsylvania, Southern New Jersey and Northern Delaware) in predominantly middle and upper-middle income areas that in recent years have had favorable household growth and income characteristics. Management believes the "clustering" of its cable television systems and the favorable demographics of its service area have contributed to its high operating cash flow growth and margins. From January 1, 1993 through March 31, 1998, the Company's Core Cable Television Operations have experienced an average Adjusted EBITDA margin of 50.3%. (Adjusted EBITDA and Adjusted EBITDA margin are defined in the footnotes to the table under the caption "Summary Consolidated Financial and Operating Data".)

         H. F. (Gerry) Lenfest, President and Chief Executive Officer of the Company, together with his children, and Tele-Communications, Inc. ("TCI"), through LMC Lenfest, Inc., an indirect wholly owned subsidiary, each beneficially owns 50% of the Company's outstanding common stock. Mr. Lenfest is a cable industry pioneer who founded the Company in 1974 and has grown the Company both internally and through acquisitions. The Company believes that its affiliation with TCI provides substantial benefits, including the ability to purchase programming and equipment at rates approximating those available to TCI. See "Business -- Relationship with TCI" and "-- Programming and Equipment Supply."

         Mr. Lenfest and LMC Lenfest, Inc. have an agreement that provides, together with the amended and restated Certificate of Incorporation of the Company, that Mr. Lenfest has the right to designate a majority of the Board of Directors of the Company until January 1, 2002. During such period, vacancies in respect of the directors designated by Mr. Lenfest are to be filled by designees of Mr. Lenfest or in the event of Mr. Lenfest's death, of The Lenfest Foundation. Thereafter, the Lenfest Family ("H.F. (Gerry) Lenfest, Marguerite Lenfest, their issue, and The Lenfest Foundation") and LMC Lenfest, Inc. will have the right to appoint an equal number of members of the Company's Board of Directors. This right will continue for so long as any member of the Lenfest Family owns any stock in the Company.

Operating Strategy

         Management believes that the Company has significant growth potential in the continued business of providing analog television programming services, as well as in the business of providing new services such as Internet access, digital video and audio programming services, video-on-demand, paging and other data services. As a base for achieving that growth, the Company has implemented the following:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   o Field Operations: The Company's operations are clustered in one extended market area, divided into four regions of approximate equal size. Management of these regions provides individualized focus on the day-to-day requirements of the operations, including plant maintenance, installations of new customers and service and repair functions.

   o Customer Management (i.e., Billing) System: The Company uses one common Customer Management System platform. That standardized platform now allows fulfillment of work order scheduling, sales, service and repair and billing inquiries from any location for the entire cluster. This state-of-the-art Customer Management System will also be the platform for support of new products, such as paging and Internet access.

   o Customer Service: In May, 1997, the Company opened a Customer Satisfaction Center ("Call Center") in New Castle County, Delaware. By year end 1997, approximately 55% of the Company's customer base was supported out of that location. By the end of 1998, the Company expects the entire customer base to be supported from that location. The Company intends to use the Call Center to provide billing, sales and service for cable television and new products.

   o Marketing and Advertising Sales: The concentration of a significant sized customer base in one cluster affords the Company enhanced benefits in both marketing and the sale of advertising. The Company utilizes the local market media (television, radio and print) to reach a wide audience in an efficient manner given the match of the Company's coverage area to the local media market.

                               The Exchange Offer

Securities Offered................  $150,000,000 aggregate principal amount of
                                    7-5/8% Senior Notes due 2008 which have been registered under the Securities Act (the "Senior Exchange Notes") and $150,000,000 aggregate principal amount of 8-1/4% Senior Subordinated Notes due 2008 which have been registered under the Securities Act (the "Senior Subordinated Exchange Notes", and together with the Senior Exchange Notes, the "Exchange Notes").

The Exchange Offer................  Upon the terms and subject to the conditions set forth in this Prospectus and the
                                    accompanying letters of transmittal (the
                                    "Letters of Transmittal"), the Company
                                    hereby offers to exchange (the "Exchange
                                    Offer") $1,000 principal amount of Senior
                                    Exchange Notes for each $1,000 principal
                                    amount of Old Senior Notes and $1,000
                                    principal amount of Senior Subordinated
                                    Exchange Notes for each $1,000 principal
                                    amount of Old Senior Subordinated Notes that
                                    are validly tendered and not withdrawn on or
                                    prior to the Expiration Date (as defined).
                                    Holders of Old Notes whose Old Notes are not
                                    tendered and accepted in the Exchange Offer
                                    will continue to hold such Old Notes and
                                    will be entitled to all
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                                       4

--------------------------------------------------------------------------------
                                    the rights and preferences and will be
                                    subject to the limitations applicable
                                    thereto under the Indentures governing the Old Notes and the Exchange Notes.



Resale............................  Based on interpretations by the staff of the
                                    Commission set forth in no-action letters issued to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                                    Act) without compliance with the
                                    registration and prospectus delivery
                                    requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with an arrangement with any person to participate in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m.,
                                    New York City time, on September 16, 1998, unless extended, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

Condition to the
Exchange Offer....................  The Exchange Offer is subject to certain customary conditions, which may be waived by
                                    the Company. See "The Exchange Offer --
                                    Conditions of the Exchange Offer." The
                                    Exchange Offer is not conditioned upon any
                                    minimum principal amount of Old Notes being
                                    tendered.
Procedures for
Tendering Old Notes...............  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and
                                    date the applicable Letter of Transmittal
                                    for such Old Note, or a facsimile thereof,
                                    in accordance with the instructions
                                    contained herein and therein, and mail or
                                    otherwise deliver such Letter of
                                    Transmittal, or facsimile thereof, together
                                    with such Old Notes and any other required
                                    documentation to
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                                        5

--------------------------------------------------------------------------------

                                    The Bank of New York, the Exchange Agent, at the address set forth herein and therein. By executing the Letters of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, that if such holder or other person is an affiliate of the Company, such holder or other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "The Exchange Offer -- Terms of the Exchange Offer -- Procedures for Tendering Old Notes" and "The Exchange Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures."


Special Procedures for
Beneficial Owners.................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer,
                                    commercial bank, trust company or other
                                    nominee and who wishes to tender such Old
                                    Notes in the Exchange Offer should contact
                                    such registered holder promptly and instruct
                                    such registered holder to tender on such
                                    beneficial owner's behalf. If such
                                    beneficial owner wishes to tender on his own
                                    behalf, such beneficial owner must, prior to
                                    completing and executing the applicable
                                    Letter of Transmittal and delivering his Old
                                    Notes, either make appropriate arrangements
                                    to register ownership of the Old Notes in
                                    such beneficial owner's name or obtain a
                                    properly completed bond power from the
                                    registered holder. The transfer of
                                    registered ownership may take considerable
                                    time and may not be able to be completed
                                    prior to the Expiration Date. See "The
                                    Exchange Offer -- Terms of the Exchange
                                    Offer -- Procedures for Tendering Old
                                    Notes."
Guaranteed Delivery
Procedures........................  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the applicable Letter of Transmittal or any other documents required by the applicable Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth herein under the caption "The Exchange Offer Terms of the Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
Delivery of Exchange Notes........  Subject to certain conditions (as described more fully in "The Exchange Offer --
                                    Conditions of the Exchange Offer"), the
                                    Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal Rights ................  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time
                                    prior to 5:00 p.m., New York City time, on
                                    the Expiration Date. See "The Exchange Offer
                                    Terms of the Exchange Offer -- Withdrawal
                                    of Tenders of Old Notes."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Certain Material Federal Income
Tax Considerations................  For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Old Notes, see "Certain Material Federal Income Tax Considerations."

Exchange Agent....................  The Bank of New York is the Exchange Agent.
                                    The address, telephone number and facsimile
                                    number of the Exchange Agent are set forth
                                    in "The Exchange Offer -- Exchange Agent."
Consequences of Failure to
Exchange Old Notes................  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

                                    The Notes

The Notes.........................  $150,000,000 principal amount of 7-5/8%
                                    Senior Notes due 2008 and $150,000,000
                                    principal amount of 8-1/4% Senior
                                    Subordinated Notes due 2008. The form and terms of the Senior Exchange Notes are identical in all material respects to the form and terms of the Old Senior Notes (except that the Senior Exchange Notes will be registered under the Securities Act) and, therefore, will be treated as a single class under the Senior Indenture (as defined) with any old Senior Notes that remain outstanding. The form and terms of the Senior Subordinated Exchange Notes are identical in all material respects to the form and terms of the Old Senior Subordinated Notes (except that the Senior Subordinated Exchange Notes will be registered under the Securities Act) and, therefore, will be treated as a single class under the Senior Subordinated Indenture (as defined) with any Old Senior Subordinated Notes that remain outstanding.

Maturity. ........................  The Notes will mature on February 15, 2008.

Interest Payment Dates............  Interest on the Notes is payable semiannually on each February 15 and August
                                    15, commencing August 15, 1998.

Optional Redemption...............  The Senior Notes will not be redeemable at the option of the Company prior to maturity.
                                    The Senior Subordinated Notes will be
                                    redeemable, in whole or in part, at the
                                    option of the Company on or after February
                                    15, 2003 at the redemption prices set forth herein plus accrued and unpaid interest (if any) to the redemption date.

Sinking Fund......................  None.

Change of Control.................  Upon a Change of Control Triggering Event,
                                    the Company will be required to make an
                                    offer to purchase the Notes at a purchase
                                    price equal to 101% of the principal amount
                                    thereof plus accrued and unpaid interest (if
                                    any) to the date of purchase. See
                                    "Description of Notes - Change of Control
                                    Offer."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Ranking ..........................  The Senior Notes will be general unsecured obligations of the Company, and will be in all respects pari passu in right of payment to all existing and future Senior Indebtedness of the Company. The Senior Subordinated Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, and will be in all respects pari passu in right of payment to all existing and future Senior Subordinated Indebtedness of the Company. In addition, all the operations of the Company are conducted through the Company's subsidiaries. Because the assets of the Company's subsidiaries constitute substantially all of the assets of the Company, and because those subsidiaries will not guarantee the payment of principal of or interest on the Notes, all indebtedness and liabilities of such subsidiaries will be effectively senior in right of payment to the Notes. At March 31, 1998, the total consolidated indebtedness of the Company was approximately $1,286.1 million, the total amount of Senior Indebtedness of the Company was approximately $844.1 million, the total amount of Senior Subordinated Indebtedness of the Company was approximately $442.0 million, and the total liabilities and indebtedness of the Company's subsidiaries (including trade payables and accrued liabilities), on an aggregate basis, was approximately $154.7 million. See "Risk Factors - Substantial Leverage," " Subordination; Holding Company Structure" and "Description of Notes."

Certain Covenants ................  The Indentures (as defined) for the Notes will contain limitations on, among other things, (a) the incurrence of additional indebtedness, (b) in the case of the Senior Subordinated Notes, the incurrence of indebtedness that is subordinate to Senior Indebtedness but senior to the Senior Subordinated Notes, and the incurrence of secured indebtedness that is not Senior Indebtedness, (c) in the case of the Senior Notes, the incurrence of certain liens, (d) the payment of dividends and other distributions with respect to the Capital Stock (as defined) of the Company and the purchase, redemption or retirement of Capital Stock of the Company, (e) transactions with Affiliates (as defined),
                                    (f) the designation of Restricted and
                                    Unrestricted Subsidiaries (as defined) and
                                    (g) certain consolidations, mergers and
                                    transfers of assets. During any period of time the ratings assigned to the Notes are Investment Grade Ratings (as defined), the covenants that contain restrictions on the activities described in clauses (a), (d) and
                                    (e) above will cease to be in effect. All of these limitations are subject to a number of important qualifications. See "Description of Notes - Certain Covenants."

Risk Factors......................  Investment in the Exchange Notes offered hereby involves a high degree of risk.
                                    Prospective purchasers of the Exchange Notes should consider all of the information contained or incorporated by reference in this Prospectus and, in particular, the factors set forth herein under "Risk Factors."

Use of Proceeds ..................  The Company will not receive any proceeds from this Exchange Offer, and no underwriter
                                    is being utilized in connection with the
                                    Exchange Offer. See "Use of Proceeds."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Summary Consolidated Financial And Operating Data
(Dollars In Thousands Except Per Customer Data)

         The summary consolidated financial data as of and for each of the five years in the period ended December 31, 1997 set forth below have been derived from the audited Consolidated Financial Statements of the Company. The summary consolidated financial data set forth below for and as of the end of the three-month period ended March 31, 1997 and 1998 have been derived from the unaudited Consolidated Financial Statements of the Company. These data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements for each of the three years in the period ended December 31, 1997 and the three-month periods ended March 31, 1997 and 1998 included elsewhere in this Prospectus. The statement of operations data with respect to the fiscal years ended December 31, 1993 and 1994 have been derived from audited consolidated financial statements of the Company not included herein. The pro forma summary financial data set forth below have been derived from the pro forma financial information included elsewhere in this Prospectus. See "Pro Forma Financial Information." The pro forma statement of operations data give effect to the Offering as if it had occurred as of January 1, 1997. The pro forma summary financial data do not purport to represent what Lenfest's results of operations would actually have been had the Offering occurred on such date or to project Lenfest's results of operations for any future period or date.


                                                        Year Ended December 31,                                   Pro Forma
                                                        (Dollars in thousands)                                    Year Ended
Statement of Operations Data*            1993           1994            1995            1996           1997        December
                                                                                                                   31, 1997
                                      -----------    -----------    -----------    -----------    -----------    -----------
Revenues                              $   205,326    $   226,185    $   254,225    $   381,810    $   447,390    $   447,390
Programming expenses                       44,033         49,267         55,322         82,804         93,088         93,088
Selling, general & administrative          46,527         50,269         55,262         82,688        105,470        105,470
Technical and other                        20,167         27,269         34,529         50,449         56,109         56,109
Depreciation and amortization              62,089         72,813         74,272        111,277        129,939        129,939
                                      -----------    -----------    -----------    -----------    -----------    -----------
    Operating income                       32,510         26,567         34,840         54,592         62,784         62,784
Interest expense                          (35,090)       (47,749)       (60,909)      (107,201)      (120,788)      (120,556)
Other income and expense (net)            (10,232)        (7,072)         4,245        (90,361)       (42,752)       (42,752)
                                      -----------    -----------    -----------    -----------    -----------    -----------
    Loss from continuing operations
    before income taxes                   (12,812)       (28,254)       (21,824)      (142,970)      (100,756)      (100,524)
Income tax benefit                          2,018         10,174         10,724         14,329         36,179         36,098
                                      -----------    -----------    -----------    -----------    -----------    -----------
Loss from continuing operations           (10,794)       (18,080)       (11,100)      (128,641)       (64,577)       (64,426)
Discontinued operations, net of            (1,073)          (819)          (395)           363         33,738         33,738
taxes
Extraordinary loss, net of taxes               --             --         (6,739)        (2,484)            --             --
                                      ===========    ===========    ===========    ===========    ===========    ===========
    Net loss                          $   (11,867)   $   (18,899)   $   (18,234)   $  (130,762)   $   (30,839)   $   (30,688)
                                      ===========    ===========    ===========    ===========    ===========    ===========

Deficiency of earnings
    available  to cover
    fixed charges (a)                 $     5,079    $    18,444    $    19,956    $   130,984    $   104,249    $   104,249
Balance Sheet Data*
    (end of period)
Total assets                          $   634,938    $   664,555    $   843,110    $ 1,221,788    $ 1,219,720
Total debt                                612,392        626,121        810,725      1,312,863      1,295,306
Stockholders' equity  (deficit)           (56,029)       (49,609)       (45,192)      (233,790)      (254,264)
Core Cable Television Operations (Restricted Group)
Financial Ratios and Other Data  (b)
Revenues                              $   197,630    $   212,800    $   232,155    $   354,561    $   413,792    $   413,792
Adjusted EBITDA  (c) (d) (e)              100,476        105,711        115,261        182,905        205,861
Adjusted EBITDA margin  (f)                  50.8%          49.7%          49.6%          51.6%          49.7%
Cash Flows from:
  Operating activities                $    62,531    $    60,057    $    71,911    $    74,801    $   114,017
  Investing activities                   (158,216)       (59,350)       (60,085)      (626,437)       (96,226)
  Financing activities                     91,467          1,392        146,832        403,632        (18,645)

Interest expense                           34,699         47,016         59,966        105,463        120,549    $   120,317
Capital expenditures  (g)                  41,658         42,162         40,168         51,703         87,510         87,510
Total debt                                609,159        616,657        807,535      1,309,735      1,293,579      1,298,179
Ratio of total debt to Adjusted EBITDA       6.06x          5.83x          7.01x          7.16x          6.28x
Monthly revenue per average
    basic customer                    $     32.05    $     31.44    $     32.97    $     34.25    $     35.18    $     35.18
Annual Adjusted EBITDA per average
    basic customer                         195.51         187.42         196.40         212.00         210.04
Annual capital expenditures per
    average basic customer  (g)             81.06          74.75          68.44          59.93          89.28          89.28


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                                                                        Pro Forma
                                                                                                       Three Months
                                                                       Three Months Ended                 Ended
                                                                            March 31,                 March 31, 1998
                                                                    ------------------------------------------------
                                                                    1997                1998
                                                                    ----                ----
                                                                           (unaudited)
 Statement of Operations Data*
 Revenues                                                      $   107,668         $   110,665         $   110,665
 Programming expenses                                               23,462              24,919              24,919
 Selling, general & administrative                                  22,391              22,719              22,719
 Technical and other                                                14,207              14,338              14,338
 Depreciation and amortization                                      32,125              36,656              36,656
                                                               -----------         -----------         -----------
     Operating income                                               15,483              12,033              12,033
 Interest expense                                                  (31,917)            (31,499)            (31,470)
 Other income and expense (net)                                      1,802              14,797              14,797
                                                               -----------         -----------         -----------
     Loss from continuing operations                               (14,632)             (4,669)             (4,640)
     before income taxes
 Income tax benefit                                                  4,271                 855                 845
                                                               -----------         -----------         -----------
 Loss from continuing operations                                   (10,361)             (3,814)             (3,795)
 Discontinued operations, net of taxes                                 900                  --                  --
 Extraordinary loss, net of taxes                                       --              (3,061)             (3,061)
                                                               -----------         -----------         -----------
     Net loss                                                  $    (9,461)        $    (6,875)        $    (6,856)
                                                               ===========         ===========         ===========

 Deficiency of earnings
     available to cover
     fixed charges (a)                                         $    12,884         $     2,331         $     2,331
 Balance Sheet Data*
     (end of period)
 Total assets                                                  $ 1,310,507         $ 1,209,368         $ 1,209,368
 Total debt                                                      1,380,069           1,286,145           1,286,145
 Stockholders' equity  (deficit)                                  (233,832)           (261,123)           (261,123)

 Core Cable Television Operations  (Restricted Group)
 Financial Ratios and Other Data  (b)
 Revenues                                                      $    99,977         $   103,457         $   103,457
 Adjusted EBITDA  (c) (d) (e)                                       50,635              52,356
 Adjusted EBITDA margin  (f)                                          50.6%               50.6%
 Cash flows from:
   Operating activities                                        $    31,336         $    26,629
   Investing activities                                           (103,488)             (8,915)
   Financing activities                                             59,578             (11,320)
 Interest expense                                                   31,804              31,499         $    31,470
 Capital expenditures  (g)                                          13,120              19,035              19,035
 Total debt                                                      1,369,961           1,284,437           1,284,437
 Ratio of total debt to Adjusted EBITDA                               6.76x               6.13x
 Monthly revenue per average basic customer                    $     34.41         $     34.63         $     34.63
 Annual Adjusted EBITDA per average basic customer                  209.15              210.28
 Annual capital expenditures per average basic customer (g)          54.19               76.45               76.45


--------------
*  Prior year data is restated to reflect continuing operations.

(a) For purposes of computing the deficiency of earnings available to cover fixed charges, earnings represents the sum of income from continuing operations before income taxes for the Company and its subsidiaries plus fixed charges, minority interest in the loss of consolidated subsidiaries, undistributed losses of equity method investments and distributed income of equity method investments; less undistributed income of equity method investments. Fixed charges represent interest paid or accrued on indebtedness of the Company and its subsidiaries, amortization of debt discount and deferred loan charges and one-third (the portion deemed representative of the interest factor) of rents. In 1995, the Company increased its ownership in Garden State Cablevision L.P. to 50% and, therefore, for 1995 and subsequent periods, the equity loss from Garden State Cablevision L.P. has not been added back for purposes of this calculation.

(b) The Core Cable Television Operations (Restricted Group) consists of all of the Company's wholly owned cable television subsidiaries. Financial ratios and other information are presented for the Restricted Group to facilitate the evaluation of the results of operations of those operating entities on which the Company relies to service all of its debt obligations.

(c) Adjusted EBITDA represents EBITDA (earnings before interest expense, income taxes, depreciation and amortization) adjusted to include cash distributions received from unconsolidated and unrestricted affiliates. Adjusted EBITDA corresponds to the definition of "EBIDTA" contained in the Company's publicly held debt securities, including, after the conclusion of the Exchange Offer, the Exchange Notes. Consequently, Adjusted EBITDA, Adjusted EBITDA margin, ratio of total debt to Adjusted EBITDA and annual Adjusted EBITDA per average basic customer are presented for the convenience of the holders of the Company's public debt securities, including the Exchange Notes offered hereby, and industry analysts. Adjusted EBITDA should not be considered by an investor as an alternative to net income (loss), as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity. Adjusted EBITDA and EBITDA are not measures under generally accepted accounting principles. (d) CAH, Inc. became a part of the restricted group in 1996. CAH, Inc. has not been included in the 1993-1995 presentation.

(e) Includes distributions received from unconsolidated and non core cable affiliates for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 of $1.5 million, $5.7 million, $5.3 million, $1.1 million and $1.1 million, respectively.

(f) Adjusted EBITDA margin measures Adjusted EBITDA as a percentage of revenues.

(g) Excludes the purchase price of acquisitions consummated during the period.

--------------------------------------------------------------------------------
                                       11

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the Exchange Notes offered hereby.

Substantial Leverage

         The Company has and will have a significant amount of leverage. At March 31, 1998, the Company's total consolidated indebtedness was approximately $1,286.1 million, with a stockholders' deficit of $261.1 million. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company may be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness may make it more vulnerable in the event of a downturn in its business. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. These changes in capitalization may significantly increase the leverage of the Company.

Net Losses/Deficiency of Earnings Available to Cover Fixed Charges

         The Company has experienced net losses for each of the five years in the five-year period ended December 31, 1997 and for the three-months ended March 31, 1998. For the year ended December 31, 1997 and for the three-months ended March 31, 1998, the Company's earnings were insufficient to cover its fixed charges by approximately $104.2 million and $2.3 million, respectively, and, in addition, after giving pro forma effect to the Offering and the application of the net proceeds thereof, as if the Offering had occurred on January 1, 1997, the Company's earnings would have been insufficient to cover its fixed charges by approximately $104.2 million and $2.3 million for the year ended December 31, 1997 and for the three-months ended March 31, 1998, respectively. If the Company were unable to meet its debt service obligations or working capital requirements, the Company would attempt to refinance its indebtedness or obtain new financing. In this regard, after giving effect to the Offering and the application of the net proceeds thereof approximately $1,129.2 million of the Company's total consolidated indebtedness cannot be repaid prior to maturity. There can be no assurance that the Company would be able to refinance its indebtedness in the future or that, if the Company were able to do so, the terms available would be favorable to the Company.

Subordination; Holding Company Structure

         The indebtedness evidenced by the Notes will constitute general unsecured obligations of the Company, and the payment of the principal of and premium (if any) and interest on the Senior Subordinated Notes will be subordinate in right of payment, as set forth in the Senior Subordinated Notes Indenture (as defined), to the prior payment in full of all Senior Indebtedness of the Company. At March 31, 1998, the Company's Senior Indebtedness was approximately $844.1 million. Although the Indentures contain limitations on the amount of additional indebtedness that the Company may incur, the amount of such indebtedness could be substantial under certain circumstances and, in certain cases, such indebtedness may be Senior Indebtedness. See "Description of Notes Certain Covenants - Limitation on Indebtedness." At March 31, 1998, the Company had approximately $300.0 million of borrowing availability under its then existing bank credit facility, and as of the date hereof, it had approximately $300.0 million of borrowing availability under the Bank Credit Facility (as defined).

         The operations of the Company are conducted through its subsidiaries. As a holding company, the Company has no operations and, therefore, is dependent on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the Notes when due. Because the Company's subsidiaries do not guarantee the payment of principal of or interest on the Notes, the claims of creditors of the Company's subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company. At March 31, 1998, the total liabilities of the Company's subsidiaries was approximately $154.7 million, including trade payables and accrued liabilities.

Regulation of the Cable Television Industry

         The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities and the FCC to order rate reductions and refunds of previously collected rates determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future. See "Legislation and Regulation."

         The Telecommunications Act of 1996 (the "1996 Act") materially altered federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amended the Communications Act of 1934 (the "Communications Act"), including the revision of certain of the customer rate provisions under the 1992 Cable Act. The 1996 Act imposes certain new requirements on operators of cable television systems, which may increase operating expenses for operators of cable television systems, including the Company, and may provide a competitive advantage to less regulated providers of video programming services.

         Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rulemakings being undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) are not yet effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company. See "Legislation and Regulation."

Competition

         The cable television systems owned by the Company compete with other communications and entertainment media as well as other means of video distribution, including Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). Currently, four DBS providers compete with the Company for multichannel video entertainment customers. In addition, some of the Regional Bell Telephone Companies (the "RBOCs") and other local telephone companies are in the process of entering the cable television business. The RBOCs have significant access to capital, and several have expressed their intention to enter the video-to-home business as an adjunct to their existing voice and data transmission businesses. In addition, the RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service. Most of the Company's cable television assets are located in the Bell Atlantic Corporation operating area.

         The 1996 Act repealed the prohibition on RBOCs and other local exchange companies ("LECs") from providing cable service directly to customers in their local telephone service areas. Thus, LECs may now acquire, construct and operate cable systems both inside and outside their service areas. The 1996 Act also authorizes LECs to operate quasi-common carrier "open video systems" without obtaining a local cable franchise.

         The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which such competition may effect the Company. See "Legislation and Regulation."

Future Capital Requirements

         As a result of existing and potential competition, cable television operators are expanding and upgrading their cable television plant to increase video channel capacity and to provide the capacity for the delivery of high speed Internet access over the cable television system. The Company has begun to upgrade its systems with broadband hybrid fiber/coaxial cable to accomplish these purposes. The Company currently estimates such upgrading will take approximately five years and expects to spend between $350 and $450 million over such period. Although the Company has taken steps to begin the upgrading process and anticipates that it will continue to upgrade portions of its systems over the next several years, there can be no assurance that the Company will be able to upgrade its cable television systems at a rate which will allow it to remain competitive with other competitors which either do not rely on cable into the home (e.g., MMDS and DBS) or have access to significantly greater amounts of capital and an existing communications network. In addition, the Company currently estimates that it will make additional capital expenditures of between $35.00 and $40.00 per customer per year for maintenance of its cable television plant, including plant extensions, and other fixed assets. Such capital expenditures are in addition to those expected to be incurred in connection with the upgrading of the Company's cable television systems described above. Furthermore, new services could require additional incremental capital expenditures, the amount of which will be dependent upon new service acceptance and the cost of technology at the time of subscription. The Company estimates the current cost of equipment per customer for high speed Internet access and digital services to be $400 each, including approximately $50 of labor cost. Although the Company believes it will be able to reduce some of the costs based on the prospects of retail availability of modems, there can be no assurance that the Company will be able to fund its planned capital expenditures. The Company's inability to upgrade its cable television systems or make its other planned capital expenditures could materially adversely affect the Company's business, operations, financial condition and competitive position.

Restrictions Imposed by the Terms of the Company's Debt Instruments

         The terms of the Company's debt instruments, including the terms of the Bank Credit Facility, the indentures governing the 8-3/8% Senior Notes (as defined) and the 10-1/2% Senior Subordinated Notes (as defined) and the Indentures, contain a number of significant covenants that, among other things, restrict the ability of the Company and its Restricted Subsidiaries to dispose of assets or merge, incur debt, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. In addition, the terms of the Bank Credit Facility contain among other covenants, requirements that the Company maintain specified financial ratios. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the Company's Senior Indebtedness. In the event of any such default, holders of such Senior Indebtedness could elect to declare all amounts outstanding thereunder, together with accrued interest and other fees, to be due and payable.

         If the indebtedness under the Bank Credit Facility or the indentures for the 8-3/8% Senior Notes, the 10-1/2% Senior Subordinated Notes or the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such other indebtedness and the Notes in full. See "- Subordination; Holding Company Structure," "Description of Other Debt Obligations" and "Description of Notes."

Investment in Australis Media Limited

         In November 1994, Mr. Lenfest and TCI International, Inc. jointly and severally guaranteed $67.0 million in program license obligations of the distributor of Australis' movie programming. As of March 31, 1998, the Company believes the guarantee under the license agreements was approximately $42.9 million. The Company has agreed to indemnify Mr. Lenfest against loss from such guaranty to the fullest extent permitted under the Company's debt obligations. Under the terms of the Bank Credit Facility, however, Mr. Lenfest's claims for indemnification are limited to $33.5 million. Effective March 6, 1997, as subsequently amended, Mr. Lenfest released the parent Company and its cable operating subsidiaries from their indemnity obligation until the last to occur of January 1, 1999 and the last day of any fiscal quarter during which the Company could incur the indemnity obligation without violating the terms of the Bank Credit Facility. Certain of the Company's non-cable subsidiaries have agreed to indemnify Mr. Lenfest for his obligations under the guarantee. As a result, the Company will remain indirectly liable under the non-cable subsidiaries' indemnity.

Concentration of Control in Single Stockholder

         As a result of the stock ownership of the Company by H.F. Lenfest, proxies (irrevocable until March 30, 2000) granted to him by certain stockholders, an agreement between Mr. Lenfest and LMC Lenfest, Inc., a wholly-owned subsidiary of TCI and the owner of 50% of the outstanding common stock of the Company, and the amended and restated Articles of Incorporation of the Company, Mr. Lenfest has the right to designate a majority of the Board of Directors of the Company until January 1, 2002. During such period, vacancies in respect of directors designated by Mr. Lenfest shall be filled by designees of Mr. Lenfest or, in the event of Mr. Lenfest's death, of The Lenfest Foundation. Thereafter, certain members of the Lenfest family and The Lenfest Foundation (collectively, the "Lenfest Family") acting together and LMC Lenfest, Inc. will have the right to appoint an equal number of members of the Company's Board of Directors. This right will continue for so long as any member of the Lenfest Family owns any stock in the Company. By virtue of this agreement, Mr. Lenfest effectively is able to direct and control certain fundamental policy and management decisions of the Company and its subsidiaries.

Loss of Favorable Programming Supply

         Through an agreement with Satellite Services, Inc. (a wholly owned subsidiary of TCI), the Company is able to purchase most of its programming services at rates closely approximating those paid by TCI. The cable television operator in which the Company has a 50% ownership interest (Garden State Cablevision L.P.) and the three cable television operators in which the Company has a minority ownership interest (Susquehanna Cable Co., Raystay Co. and Clearview Partners) also obtain their programming pursuant to this agreement. In addition, pursuant to an agreement between the Company and TCI, TCI must provide the programming services available to TCI to the Company at rates closely approximating those paid by TCI. As management believes that the rates at which it purchases programming from Satellite Services, Inc. (and the rates at which the Company could purchase programming from TCI) are significantly less than the Company could obtain independently, loss of access to programming at such favorable rates could materially adversely affect the financial position or results of operations of the Company.

Litigation

         The Company and several other entities and individuals, including H.F. Lenfest, have been sued in the Federal Court of Australia, New South Wales District Registry, by Mr. Albert Hadid, who seeks monetary damage of approximately U.S. $467 million. The trial began on February 2, 1998, and is expected to last until sometime in the third quarter of 1998. Although the Company believes Mr. Hadid's allegations are without merit and is defending the action vigorously, there can be no assurances that the Company will be successful. If Mr. Hadid were successful in his suit and the court awarded Mr. Hadid monetary damages substantially approximating his claimed damages, the Company would assert certain cross-claims available to it against certain of the other defendants, excluding Mr. Lenfest. There can be no assurance, however, that the cross-claims would be successful or that the other defendants would have sufficient funds to pay all or any portion of the damages awarded. There can also be no assurances that the Company will have sufficient funds to satisfy a judgment in favor of Mr. Hadid. For further information about this and other legal proceedings involving the Company and its executive officers, see "Business - Legal Proceedings".

         On December 6, 1995, the Commission sued H.F. Lenfest and Marguerite Lenfest (a director of the Company until December, 1997, the Treasurer of the Company until April 1998 and a current employee of Suburban) in the United States District Court for the Eastern District of Pennsylvania (the "SEC Matter"). The Commission alleges that, in October 1993, Mr. Lenfest, while in possession of non-public information, recommended to one of his sons that the son purchase TCI stock and that Marguerite Lenfest purchased 5,000 shares of TCI stock in October 1993 on the basis of information she misappropriated from her husband. H.F. and Marguerite Lenfest have categorically denied that they engaged in any improper conduct and are defending this action vigorously. The Company has agreed to pay the legal expenses of H.F. and Marguerite Lenfest related to this action and has paid $672,650 of such fees through March 31, 1998. H.F. Lenfest and Marguerite Lenfest have agreed to repay such expenses if it is subsequently determined that the Company is not permitted to make such payments under Delaware corporate law. This matter is expected to go to trial in October 1998.

Absence of Active Trading Market

         The Exchange Notes are a new issue of securities for which there is currently no active trading market. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial Exchange Offer price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition of the Company. The Company does not intend to apply for a listing or quotation of the Exchange Notes on any securities exchange or stock market. No assurance can be given as to the liquidity of the trading market for the Exchange Notes.

Rapid Technological Changes

         The cable industry is subject to rapid and significant changes in technology. While the Company believes that many of its operating companies have in place, or are in the process of installing or rebuilding, broadband networks designed to be sufficiently flexible to permit the delivery of a variety of existing television and telephony services to its customers and advanced, interactive and integrated entertainment, telecommunications and information services as they become available in the future, the effect of any future technological changes on the viability or competitiveness of the Company's cable operating companies cannot be predicted.

Dependence on Key Personnel

         The success of the Company and its growth strategy depends in large part on the Company's ability to attract and retain key management, marketing and operations personnel. Currently, the Company's businesses are managed by a small number of management and operating personnel. There can be no assurance that the Company will attract and retain the qualified personnel needed to manage, operate and further develop its business. In addition, the loss of the services of any one or more members of the company's senior management team could have a material adverse effect on the Company.

Impact of the Year 2000 Issue

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Certain of the Company's and supporting vendors' computer programs that have date-sensitive software may recognize the date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, an inability to process transactions, send invoices or engage in similar normal business activities. The Company is in the process of identifying which systems, if any, will require modification or replacement so that they will properly recognize dates beyond December 31, 1999. In addition, the Company has retained a consultant to review its systems, to identify which systems are in need of remediation and to prepare a remediation report. In addition, the Company is in the process of determining whether the systems of other companies on whose services the Company depends or with whom the Company's systems interface are Year 2000 compliant. Failure of the Company's systems or the systems of such third parties to be Year 2000 compliant could have a material adverse effect on the Company. The Company expects to have received the consultant's report and to have identified all systems in need of remediation not later than September 30, 1998. As it identifies systems in need of remediation, the Company will develop and implement appropriate remediation measures. The Company expects to complete the remediation processes for its Core Cable Television Operations not later than June 30, 1999 and for the balance of its operations not later than September 30, 1999. However, there can be no guarantee that the systems of other companies on which the Company relies will be converted on a timely basis, or that a failure to convert by another company would not have a material adverse effect on the Company.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the Exchange Offer, and no underwriter is being utilized in connection with the Exchange Offer.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization and cash and cash equivalents of the Company at March 31, 1998 on a historic basis. The Company will receive no proceeds from the Exchange Offer.
                                                               March 31, 1998
                                                          (dollars in thousands)


Cash and Cash Equivalents .................................    $    22,017
                                                               ===========
Total Debt
Bank credit facility(a)....................................    $      --
11.84% Senior Notes due 1998(b)............................          1,470
8-3/8% Senior Notes due 2005, net of discount..............        687,374
7-5/8%  Senior Notes due 2008, net of discount ............        148,258
Obligations under capital leases ..........................          6,987
10-1/2% Senior Subordinated Notes due 2006, net of discount        293,897
8-1/4% Senior Subordinated Notes due 2008, net of discount         148,159
                                                               ===========
       Total debt .........................................      1,286,145

Stockholders' Equity  (Deficit)
Common stock ..............................................              2
Additional paid-in capital ................................         50,747
Accumulated other comprehensive income, net ...............            515
Accumulated deficit .......................................       (312,387)
                                                               -----------

      Total stockholders' equity  (deficit) ...............       (261,123)
                                                               ===========
            Total capitalization ..........................    $ 1,025,022
                                                               ===========

--------------

(a) The Company's then existing bank credit facility was amended and restated pursuant to the Bank Credit Facility on August 4, 1998. As of the date hereof, the Company has not borrowed any funds under the Bank Credit Facility.

(b) Does not reflect a final mandatory principal payment made on May 15, 1998 of $1.47 million on the 11.84% Senior Notes.

                         PRO FORMA FINANCIAL INFORMATION

            Pro Forma Condensed Consolidated Statement of Operations
                    For the Three Months Ended March 31, 1998
                             (dollars in thousands)

                                                            Historical               Pro Forma
                                                            Lenfest (a)             Adjustments
                                                  Restricted       Unrestricted     Offering (b)      Pro Forma
                                                  ----------       ------------     ------------      ---------
Revenues...................................       $ 103,457        $   7,208        $    --          $ 110,665

Programming expenses ......................          24,919             --               --             24,919

Selling, general & administrative .........          16,527            6,192             --             22,719

Technical and other .......................          10,779            3,559             --             14,338

Depreciation and amortization .............          35,675              981             --             36,656
                                                  ---------        ---------        ---------        ---------

   Total operating expenses ...............          87,900           10,732             --             98,632
                                                  ---------        ---------        ---------        ---------

   Operating income (loss) ................          15,557           (3,524)            --             12,033

Interest expense ..........................         (31,499)            --                 29          (31,470)

Other income (expense) (net) ..............           4,090           10,707             --             14,797
                                                  ---------        ---------        ---------        ---------

   Income (loss) before income taxes ......         (11,852)           7,183               29           (4,640)

Income tax benefit (expense) (net) ........           1,905           (1,050)             (10)             845
                                                  ---------        ---------        ---------        ---------

   Income (loss) before extraordinary loss           (9,947)           6,133               19           (3,795)

Extraordinary loss, net of taxes ..........          (3,061)            --               --             (3,061)
                                                  ---------        ---------        ---------        ---------
   Net income (loss) ......................       $ (13,008)       $   6,133        $      19        $  (6,856)
                                                  =========        =========        =========        =========



See notes to pro forma financial information.

            Pro Forma Condensed Consolidated Statement of Operations
                      For the Year Ended December 31, 1997
                             (dollars in thousands)



                                                          Historical                 Pro Forma
                                                           Lenfest (a)              Adjustments
                                                  Restricted      Unrestricted      Offering (b)      Pro Forma
                                                  ----------      ------------      ------------      ---------
Revenues...................................       $ 413,792        $  33,598                         $ 447,390

Programming expenses ......................          93,088             --                              93,088

Selling, general & administrative .........          86,382           19,088                           105,470

Technical and other .......................          33,772           22,337                            56,109

Depreciation and amortization .............         124,973            4,966                           129,939
                                                  ---------        ---------        ---------        ---------

   Total operating expenses ...............         338,215           46,391             --            384,606
                                                  ---------        ---------        ---------        ---------

   Operating income (loss) ................          75,577          (12,793)            --             62,784

Interest expense ..........................        (120,549)            (239)             232         (120,556)

Other income (expense) (net) ..............           2,731          (45,483)                          (42,752)
                                                  ---------        ---------        ---------        ---------

   (Loss) from continuing operations
      before income taxes .................         (42,241)         (58,515)             232         (100,524)

Income tax benefit (net) ..................          12,308           23,871              (81)          36,098
                                                  ---------        ---------        ---------        ---------

   (Loss) from continuing operations ......       $ (29,933)       $ (34,644)       $     151        $ (64,426)
                                                  =========        =========        =========        =========





See notes to pro forma financial information.

                    Notes to Pro Forma Financial Information
                             (dollars in thousands)

(a) The historical financial statements of Lenfest have been segregated between the Restricted Group and Unrestricted Subsidiaries. The Restricted Group consists of all wholly owned cable television subsidiaries of the Company as of March 31, 1998. The Unrestricted Subsidiaries consist of all other consolidated subsidiaries of the Company. Substantially all of Lenfest's investments in unconsolidated subsidiaries, including Garden State Cablevision L.P., are held by Unrestricted Subsidiaries.

(b) The pro forma adjustments to the Pro Forma Condensed Consolidated Statement of Operations for the Offering are as follows:

                                                                       Year Ended       Three Months Ended
                                                                  December 31, 1997         March 31, 1998

         Interest expense:
         Decrease in interest expense..................................   $  232               $ 29

         Income tax benefit (expense) (net)
         Decrease in deferred tax asset................................   $   81               $ 10

         Debt issuance costs of the Notes are treated as a discount and are amortized using the interest method. The difference between interest on the Notes and interest included in the historical financial statements for the debt that has been repaid is presented as a pro forma adjustment.

         The pro forma adjustment to income tax benefit reflects the income tax effect of the Offering.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
(dollars in thousands except per customer data)

Summary Consolidated Financial And Operating Data
(Dollars In Thousands Except Per Customer Data)

         The summary consolidated financial data as of and for each of the five years in the period ended December 31, 1997 set forth below have been derived from the audited Consolidated Financial Statements of the Company. The summary consolidated financial data set forth below for and as of the end of the three-month period ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company. These data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements for each of the three years in the period ended December 31, 1997 and the three-month periods ended March 31, 1997 and 1998 included elsewhere in this Prospectus. The statement of operations data with respect to the fiscal years ended December 31, 1993 and 1994 have been derived from audited consolidated financial statements of the Company not included herein.


                                                                             Year Ended December 31,
                                            --------------------------------------------------------------------------------------
                                                                              (Dollars in thousands)
Statement of Operations Data*                  1993               1994                1995              1996                1997
                                            -----------        -----------        -----------        -----------        -----------

Revenues                                    $   205,326        $   226,185        $   254,225        $   381,810        $   447,390
Programming expenses                             44,033             49,267             55,322             82,804             93,088
Selling, general & administrative                46,527             50,269             55,262             82,688            105,470
Technical and other                              20,167             27,269             34,529             50,449             56,109
Depreciation and amortization                    62,089             72,813             74,272            111,277            129,939
                                            -----------        -----------        -----------        -----------        -----------
    Operating income                             32,510             26,567             34,840             54,592             62,784
Interest expense                                (35,090)           (47,749)           (60,909)          (107,201)          (120,788)
Other income and expense (net)                  (10,232)            (7,072)             4,245            (90,361)           (42,752)
                                            -----------        -----------        -----------        -----------        -----------
    Loss from continuing operations
    before income taxes                         (12,812)           (28,254)           (21,824)          (142,970)          (100,756)
Income tax benefit                                2,018             10,174             10,724             14,329             36,179
                                            -----------        -----------        -----------        -----------        -----------
Loss from continuing operations                 (10,794)           (18,080)           (11,100)          (128,641)           (64,577)
Discontinued operations, net of taxes            (1,073)              (819)              (395)               363             33,738
Extraordinary loss, net of taxes                   --                 --               (6,739)            (2,484)              --
                                            -----------        -----------        -----------        -----------        -----------
    Net loss                                $   (11,867)       $   (18,899)       $   (18,234)       $  (130,762)       $   (30,839)
                                            ===========        ===========        ===========        ===========        ===========

Deficiency of earnings
    available to cover
    fixed charges (a)                       $     5,079        $    18,444        $    19,956        $   130,984        $   104,249

Balance Sheet Data*
    (end of period)
Total assets                                $   634,938        $   664,555        $   843,110        $ 1,221,788        $ 1,219,720
Total debt                                      612,392            626,121            810,725          1,312,863          1,295,306
Stockholders' equity  (deficit)                 (56,029)           (49,609)           (45,192)          (233,790)          (254,264)

Core Cable Television Operations (Restricted Group)
Financial Ratios and Other Data  (b)
Revenues                                    $   197,630        $   212,800        $   232,155        $   354,561        $   413,792
Adjusted EBITDA  (c) (d) (e)                    100,476            105,711            115,261            182,905            205,861
Adjusted EBITDA margin  (f)                        50.8%              49.7%              49.6%              51.6%              49.7%
Cash flows from:
  Operating activities                      $    62,531        $    60,057        $    71,911        $    74,801        $   114,017
  Investing activities                         (158,216)           (59,350)           (60,085)          (626,437)           (96,226)
  Financing activities                           91,467              1,392            146,832            403,632            (18,645)
Interest expense                                 34,699             47,016             59,966            105,463            120,549
Capital expenditures  (g)                        41,658             42,162             40,168             51,703             87,510
Total debt                                      609,159            616,657            807,535          1,309,735          1,293,579
Ratio of total debt to Adjusted EBITDA             6.06x              5.83x              7.01x              7.16x              6.28x
Monthly revenue per average
    basic customer                          $     32.05        $     31.44        $     32.97        $     34.25        $     35.18
Annual Adjusted EBITDA per average
    basic customer                               195.51             187.42             196.40             212.00             210.04
Annual capital expenditures per
    average basic customer  (g)                   81.06              74.75              68.44              59.93              89.28



                                                           Three Months Ended
                                                                March 31,
                                                  ---------------------------------
                                                       1997               1998
                                                  ------------         ------------
                                                              (unaudited)
Statement of Operations Data*
Revenues                                           $   107,668         $   110,665
Programming expenses                                    23,462              24,919
Selling, general & administrative                       22,391              22,719
Technical and other                                     14,207              14,338
Depreciation and amortization                           32,125              36,656
                                                   -----------         -----------
    Operating income                                    15,483              12,033
Interest expense                                       (31,917)            (31,499)
Other income and expense (net)                           1,802              14,797
                                                   -----------         -----------
    Loss from continuing operations                    (14,632)             (4,669)
    before income taxes
Income tax benefit                                       4,271                 855
                                                   -----------         -----------
Loss from continuing operations                        (10,361)             (3,814)
Discontinued operations, net of taxes                      900                --
Extraordinary loss, net of taxes                          --                (3,061)
                                                   -----------         -----------
    Net loss                                       $    (9,461)        $    (6,875)
                                                   ===========         ===========

Deficiency of earnings
    available to cover
    fixed charges (a)                              $    12,884         $     2,331

Balance Sheet Data*  (end of period)
Total assets                                       $ 1,310,507         $ 1,209,368
Total debt                                           1,380,069           1,286,145
Stockholders' equity  (deficit)                       (233,832)           (261,123)

Core Cable Television Operations
(Restricted Group)
Financial Ratios and Other Data  (b)
Revenues                                           $    99,977         $   103,457
Adjusted EBITDA  (c) (d) (e)                            50,635              52,356
Adjusted EBITDA margin  (f)                               50.6%               50.6%
Cash flows from:
   Operating activities                            $    31,336         $    26,629
   Investing activities                               (103,488)             (8,915)
   Financing activities                                 59,578             (11,320)
Interest expense                                        31,804              31,499
Capital expenditures  (g)                               13,120              19,035
Total debt                                           1,369,961           1,284,437
Ratio of total debt to Adjusted EBITDA                    6.76x               6.13x
Monthly revenue per average basic customer         $     34.41         $     34.63

Annual Adjusted EBITDA per average basic customer       209.15              210.28
Annual capital expenditures per average                  54.19               76.45
       basic customer  (g)



-----------------
*    Prior year data is restated to reflect continuing operations.

(a) For purposes of computing the deficiency of earnings available to cover fixed charges, earnings represents the sum of income from continuing operations before income taxes for the Company and its subsidiaries plus fixed charges, minority interest in the loss of consolidated subsidiaries, undistributed losses of equity method investments and distributed income of equity method investments; less undistributed income of equity method investments. Fixed charges represent interest paid or accrued on indebtedness of the Company and its subsidiaries, amortization of debt discount and deferred loan charges and one-third (the portion deemed representative of the interest factor) of rents. In 1995, the Company increased its ownership in Garden State Cablevision L.P. to 50% and, therefore, for 1995 and subsequent periods, the equity loss from Garden State Cablevision L.P. has not been added back for purposes of this calculation.

(b) The Core Cable Television Operations (Restricted Group) consists of all of the Company's wholly owned cable television subsidiaries. Financial ratios and other information are presented for the Restricted Group to facilitate the evaluation of the results of operations of those operating entities on which the Company relies to service all of its debt obligations.

(c) Adjusted EBITDA represents EBITDA (earnings before interest expense, income taxes, depreciation and amortization) adjusted to include cash distributions received from unconsolidated and unrestricted affiliates. Adjusted EBITDA corresponds to the definition of "EBITDA" contained in the Company's publicly held debt securities, including, after the conclusion of the Exchange Offer, the Exchange Notes. Consequently, Adjusted EBITDA, Adjusted EBITDA margin, ratio of total debt to Adjusted EBITDA and annual Adjusted EBITDA per average basic customer are presented for the convenience of the holders of the Company's public debt securities, including the Exchange Notes offered hereby, and industry analysts. Adjusted EBITDA should not be considered by an investor as an alternative to net income (loss), as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity. Adjusted EBITDA and EBITDA are not measures under generally accepted accounting principles.

(d) CAH, Inc. became a part of the restricted group in 1996. CAH, Inc. has not been included in the 1993-1995 presentation.

(e) Includes distributions received from unconsolidated and non core cable affiliates for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 of $1.5 million, $5.7 million, $5.3 million, $1.1 million and $1.1 million, respectively.

(f) Adjusted EBITDA margin measures Adjusted EBITDA as a percentage of revenues.

(g)  Excludes the purchase price of acquisitions consummated during the period.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
General

         Substantially all of the Company's revenues are earned from customer fees for cable television programming services, the sale of advertising, commissions for products sold through home shopping networks and ancillary services (such as rental of converters and remote control devices and installations). Federal law and regulations, including the regulation of certain aspects of the cable television industry, have affected adversely the Company's ability to increase or restructure its rates for certain services. These regulations are intended to limit future rate increases. See "Legislation and Regulation."

         The Company has generated increases in revenues and Adjusted EBITDA for each of the past three fiscal years primarily through acquisitions and, to a lesser extent, through internal customer growth, increases in monthly revenue per customer and, growth in advertising and home shopping revenues. As used herein, Adjusted EBITDA represents EBITDA (earnings before interest expense, income taxes, depreciation and amortization) adjusted to include cash distributions received from unconsolidated and unrestricted affiliates. Adjusted EBITDA corresponds to the definition of "EBITDA" contained in the Company's publicly held debt securities, including, after the conclusion of the Exchange Offer, the Exchange Notes. Consequently, Adjusted EBITDA and Adjusted EBITDA margin are presented for the convenience of the holders of the Company's public debt securities, including the Exchange Notes offered hereby, and industry analysts. EBITDA should not be considered as an alternative to net income, as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity. Adjusted EBITDA and EBITDA are not measures under generally accepted accounting principles.

Results of Operations

Three Months Ended March 31, 1998 Compared with Three Months Ended March
31, 1997

Consolidated Results

         Revenues increased $3.0 million, or 2.8%, to $110.7 million for the quarter ended March 31, 1998 as compared to the corresponding 1997 period. The increase was primarily due to strong internal customer growth and the full effect of the rate increases implemented during 1997 associated with the Company's Core Cable Television Operations.

         Beginning with the quarter ended March 31, 1998, the Company changed its treatment of franchise fees. Historically, the franchise fees were not separately itemized on the customer's bill, because prior to 1998 the Company used several different billing systems each of which limited the number of lines of text that could be printed on a bill. As a consequence, there was no room for a separate listing of franchise fees included in the total amount due. Such fees were considered part of the monthly charge for basic services and equipment and, therefore, were treated as an item of revenue and an item of expense. The 1992 Cable Act encouraged cable television operators to state separately each charge on a customer's bill and permitted such separately stated charges to be passed through directly to the customers. Effective January 1, 1998, all of the Company's cable television systems were using a new, single billing system in connection with its efforts to consolidate its Core Cable Television Operations. The new billing system permits the printing of increased number of lines of text, and the Company began listing the franchise fee separately. Consequently, beginning with the quarter ended March 31, 1998, the Company determined that franchise fees collected would no longer be included in revenue or as an item of expense since the Company merely collects and remits to the appropriate franchising authorities the franchise fees. The Company believes that its current method of accounting for the franchise fees is consistent with the financial statement presentation utilized in the cable television industry. For the period ended March 31, 1998, the changed treatment of franchise fees had the effect of reducing revenue by $2.0 million. Had the Company used the methodology in effect for the corresponding 1997 period, the increase in revenue for the quarter ended March 31, 1998 would have been approximately $5.0 million, a 4.8% increase from the corresponding 1997 period.

         Service Expenses increased 23.1% to $10.8 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. The increase was primarily due to costs associated with the Company's Core Cable Television Operations.

         Programming Expenses increased 6.2% to $24.9 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. The increase was due to increases in programming costs associated with the Company's Core Cable Television Operations.

         Selling, General and Administrative Expense increased $0.3 million, or 1.5%, to $22.7 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. These expenses are associated with salaries, facility, and marketing costs. The increase was primarily due to legal fees incurred in connection with the Australis Media, Ltd. litigation. See "Legal Proceedings". As a result of the changed treatment of accounting for franchise fees, selling, general and administrative expense for the quarter ended March 31, 1998 was reduced by $2 million, the amount of franchise fees collected and paid in the quarter. Had the Company used the current methodology in the corresponding 1997 period, the increase in selling, general and administrative expense for the quarter ended March 31, 1998 would have been approximately $2.3 million, a 10.4% increase over the corresponding 1997 period.

         Direct Costs Non-Cable decreased 34.7% to $3.6 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. The decrease was primarily due to the elimination of certain activities conducted by the Company's Non-Cable Operations.

         Depreciation and Amortization Expense increased 14.1% to $36.7 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period primarily as a result of additional capital expenditures associated with the Company's Core Cable Television Operations.

         Adjusted EBITDA increased 3.7% to $49.8 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. The Adjusted EBITDA margin increased to 45.0% in the 1998 period compared to 44.6% for 1997 period. These increases were primarily related to the Company's Core Cable Television Operations.

         Interest Expense decreased 1.3% to $31.5 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. The decrease was primarily due to lower interest rates on outstanding borrowings and lower average outstanding indebtedness.

         Loss from continuing operations before income tax decreased 68.1% to $4.7 million. The decrease was attributable to a gain of $11.5 million realized on the exchange of a partnership interest.

         The Company has not established a valuation allowance for the net operating losses, because it believes that all of the Company's net operating losses will be utilized before they expire. The net operating losses begin to expire in the year 2000 and will fully expire in 2012. The Company believes the net operating losses should start to be used in the year 2000 and should be fully utilized before they expire. The Company believes that commencing in 2000 it will begin generating taxable income as a result of increased revenues, the anticipated elections of slower tax depreciation methods and anticipated declines in amortization deductions. See Note 18 of the Company's Consolidated Financial Statements for the minimum amounts of taxable income required each year for the Company to fully utilize its net operating losses for such year until such losses expire.

Core Cable Television Operations

         Revenues increased 3.5% to $103.5 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. Revenues for basic and CPS tiers, customer equipment, and installation ("regulated services") increased
11.2 % or $8.1 million compared to the corresponding 1997 period. This increase was primarily attributable to strong internal customer growth of approximately 3.3% over the prior year period and the realization of the full effect of rate increases implemented over the course of 1997. Non-regulated service revenue decreased 16.6% or $3.5 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. This decrease was primarily a result of the discontinuation of the Prism regional sports network service which occurred as of October 1, 1997. Other revenue decreased 16.0% or $1.1 million compared to the corresponding 1997 period. The decrease was primarily a result of the Company changing its methodology of recording franchise fee revenues and expenses as described above.

         Service Expenses increased 23.1% to $10.8 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. These expenses are related to technical salaries and general operating expenses. The increase was primarily associated with customer installation, plant maintenance costs and the continuing expense related to the consolidation efforts of the Company.

         Programming Expenses increased 6.2% to $24.9 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. The programming expense increase was primarily due to increased network programming costs and increased number of customers associated with the basic and CPS tier services.

         Selling, General and Administrative Expense decreased 9.2% to $16.5 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. These expenses are associated with salaries, facility, and marketing costs. The decrease was primarily a result of the Company changing its methodology of recording franchise fee revenues and expenses as described above.

         Depreciation and Amortization Expense increased 15.2% to $35.7 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. This increase was primarily due to increased capital expenditures.

         Adjusted EBITDA increased 3.4% to $52.4 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. The increase was primarily attributable to strong internal customer growth of approximately 3.3% and the realization of the full effect of the rate increases implemented during 1997. The Adjusted EBITDA margin was 50.6% in both 1998 and 1997.

Non-Cable Investments

Radius Communications

         Revenues, prior to payment of affiliate fees, increased 20.8% to $6.4 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period.

         Operating Expenses increased 9.0% to $5.7 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. The increase was primarily due to increased selling expenses. Affiliate fees increased 2.2% to $2.5 million of which $1.4 million was paid to the Company. Affiliate fees paid to the Company are eliminated in consolidation.

         Adjusted EBITDA was $0.7 million for the quarter ended March 31, 1998 compared to $0.1 million for the corresponding 1997 period.

         Depreciation and Amortization Expense increased by 17.5% to $0.5 million for the quarter ended March 31, 1998 compared to the corresponding 1997 period. The increase was primarily due to the continued deployment of digital advertising insertion equipment used for operations and expansion of sales offices.

         Operating Income was $0.3 million for the quarter ended March 31, 1998 compared to an Operating Loss of $0.4 million for the corresponding 1997 period.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

Consolidated Results

         Revenues for the company increased 17.2% to $447.4 million as compared to 1996, primarily as a result of the Company's Core Cable Television Operations. The TCI Exchange, the Sammons Acquisition, the Salem Acquisition, the Shore Acquisition, and the Turnersville Acquisition, which are described in
Note 5 to the financial statements included herein (collectively, the "Acquisitions"), accounted for approximately $40.2 million or 61.3% of the increase.

         Service and Programming Expenses increased 12.0% to $149.2 million for the year ended December 31, 1997 compared to the prior year. These expenses are related to technical salaries, general operating, and network programming costs. The service and programming increase was primarily due to increased costs associated with the Core Cable Television Operations.

         Selling, General, and Administrative Expense increased 27.6% to $105.5 million for the year ended December 31, 1997 compared to the prior year. These expenses are associated with office salaries, facility, and marketing costs. This increase was primarily due to administrative expenses associated with the Core Cable Television Operations.

         Depreciation and Amortization Expense increased 16.8% to $129.9 million for the year ended December 31, 1997 compared to the prior year. This increase was primarily due to the Acquisitions and additional capital expenditures associated with the Core Cable Television Operations.

         Adjusted EBITDA increased 15.2% to $196.2 million for the year ended December 31, 1997 compared to the prior year. The increase was primarily due to the Core Cable Television Operations. The Adjusted EBITDA margin decreased to 43.9% in 1997 compared to 44.6% for 1996. This decrease was primarily caused by one time costs associated with the consolidation effort related to the Core Cable Television Operations.

         Interest Expense increased 12.7% to $120.8 million for the year ended December 31, 1997 compared to the prior year. The increase was primarily due to higher average outstanding indebtedness related to the Acquisitions.

         Loss from continuing operations before income tax decreased 29.5% to $100.8 million. The decrease was attributable to a loss associated with the write-down of the balance of the Company's investment in Australis. The 1997 write-down of the Company's investment in Australis was $44.6 million compared to an $86.4 million write-down of the investment in the prior year. At December 31, 1997, the Australis securities were no longer listed on Australian Stock Exchange and were considered to be worthless. On May 5, 1998, the Trustee for the holders of Australis' bond indebtedness appointed receivers in order to wind up the affairs of Australis. Subsequent thereto, Australis' assets have been liquidated and it has ceased to conduct business. The Company does not expect this investment to have a material impact on future operations.


Core Cable Television Operations

         Revenues increased 16.7% to $413.8 million for the year ended December 31, 1997 compared to the prior year. Revenues for basic and CPS tiers and customer equipment and installation, ("regulated services") increased 24.3 % or $60.4 million compared to the prior year. This increase was primarily attributable to the realization of the full effect of the Acquisitions, strong internal customer growth of approximately 2.9%, and rate increases occurring predominately in the second and fourth quarters. Non-regulated service revenue decreased 7.1% or $6.0 million for the year ended December 31, 1997 compared to the prior year. This decrease was primarily as a result of the regional sports network, Prism, ceasing operations on September 30, 1997. On October 1, 1997, the Company added the new regional sports network, Comcast SportsNet to the regulated CPS tier. Advertising, home shopping, and non-recurring revenue increased 22.3% or $4.8 million for the year ended December 31, 1997 compared to the prior year. This increase was primarily attributable to the Acquisitions and internal customer growth.

         Service and Programming Expenses increased 13.2% to $126.9 million for the year ended December 31, 1997 compared to the prior year. These expenses are related to technical salaries, general operating costs, and programming costs. The technical service increase was primarily due to increased costs associated with the consolidation efforts of the Company which included integrating the Acquisitions. The programming expense increase was primarily due to the Acquisitions and increased customer costs associated with the basic and CPS tier services.

         Selling, General and Administrative Expense increased 32.5% to $86.4 million for the year ended December 31, 1997 compared to the prior year. These expenses are associated with office salaries, facility, and marketing costs. This increase was primarily due to the Acquisitions and expenses associated with the consolidation efforts of the Company which included migrating customer service to the new Call Center.

         Depreciation and Amortization Expense increased 16.7% to $125.0 million for the year ended December 31, 1997 compared to the prior year. This increase was primarily due to the Acquisitions as well as additional capital expenditures.

         Adjusted EBITDA increased 12.6% to $205.9 million for the year ended December 31, 1997 compared to the prior year. The increase was primarily associated with the Acquisitions. The Adjusted EBITDA margin decreased to 49.7% in 1997 compared to 51.6% for 1996. This decrease was primarily caused by one-time costs associated with the consolidation efforts of the Company.

Unrestricted Subsidiaries

         The largest of the Company's Unrestricted Subsidiaries in 1997 were Radius Communications and StarNet.

Lenfest Advertising, Inc.  (d/b/a Radius Communications)

         Revenues, prior to payment of affiliate fees, increased 70.2% to $25.9 million as compared to 1996, primarily as a result of the full realization of the MetroBase Advertising acquisition in September 1996. Affiliate fees increased 68.3% to $11.8 million, of which $4.8 million was paid to the Company. Affiliate fees paid to the Company are eliminated in consolidation.

         Operating Expenses increased proportionately to the increase in revenues for the year ended December 31, 1997, due to the expansion of the combined sales forces of Cable AdNet and MetroBase advertising.

         Depreciation and Amortization Expense increased by 83.3% to $1.9 million as compared to 1996 as a result of the purchasing of digital insertion equipment used in daily operations.

         Operating income decreased 28.6% to $0.5 million for the year ended December 31, 1997, compared to $0.7 million in the prior year.

StarNet, Inc.

         Revenues decreased by 38.1% to $5.0 million for the year ended December 31, 1997, primarily due to the elimination of The Barker (R) and Promoter services.

         Direct expenses decreased 36.3% to $6.0 million as compared to 1996 due primarily to the reduction of operational expenses eliminated with the termination of The Barker (R) and Promoter services.

         Depreciation and Amortization Expense decreased by 23.7% to $1.2 million as compared to 1996 as a result of assets related to The Barker (R) being transferred to Sneak Prevue, LLC, a partnership between StarNet, Inc. and Prevue Network, Inc.

         Operating loss decreased by 23.8% to $2.1 million in 1997 compared to $2.8 million in 1996.

Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

Consolidated Results

         Revenues for the company increased 50.2% to $381.8 million for the year ended December 31, 1996 as compared to 1995, primarily as a result of the Company's Core Cable Television Operations. The Acquisitions accounted for approximately $103.9 million or 81.4% of the increase.

         Service and Programming Expenses increased 48.3% to $133.3 million for the year ended December 31, 1996 compared to the prior year. These expenses are related to technical salaries, general operating and programming costs. The service and programming increase was primarily due to increased costs associated with the Acquisitions.

         Selling, General and Administrative Expense increased 49.6% to $82.7 million for the year ended December 31, 1996 compared to the prior year. These expenses are associated with customer service, office, and marketing. This increase was primarily due to selling and administrative expenses associated with the Acquisitions.

         Depreciation and Amortization Expense increased 49.8% to $111.3 million for the year ended December 31, 1996 compared to the prior year. This increase was primarily due to the Acquisitions.

         Adjusted EBITDA increased 54.0% to $170.3 million for the year ended December 31, 1996 compared to the prior year. The increase was primarily due to the Acquisitions. The Adjusted EBITDA margin increased to 44.6% in 1996 compared to 43.5% for 1995. This increase was primarily a result of an increase in Adjusted EBITDA for Core Cable Television Operations.

         Interest Expense increased 76.0% to $107.2 million for the year ended December 31, 1996 compared to the prior year. The increase was primarily due to higher average outstanding indebtedness related to the Acquisitions.

         Loss from continuing operations before income tax increased 555.1% to $143.0 million. The increase was attributable to a loss associated with the write-down of the $86.4 million of the Company's investment in Australis. Due to uncertainty the long-term financing of Australis, the Company determined that the decline in market value was other than temporary.

Core Cable Television Operations

         Revenues increased 52.7% to $354.6 million for the year ended December 31, 1996 compared to the prior year. Revenues for regulated services increased 56.3% or $89.6 million compared to the prior year. This increase was primarily attributable to the Acquisitions, internal customer growth of approximately 2.8%, and rate increases occurring predominately in the second and fourth quarters. Non-regulated service revenue increased 43.9% or $25.8 million for the year ended December 31, 1996 compared to the prior year. This increase was primarily as a result of the Acquisitions. Advertising, home shopping and non-recurring revenue increased 49.4% or $7.1 million compared to the prior year. This increase was primarily attributable to the Acquisitions.

         Service and Programming Expenses increased 57.9% to $112.1 million for the year ended December 31, 1996 compared to the prior year. These expenses are related to technical salaries, general operating, and programming costs. The technical service increase was primarily associated the Acquisitions. The programming expense increase was primarily due to the Acquisitions and increased customer costs associated with the basic and CPS tier services.

         Selling, General and Administrative Expense increased 37.6% to $65.2 million for the year ended December 31, 1996 compared to the prior year. These expenses are associated with office salaries, facility, and marketing costs. This increase was primarily associated with the Acquisitions.

         Depreciation and Amortization Expense increased 50.8% to $107.1 million for the year ended December 31, 1997 compared to the prior year. This increase was primarily due to the Acquisitions as well as increased capital expenditures.

         Adjusted EBITDA increased 58.7% to $182.9 million for the year ended December 31, 1996 compared to the prior year. The increase was primarily associated with the Acquisitions. The Adjusted EBITDA margin increased to 51.6% in 1996 compared to 49.6% for 1995. This increase was primarily caused by cash distributions made to the Company by certain Unrestricted Subsidiaries and affiliates.

Unrestricted Subsidiaries

Lenfest Advertising, Inc.  (d/b/a Radius Communications)

         Revenues, prior to payment of affiliate fees, were $15.2 million. Affiliate fees were $7.0 million, of which $4.3 million was paid to the Company. Affiliate fees paid to the Company are eliminated in consolidation.

         Operating Expenses, including affiliate fees, totaled $13.8 million.

         Operating Income was $0.7 million.

         Radius, which began operations in 1996 in connection with the purchase of certain advertising assets, had no revenue or expenses in 1995.

StarNet, Inc.

         Revenues decreased 8.8% to $8.1 million in 1996 as compared to 1995, the net result of the elimination of The Barker (R) and Promoter services in November of 1996.

         Direct expenses decreased 12.4% to $9.4 million due primarily to the reduction of operational expenses eliminated with the termination of The Barker
(R) and Promoter services.

         Depreciation and Amortization Expense increased 11.0% to $1.5 million for the year ended December 31, 1996, primarily as a result of purchasing assets related to The Barker (R).

         Operating loss was $2.8 million for the year ended December 31, 1996, as compared to $3.4 million for the prior year.

Recent Accounting Pronouncements

         The Financial Accounting Standards Board (the "FASB") has recently issued its Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company is in the process of determining the preferred format. The adoption of SFAS No. 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

         The FASB has also recently issued its SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ( "SFAS No. 131"). SFAS No. 131 established standards for the way that public business enterprises report information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

Liquidity and Capital Resources

         The Company's businesses require cash for operations, debt service, capital expenditures and acquisitions. To date, cash requirements have been funded by cash flow from operations and borrowings.

         Financing Activities. At March 31, 1998, the Company had aggregate total indebtedness of approximately $1,286.1 million. The Company's senior indebtedness of approximately $844.1 million consisted of: (i) a debt obligation in the amount of approximately $1.5 million; (ii) $687.4 million of 8-3/8% Notes; (iii) $148.2 million of 7-5/8% Notes; and (iv) obligations under capital leases of approximately $7.0 million. The Bank Credit Facility consists of a $300 million revolving credit facility, which can be increased to $550 million under certain conditions.

         At March 31, 1998, the Company's senior subordinated indebtedness of approximately $442.0 million consisted of : (i) $293.9 million of 10-1/2% Notes and (ii) $148.1 million of 8-1/4% Notes. The Subordinated Notes are general unsecured obligations of the Company subordinate in right of payment to all present and future senior indebtedness of the Company.

         On August 4, 1998, the Company amended and restated its existing bank credit facility (as amended and restated, the "Bank Credit Facility"). The Bank Credit Facility establishes unsecured revolving credit facility commitments under which the Company may borrow up to $300 million, which can be increased to $550 million under certain conditions. The Company intends to use the availability under the Bank Credit Facility for operations and possibly for future acquisitions of cable systems. The commitments under the Bank Credit Facility expire on March 31, 2006. As of the date hereof, no amounts are outstanding under the Bank Credit Facility.

         The Company's operations are conducted through its direct and indirect subsidiaries. As a holding company, the Company has no independent operations and, therefore, is dependent on the cash flow of its subsidiaries to meet its own obligations, including the payment of interest and principal obligations on the Company's borrowings. There are no restrictions relating to the payment to the Company of dividends, advances or other payments by any of the Company's subsidiaries.

         Cash flow generated from continuing operations, excluding changes in operating assets and liabilities that result from timing issues and considering only adjustments for non-cash charges, was approximately $89.1 million for the year ended December 31, 1997 compared to approximately $62.2 million for the year ended December 31, 1996. In 1997, the Company was required to make interest payments of approximately $120.6 million on outstanding debt obligations, whereas in 1996, the Company was required under its then existing debt obligations to make interest payments of approximately $103.8 million. This increase was primarily attributable to increased debt incurred by the Company in connection with the Acquisitions.

         Future minimum lease payments under all capital leases and non-cancelable operating leases for each of the years 1998 through 2001 are $5.9 million (of which $680,000 is payable to a principal stockholder), $5.9 million (of which $714,000 is payable to a principal stockholder), $5.5 million (of which $750,000 is payable to a principal stockholder) and $3.8 million (of which $788,000 is payable to a principal stockholder), respectively.

         The Company has net operating loss carry forwards which it expects to utilize notwithstanding recent losses. The net operating losses begin to expire in the year 2000 and will fully expire in 2012. The Company believes the net operating losses should start to be used in the year 2000 and should be fully utilized before they expire. The Company believes that commencing in 2000 it will begin generating taxable income as a result of increased revenues, the anticipated elections of slower tax depreciation methods and anticipated declines in amortization deductions. See Note 18 of the Company's Consolidated Financial Statements for the minimum amounts of taxable income required each year for the Company to fully utilize its net operating losses for such year until such losses expire.

         In November 1994, Mr. Lenfest and TCI International, Inc. jointly and severally guaranteed $67.0 million in program license obligations of the distributor of Australis' movie programming. As of March 31, 1998, the Company believes the guarantee under the license agreements was approximately $42.9 million. The Company has agreed to indemnify Mr. Lenfest against loss from such guaranty to the fullest extent permitted under the Company's debt obligations. Under the terms of the Bank Credit Facility, however, Mr. Lenfest's claims for indemnification are limited to $33.5 million. Effective March 6, 1997, as subsequently amended, Mr. Lenfest released the parent Company and its cable operating subsidiaries from their indemnity obligation until the last to occur of January 1, 1999 and the last day of any fiscal quarter during which the Company could incur the indemnity obligation without violating the terms of the Bank Credit Facility. Certain of the Company's non-cable subsidiaries have agreed to indemnify Mr. Lenfest for his obligations under the guarantee. As a result, the Company will remain indirectly liable under the non-cable subsidiaries' indemnity.

         On May 5, 1998, the Trustee for the holders of Australis' bond indebtedness appointed receivers in order to wind up the affairs of Australis. Subsequent thereto, Australis' assets have been liquidated and it has ceased to conduct business. Australis will not make payments to the movie partnership for film product thereby denying that partnership funds with which to pay the movie studios whose license payments are guaranteed by Mr. Lenfest and TCI International, Inc. However, the Company believes that the movie partnership has entered into back-up arrangements with Foxtel, the partnership of News Corporation and Telstra, to purchase movies from the partnership at approximately the same price and under the same minimum guarantee arrangements that the partnership had with Australis. Because of this arrangement, the Company believes that payments will continue to be made by the partnership pursuant to its license agreements with the movie studios. Consequently, the Company believes that Mr. Lenfest's guarantee will not be called, and so the Company's non-cable subsidiaries will not be required to pay any amounts to Mr. Lenfest pursuant to the indemnification.

         Capital Expenditures. During 1998, the Company expects to make approximately $100 million of capital expenditures, of which approximately $90.0 million will be spent for capital expenditures for its Core Cable Television Operations. These capital expenditures will be for the upgrading of certain of its cable television systems, including wide deployment of fiber optics, maintenance including plant extensions, installations, and other fixed assets as well as other capital projects associated with implementing the Company's clustering strategy. The amount of such capital expenditures for years subsequent to 1998 will depend on numerous factors, many of which are beyond the Company's control, including responding to competition and increasing capacity to handle new product offerings in affected cable television systems. The Company anticipates that capital expenditures for years subsequent to 1998 will continue to be significant.


         Resources. Management believes that the Company has sufficient funds available from operating cash flow and from borrowing capacity under the Bank Credit Facility to fund its operations, capital expenditure plans and debt service throughout 1998. However, the Company's ability to borrow funds under the Bank Credit Facility requires that the Company be in compliance with certain financial ratios at specified levels or obtain the consent of the lenders thereunder to a waiver or amendment of the applicable financial ratios. Management believes that the Company will be in compliance with such financial ratios.


         Year 2000 Issue. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Certain of the Company's and supporting vendors' computer programs and other electronic equipment have date-sensitive software which may recognize "00" as the year 1900 rather than the year 2000 (the "Year 2000 Issue"). If this situation occurs, the potential exists for computer system failure or miscalculations by computer programs, which could cause disruption of operations.

         The Company is in the process of identifying the computer systems that will require modification or replacement so that all of the Company's systems will properly utilize dates beyond December 31, 1999. The Company has initiated communications with most of its significant software suppliers to determine their plans for remediating the Year 2000 Issue in their software which the Company uses or relies upon. The Company has retained a consultant to review its systems, to identify which systems are in need of remediation and to prepare a remediation report. The Company expects to receive the consultant's report and to have identified all systems in need of remediation not later than September 30, 1998. As it identifies systems in need of remediation, the Company will develop and implement appropriate remediation measures. The Company expects to complete the remediation processes for all of its operations not later than the end of the third quarter of 1999. However, there can be no guarantee that the systems of other companies on which the Company relies will be converted on a timely basis, or that a failure to convert by another company would not have material adverse effect on the Company.

Inflation

         The net impact of inflation on operations has not been material in the last three years due to the relatively low rates of inflation during this period. If the rate of inflation increases the Company may increase customer rates to keep pace with the increase in inflation, although there may be timing delays.

                                    BUSINESS

General

         Lenfest Communications, Inc. ("Lenfest" or the "Company") is principally engaged in the development and operation of cable television systems primarily through its subsidiaries which operate under the name of Suburban Cable ("Suburban Cable"). Other subsidiaries hold the Company's investments in other cable television system operating companies, media entities and companies providing services to cable television system operating companies.

         At March 31, 1998, the Company's wholly owned and operated cable television systems (the "Core Cable Television Operations") served approximately 1,000,100 basic customers and passed approximately 1,391,500 homes. At March 31, 1998, the Company also held equity interests in other cable television entities serving approximately 445,300 basic customers, of which approximately 347,690 were in areas contiguous to the Core Cable Television Operations. The Company's attributable portion in such other cable television entities is approximately 184,300 basic customers, giving the Company a combined domestic base of approximately 1,184,400 basic customers.

         The Company's Core Cable Television Operations are located primarily in the suburban areas surrounding Philadelphia (Eastern Pennsylvania, Southern New Jersey and Northern Delaware) in predominantly middle and upper-middle income areas that in recent years have had favorable household growth and income characteristics. Management believes the "clustering" of its cable television systems and the favorable demographics of its service area have contributed to its high operating cash flow growth and margins. From January 1, 1993 through March 31, 1998, the Company's Core Cable Television Operations have experienced an average Adjusted EBITDA margin of 50.3%. (Adjusted EBITDA and Adjusted EBITDA margin are defined in the footnotes to the table under the caption "Summary Consolidation Financial and Operating Data".)

         H. F. (Gerry) Lenfest, President and Chief Executive Officer of the Company, together with his children, and Tele-Communications, Inc. ("TCI"), through LMC Lenfest, Inc., an indirect wholly owned subsidiary, each beneficially owns 50% of the Company's outstanding common stock. Mr. Lenfest is a cable industry pioneer who founded the Company in 1974 and has grown the Company both internally and through acquisitions. The Company believes that its affiliation with TCI provides substantial benefits, including the ability to purchase programming and equipment at rates approximating those available to TCI. See "Business -- Relationship with TCI" and "-- Programming and Equipment Supply."

         Mr. Lenfest and LMC Lenfest, Inc. have an agreement that provides, together with the amended and restated Certificate of Incorporation of the Company, that Mr. Lenfest has the right to designate a majority of the Board of Directors of the Company until January 1, 2002. During such period, vacancies in respect of the directors designated by Mr. Lenfest are to be filled by designees of Mr. Lenfest or in the event of Mr. Lenfest's death, of The Lenfest Foundation. Thereafter, the Lenfest Family ("H.F. (Gerry) Lenfest, Marguerite Lenfest, their issue, and The Lenfest Foundation") and LMC Lenfest, Inc. will have the right to appoint an equal number of members of the Company's Board of Directors. This right will continue for so long as any member of the Lenfest Family owns any stock in the Company.

Operating Strategy

         Management believes that the Company has significant growth potential in the continued business of providing analog television programming services, as well as in the business of providing new services such as Internet access, digital video and audio programming services, video-on-demand, paging and other data services. As a base for achieving that growth, the Company has implemented the following:

         o Field Operations: The Company's operations are clustered in one extended market area, with Field Operations management divided into four regions of approximate equal size (i.e., 250,000 customers each). Management of these regions provides individualized focus on the day-to-day requirements of the operations, including plant maintenance, installations of new customers and service and repair functions. Across all four regions the Company standardized scheduling of installations and repairs, the hours of operation and all related work procedures. The customer, therefore, sees a consistent and superior level of service, regardless of the region.

         o Customer Management (i.e., Billing) System: In 1997 the Company effected the conversion to one common Customer Management System platform (CBIS - Cincinnati Bell Information Systems) from the previous five separate systems. That standardized platform now allows fulfillment of work order scheduling, sales, service and repair and billing inquiries from any location for the entire cluster. This state-of-the-art Customer Management System will also be the platform for support of new products, such as paging and Internet.

         o Customer Service: In May, 1997, the Company opened a Customer Satisfaction Center ("Call Center") in New Castle County, Delaware. At that time, the Call Center served as the source for inbound telephone customer service for one system of 100,000 customers. As planned, the Company proceeded to migrate the inbound telephone customer service for additional systems to that Call Center through the balance of the year. By year end 1997, approximately 55% of the Company's customer base was supported out of that location. By the end of 1998, the Company expects the entire customer base to be supported from that location. The Company intends to use the Call Center to provide billing, sales and service for cable television and new products. Among other customer service initiatives, the Company has implemented same day, evening and weekend installation and repair appointment options.

         o Marketing and Advertising Sales: The concentration of a significant sized customer base in one cluster affords the Company enhanced benefits in both marketing and the sale of advertising. The Company utilizes the local market media (television, radio and print) to reach a wide audience in an efficient manner given the match of the Company's coverage area to the local media market. As the size of the Company's cluster has grown, there has been no appreciable increase in costs required to purchase those mass media.

Overview Of Core Cable Television Operations

Development Of The Systems

         The Company has grown since its founding in 1974 both through the internal growth of its owned and operated cable television systems and through acquisitions. Through its acquisitions, the Company has successfully developed a substantial cluster of contiguous cable operating systems, which comprise the Company's Core Cable Television Operations. This single cluster is located in areas surrounding Philadelphia, all of which are no more than a two hour drive from the corporate offices of Suburban Cable TV Co. Inc. ("Suburban") in Oaks, Pennsylvania, which is approximately 20 miles northwest of Philadelphia.

Technical Overview and Upgrade Strategy

         The Company utilizes a combination of coaxial and fiber optic cables to distribute a wide range of programming and other broadband services to its customers. As of March 31, 1998, approximately 95% of the Company's cable television systems had the capacity to carry a minimum of 52 analog channels, and approximately 28% had the capacity to carry a minimum of 78 analog channels.

         The Company has commenced an upgrade of its cable television systems to increase the channel capacity, improve the system reliability and provide the capability for carrying enhanced, interactive two-way services such as video-on-demand and Internet access. The Company recently has revised its plant upgrade strategy to begin accelerating the wide deployment of fiber optic cable throughout all of its cable television systems to create segmented service areas with between 500 and 2,000 homes in each area, followed by the activation of two-way return amplifiers in each of the segmented nodes. This strategy (using the already installed coaxial network infrastructure) will allow the Company to accelerate delivery of two-way interactive services. The planned fiber deployment will improve the reliability of the network by reducing the number of amplification devices. The Company will continue to target selected areas for upgrade to 750MHz (110 analog channel capacity), based on local demographics, program carriage requirements and existing franchise commitments.

         The Company's upgrade strategy also includes the introduction of second generation digital set-top devices, and it has entered into a supplier agreement for delivery commencing in 1998. These digital set-top devices will have the capability to receive a minimum of 12 digitally compressed channels of programming transmitted across one analog channel on the cable network. This 12 to 1 compression ratio will provide the capability to significantly increase the number of programming services across the existing network by replacing one current analog service (such as pay-per-view programming) with 12 new channels of programming. Using digital compression, the Company will be able to increase capacity to 100 channels, or more, depending on the number of analog channels utilized on the existing cable network.

Rates And Ancillary Revenue Sources

         Lenfest's cable television systems typically offer four levels of programming services: basic; cable programming service ("CPS"); premium services; and pay-per-view. As of March 31, 1998, the basic service package consisted of local off-air broadcast channels, and public service/access channels. The monthly rate charged for the basic service package ranged from $8.69 to $14.95. The CPS package consisted of satellite-delivered networks such as ESPN, MTV, CNN, The Discovery Channel and USA Network. The monthly rate for the CPS package ranged from $11.42 to $19.46. Rates for basic and CPS services and customer equipment and installation are currently subject to governmental regulation. See "Legislation and Regulation."

         The Company also offers premium services, which include HBO, Cinemax, The Movie Channel, Showtime, The Disney Channel and STARZ. As of March 31, 1998, the monthly charge for each of these services, priced individually, ranged from $8.95 to $11.95. Rates for premium services and pay-per-view services are currently exempt from governmental regulation. See "Legislation and Regulation."

         Lenfest's systems typically offer four channels of pay-per-view services which include feature movies, special events and adult programming. As of March 31, 1998, prices for movies and adult programming ranged from $1.95 to $6.95. Special event prices vary considerably based upon the type of event. Pay-per-view revenues have increased in the last three years as a result of expanded channel offerings and the growth in the number of customers having addressable cable television converters.

         In addition to customer fees, ancillary sources of revenue for cable television system operators include the sale of advertising time on locally originated and satellite-delivered programming, as well as home shopping sales commissions. All of the Company's systems are involved in local advertising sales and offer one or both of the leading shop-at-home services, QVC and Home Shopping Network ("HSN"), as part of the basic programming package. Lenfest receives commissions from both QVC and HSN based on orders placed by Lenfest customers.

         Lenfest also receives revenue from the rental of converter boxes and remote controls and from installation fees. All such revenues are regulated by the 1992 Cable Act. See "Legislation and Regulation."

Programming And Equipment Supply

         Through an agreement with Satellite Services, Inc. (a wholly owned subsidiary of TCI), the Company is able to purchase a majority of its programming services at rates closely approximating those paid by TCI, although the Company retains the option to purchase programming from other parties. Management believes that these rates are significantly lower than the Company could obtain independently. Programming is the Company's largest single expense item, accounting for 24.2% of total operating expense during 1997. The four cable television operators in which the Company has an equity interest (Garden State Cablevision L.P., Susquehanna Cable Co., Clearview Partners and Raystay Co.) also obtain a significant amount of their programming pursuant to this agreement.

         In addition, the Company has been placed on the "approved list" of major equipment vendors to receive the same discounts on equipment purchases as are received by TCI. There can be no assurance that the Company will continue to be eligible to receive these equipment discounts in the future.

Franchises

         As of March 31, 1998, the Company held 350 cable television franchises. These franchises are all non-exclusive and provide for the payment of fees to the issuing authority, usually local governments. The Cable Communications Policy Act of 1984 (the "1984 Cable Act") prohibits franchising authorities from imposing annual franchise fees in excess of 5% of the gross revenues attributable to customers located in the franchise area and also permits the cable television system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. For the three years ended December 31, 1997, and the three-month period ended March 31, 1998 franchise fee payments made by the Company have averaged approximately 3.4% and 3.24%, respectively, of gross cable television revenues.

         The 1984 Cable Act provides for an orderly franchise renewal process, and it establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. A franchising authority may not unreasonably withhold the renewal of a franchise. If a franchise renewal is denied and the system is acquired by the franchise authority or a third party, then the franchise authority or other purchaser must pay the operator the "fair market value" for the system covered by the franchise. See "Legislation and Regulation."

         The Company has never had a franchise revoked, and management believes that its franchise relationships are good.

Unrestricted Cable Television Systems

         In addition to its Core Cable Television Operations, at March 31, 1998, Lenfest held investments in four cable television system entities. Lenfest holds a 50% equity interest in Garden State Cablevision L.P. ("Garden State"); a 30% equity interest in the cable subsidiaries of Susquehanna Cable Co. ("SCC"); a 45% equity interest in Raystay Co. ("Raystay"); and a 30% equity interest in Clearview Partners ("Clearview"). As of March 31, 1998, these entities operated cable television systems serving approximately 445,300 basic customers, of which approximately 347,690 were in areas contiguous to the Core Cable Television Operations. As a result of Lenfest's investment in these companies, the companies participate in Lenfest's programming purchasing relationship with Satellite Services, Inc. See "--Programming and Equipment Supply."

         Garden State serves the Cherry Hill, New Jersey area.

         SCC has systems in York and Williamsport, Pennsylvania as well as smaller systems in Maine, Mississippi, Illinois and Indiana. Beginning May 28, 1998, each of Lenfest and Susquehanna Media Co. (the owner of the balance of the equity interest in SCC and its cable subsidiaries) may offer to purchase all of the shares of stock of SCC and its cable subsidiaries owned by the other. If the recipient of the offer rejects the offer, the recipient is then obligated to purchase all of the shares of stock of the person who made the offer on the same terms and conditions as were contained in the initial offer. Lenfest has pledged its stock in SCC and in the SCC cable subsidiaries as collateral for obligations incurred by Susquehanna Media Co.

         Raystay owns and operates cable television systems in Pennsylvania. Beginning July 30, 1998, upon a change of control which results in the Company controlling Raystay, the stockholders of Raystay have the right to cause the Company to purchase their shares at the then fair market value of the shares, determined without discount for lack of marketability or minority interest, subject to certain conditions. In addition, effective September 30, 2002 either the Company or the other stockholders of Raystay may offer to purchase all of the other's shares of stock. If the recipient of the offer rejects the offer, the recipient is then obligated to purchase all the shares of stock of the other party(ies) on the same terms and conditions as were contained in the initial offer.

         Clearview owns and operates cable television systems in Pennsylvania and Maryland.


Unrestricted Non-Cable Investments

Lenfest Advertising, Inc. (d/b/a Radius Communications)

         Lenfest Advertising, Inc. purchased the Philadelphia area assets of Cable AdNet Partners, an indirect subsidiary of TCI in February, 1996. In October 1996, after Lenfest Advertising acquired Metrobase Cable Advertising from Harron Communications for $4.5 million, it began doing business under the name of Radius Communications ("Radius").

         Effective January 1, 1997, Radius, through its subsidiary, Lenfest Philadelphia Interconnect, Inc., entered into a partnership with Comcast Philadelphia Interconnect Partner for the purpose of representing regional and national cable advertising sales in the Greater Philadelphia market. Under the agreement, the percentage interests of the partners is determined on the basis of the number of customers of the partners in the designated market area at the beginning of the year. For 1997, the Company's partnership interest was 72%. The partners have equal representation on the Executive Committee, and the Company will be the managing partner of the partnership for its first two years. At March 31, 1998, Radius provided local cable advertising sales and insertion for the Company and sixteen other cable television system operators with approximately 1.8 million customers, of which approximately 750,000 were customers of the Company.

StarNet, Inc.

         StarNet, Inc. offers program promotion for basic, premium and pay-per-view cable television through its "NuStar" service.

         NuStar delivers and inserts fully tagged promotional spots for programming into 25 cable television networks. Each spot targets specific viewer groups and includes time specific information, channel numbers and system logos. Up to 65 different programs are promoted monthly through NuStar. The spots are delivered by NuStar through its satellite transponder to proprietary equipment in cable system headends. NuStar launched its service in 1989, and as of March 31, 1998, served cable television systems having 23 million customers. In December 1996, StarNet converted its service to Digicipher II delivery on a KU Band transponder and relaunched the NuStar service as Customized NuStar and Classic NuStar. Customized NuStar provides individual MSOs with their own satellite feed in order to insert promotional spots of their own choosing.

         In September 1996, StarNet formed a joint venture with Prevue Networks, Inc. ("Prevue") in which each entity contributed assets consisting of all of their pay-per-view promotional services. For its contribution of The Barker(R) assets, StarNet received a 28% equity interest in the new venture, called Sneak Prevue LLC. Prevue contributed all of its Sneak Prevue assets and received 72% of the equity. The joint venture is managed and operated by Prevue. The joint venture currently serves 33 million cable television customers using both The Barker(R) and Sneak Prevue delivery systems.


Lenfest MCN, Inc.

         As of October 31, 1997, Lenfest MCN, Inc. (formerly MicroNet, Inc.) and Lenfest MCN Delmarva Associates, LP (formerly MicroNet Delmarva Associates, LP, and together with Lenfest MCN, Inc., "Lenfest MCN"), each a wholly-owned subsidiary of the Company, sold substantially all of their assets related to their video, voice and data transmission businesses, and Suburban Cable, Lenfest Atlantic, Inc. and Lenfest New Castle County sold certain of their towers. The purchase price was approximately $70.3 million, subject to adjustments. The Company repaid all of the bank debt ($7.0 million) owed by Lenfest MCN and used approximately $45 million to repay amounts owed under the Bank Credit Facility (as defined below). The Company used the balance for working capital purposes.

         Effective with the three-month period ended June 30, 1997, MicroNet is accounted for as discontinued operations. The revenues and expenses of Lenfest MCN are not included with the consolidated revenues and expenses of the Company, but are reflected as income (loss) from discontinued operations. The prior period financial statements included herein have been restated to reflect the continuing operations of the Company.

Lenfest International, Inc.

         The Company and TCI each are partners in L-TCI Associates, a partnership which held, as of March 31, 1998, a 29.0% interest in Videopole, a French cable television company serving rural areas of France and suburbs of Paris. As of March 31, 1998, Videopole held franchises in areas with nearly 547,000 homes, had built cable television systems passing approximately 317,000 homes, and served approximately 113,000 customers. Videopole is controlled by Synergie Developpement et Services which is a wholly owned subsidiary of D'Electricite De France, the French state-owned electric company.

         As of March 31, 1998, the Company's indirect interest in Videopole was 23.2% and TCI's indirect interest was 5.8%.

Lenfest Australia, Inc.

         At March 31, 1998, the Company owned securities representing a 13.6% voting interest and a 41.5% economic interest in Australis Media Limited ("Australis"), a publicly held Australian pay television company. The Company had acquired its interest in Australis through a series of investments totaling $131.0 million. In the fourth quarter of 1997, the Company wrote off the remaining balance of its investment in Australis, approximately $12.0 million. On May 5, 1998, the Trustee for the holders of Australis' bond indebtedness appointed receivers in order to wind up the affairs of Australis. Subsequent thereto, Australis' assets have been liquidated and it has ceased to conduct business.

         In November 1994, Mr. Lenfest and TCI International, Inc. jointly and severally guaranteed $67.0 million in program license obligations of the distributor of Australis' movie programming. As of March 31, 1998, the Company believes the guarantee under the license agreements was approximately $42.9 million. The Company has agreed to indemnify Mr. Lenfest against loss from such guaranty to the fullest extent permitted under the Company's debt obligations. Under the terms of the Bank Credit Facility, however, Mr. Lenfest's claims for indemnification are limited to $33.5 million. Effective March 6, 1997, as subsequently amended, Mr. Lenfest released the parent Company and its cable operating subsidiaries from their indemnity obligation until the last to occur of January 1, 1999 and the last day of any fiscal quarter during which the Company could incur the indemnity obligation without violating the terms of the Bank Credit Facility. Certain of the Company's non-cable subsidiaries have agreed to indemnify Mr. Lenfest for his obligations under the guarantee. As a result, the Company will remain indirectly liable under the non-cable subsidiaries' indemnity. Australis will not make payments to the movie partnership for film product thereby denying that partnership funds with which to pay the movie studios whose license payments are guaranteed by Mr. Lenfest and TCI International, Inc. However, the Company believes that the movie partnership has entered into back up arrangements with Foxtel, the partnership of News Corporation and Telstra, to purchase movies from the partnership at approximately the same price and under the same minimum guarantee arrangements that the partnership had with Australis. Because of this arrangement, the Company believes that payments will continue to be made by the partnership pursuant to its license agreements with the movie studios. Consequently, the Company believes that Mr. Lenfest's guarantee will not be called, and so the Company's non-cable subsidiaries will not be required to pay any amounts to Mr. Lenfest pursuant to the indemnification.

Properties

         The Company's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and customer drop equipment for each of its cable television systems. The Company's cable distribution plant and related equipment generally are attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches.

         The Company owns or leases real property for signal receptions sites and business offices in many of the communities served by its systems and for its principal operating offices. See "Certain Transactions." On March 21,

1996, Suburban entered into a lease for office space at 200 Cresson Boulevard, Oaks, PA. The Company has moved administrative operations to this single location. The office has approximately 57,000 square feet, which management believes is adequate. In 1997, the Company, through one of its non-cable subsidiaries, purchased land adjacent to its Oaks, PA office location where it expects to build a master head-end facility. Since February 1996, the Company has been leasing a portion of a building located at 4008 North DuPont Highway in New Castle, Delaware for its cable operations. On April 15, 1997, the Company and the landlord amended the lease to include the remainder of the building which contains a total of approximately 80,800 square feet. The Call Center is located in this facility and eventually will utilize the entire building after remodeling is completed and the portion of the building used in the cable operations is relocated to other space. Management believes that its properties are in good operating condition and are suitable and adequate for the Company's business operations.


         H.F. Lenfest is negotiating with Suburban and Radius with respect to the purchase by Suburban and Radius of three office and warehouse facilities from H.F. and Marguerite Lenfest for an aggregate purchase price of $6 million. These facilities currently are leased from H.F. and Marguerite Lenfest. The purchase price was determined as a result of an independent appraisal. If the transaction is finalized, the Company expects closing to take place during 1998.


Competition

         Cable systems compete to varying degrees with a number of other communications and entertainment media for customers. These media include, but are not limited to movie theaters and movie store rentals, Internet service, sporting events, and the direct reception of broadcast signals by the viewer's own antenna. Congress has enacted legislation and the FCC has adopted regulatory policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable systems.

         Cable communications systems operate pursuant to franchises granted on a non-exclusive basis. The 1992 Cable Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable systems. Well-financed businesses from outside the cable industry (such as public utilities that own certain of the poles to which cable is attached) may become competitors for franchises or providers of competing services. The possibility of additional hardwire competition from companies like Bell Atlantic, RCN, Connectiv, or PECO exists, but due to the level of effort required to build and develop a hardwired video distribution service, the Company estimates any significant threat from these entities to be several years away. See "Legislation and Regulation."

         Other services compete directly with cable television by offering similar video services. Currently, the most significant competition faced by the Company is in providing service to commercial or multiple dwelling units (MDUs). Competitors focus on MDUs because they can access a number of customers with one contract thereby producing economies of scale.

         Private satellite master antenna television (SMATV), direct broadcast systems (DBS), and Multi-channel Multipoint Distribution systems (MMDS) are the three types of companies that offer direct competitive services.

         Cable operators face competition from SMATV systems that serve condominiums, apartment and office complexes and private residential developments. SMATV systems offer both reception of local television stations and many of the same satellite-delivered programming services offered by franchised cable communications systems. SMATV operators often enter into exclusive agreements with building owners or homeowners' associations. These services currently cannot offer non-broadcast local programming.

         Cable systems also compete with wireless program distribution services such as MMDS which use low-power microwave frequencies to transmit video programming over-the-air to subscribers. There are two MMDS operators which are authorized to provide or are providing broadcast and satellite programming to subscribers in areas served by the Company's cable systems, CAI Wireless and Orionvision. Neither uses digital technology and each offers fewer channels, albeit at a lower price, than are currently available through Suburban Cable. The customer is required to have an antenna installed on his house and needs a converter box to translate the signals. CAI Wireless currently has about 9,500 customers in Suburban Cable's service areas, all within a 35 mile radius of CAI's tower in Philadelphia. Orionvision currently has 5,000 customers within a 30 mile radius of its tower in Corbin City, New Jersey. About 60% of Orionvision's customer base falls within Suburban Cable's New Jersey franchise areas. Additionally, the FCC has adopted regulations allocating frequencies in the 28-Ghz band for a new multichannel wireless video service called Local Multipoint Distribution Service ("LMDS") that is similar to MMDS. The FCC conducted spectrum auctions for LMDS licenses in February and March 1998.

         Cable systems also compete with services called DBS whereby signals are transmitted by satellite to receiving facilities located on customer premises. Programming is currently available to individual households, condominiums, apartment and office complexes through medium and high-power satellites. DBS providers can offer more than 100 channels to their subscribers. Several major companies are offering or are currently developing nationwide DBS services, including DirecTV, EchoStar Communications Corporation and Primestar (an affiliate of TCI). DBS systems use video compression technology to increase the channel capacity of their systems to provide movies, broadcast stations and other program services comparable to those of cable systems. Digital satellite service ("DSS") offered by DBS systems currently has certain advantages over cable systems with respect to programming capacity and digital quality, as well as certain current disadvantages that include high up-front customer equipment and installation costs and a lack of local programming and service. The FCC and Congress are presently considering proposals to enhance the ability of DBS providers to gain access to additional programming and to authorize DBS carriers to transmit local signals to local markets. If DBS gains permission to deliver local signals, it would have a significant competitive advantage over cable systems.


         DBS offers sports and movie packages to its customers that Suburban Cable cannot currently offer due to technical and regulatory constraints. Higher DBS penetrations are achieved in the rural areas where fewer customers can get connected to cable at a reasonable cost.

         DirecTV/USSB is now making concerted efforts to provide service to a number of Suburban Cable's commercial/bulk accounts. Additionally, Bell Atlantic has recently signed an agreement with DirecTV to sell DirecTV/USSB services to residential customers as well as commercial/MDU accounts, in certain of its operating areas. Bell Atlantic has not yet announced where it will sell DirecTV/USSB services.

         Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable communications industry or on the operations of the Company.

Legal Proceedings

         On January 20, 1995, Mr. Albert Hadid filed suit in the Federal Court of Australia, New South Wales District Registry, against Australis see "--Non-Cable Investments", the Company and several other entities and individuals including H. F. Lenfest (the "Defendants"), involved in the acquisition of a company of which Mr. Hadid was the controlling shareholder, the assets of which included the right to acquire License B from the Australian government. Mr. Hadid alleged that the Company and Mr. Lenfest breached fiduciary duties that they owed to him and claimed damages of A$220 million. In August 1995, Mr. Hadid amended the suit to include allegations that the Defendants defrauded him by making certain representations to him in connection with the acquisition of his company and to claim total damages of A$718 million (approximately U.S.$467 million as of March 31, 1998). The Defendants have denied all claims made against them by Mr. Hadid and stated their belief that Mr. Hadid's allegations are without merit. They are defending this action vigorously.

         The trial in this action began on February 2, 1998 and is expected to last until sometime in the third quarter of 1998. As of the date hereof, Mr. Hadid and other witnesses testifying on his behalf have completed their testimony and cross examination. The Defendants have begun the presentation of their case. While the Company continues to deny all of Mr. Hadid's claims, it cannot predict the outcome of the trial.

Employees

         As of March 31, 1998, the Company had 1,646 full-time employees, of which 175 employees were covered by collective bargaining agreements at three locations.

         As of March 31, 1998, the Company's Core Cable Television Operations had 1,093 full-time employees, of which 175 employees were covered by collective bargaining agreements at three locations.

         The Company considers its relations with its current employees to be good.

                           LEGISLATION AND REGULATION

         The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may in the future materially affect the cable television industry. The following is a summary of significant federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws.

Federal Statutory Law

Existing Laws

         The Cable Communications Policy Act of 1984 ("1984 Cable Act") became effective on December 29, 1984. This federal statute, which amended the Communications Act of 1934 (the "Communications Act"), creates uniform national standards and guidelines for the regulation of cable television systems. On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 ("1992 Cable Act"). This legislation amended the 1984 Cable Act in many respects and has significantly changed the regulatory environment in which the cable industry operates. The 1992 Cable Act allows for a greater degree of regulation of the cable television industry with respect to, among other things: (i) cable television system rates for both basic and certain nonbasic services; (ii) programming access and exclusivity arrangements; (iii) access to cable channels by unaffiliated programming services; (iv) leased access terms and conditions; (v) horizontal and vertical ownership of cable television systems; (vi) customer service requirements; (vii) franchise renewals; (viii) television broadcast signal carriage and retransmission consent; (ix) technical standards; (x) customer privacy; (xi) consumer protection issues; (xii) cable equipment compatibility; (xiii) obscene or indecent programming; and (xiv) requiring subscribers to subscribe to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the 1992 Cable Act encourages competition with existing cable television systems by: allowing municipalities to own and operate their own cable television systems without having to obtain a franchise; preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable television system's service area; and prohibiting, with certain exceptions, the common ownership of cable television systems and co-located MMDS or SMATV systems. The 1992 Cable Act also precludes cable operators affiliated with video programmers from favoring such programmers in determining carriage on their cable systems or unreasonably restricting the sale of their programming to other multichannel video distributors.

         The 1996 Act significantly alters the federal, state and local regulatory structure. As it pertains to cable television, the 1996 Act, among other things, (i) deregulates rates for nonbasic cable service in 1999; (ii) deregulates basic and nonbasic rates with respect to cable operators that face video competition from LECs by expanding the definition of "effective competition," the existence of which displaces rate regulation; (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas; and (iv) liberalizes certain of the FCC's cross-ownership restrictions.

Federal Regulation

         The FCC, the principal federal regulatory agency with jurisdiction over the cable television industry, has promulgated regulations covering a number of subject matter areas. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. A brief summary of the most significant of these federal regulations as adopted to date follows.

Rate Regulation

         The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional nonbasic program tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to "effective competition." The 1992 Cable Act replaced the FCC's old standard for determining "effective competition," under which most cable television systems were exempt from local rate regulation, with a statutory provision that subjected nearly all cable television systems to local rate regulation of basic service. The 1996 Act expands the definition of "effective competition" to cover situations where a local telephone company or its affiliate, or any multichannel video provider using telephone company facilities, offers comparable video service by any means except DBS. Regulation of both basic and nonbasic tier cable rates ceases for any cable system subject to "effective competition."

         Additionally, the 1992 Cable Act authorized the FCC to adopt a formula, for franchising authorities to enforce, to ensure that basic cable rates are reasonable; allowed the FCC to review rates for nonbasic service tiers (other than per-channel or per-program services) in response to complaints filed by franchising authorities and/or cable customers; prohibited cable television systems from requiring subscribers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; required the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances.

         The FCC has adopted rules designed to implement these rate regulation provisions. The FCC's regulations contain standards for the regulation of basic and nonbasic cable service rates (other than per-channel or per-program services). The rate regulations adopt a benchmark price cap system for measuring the reasonableness of existing basic and nonbasic service rates, and a formula for evaluating future rate increases. Alternatively, cable operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The rules also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. The charges for equipment and installation services must be recalculated annually and adjusted accordingly.

         The 1996 Act eliminates regulation of rates for CPS packages for all cable operators as of March 31, 1999. In the interim, regulation of rates for CPS packages can only be triggered if a franchising authority complaint based on more than one subscriber complaint is made with the FCC within 180 days after a rate increase. These 1996 Act provisions should materially alter the applicability of FCC rate regulations adopted under the 1992 Cable Act.

         In addition, the 1996 Act relaxes the uniform rate requirements of the 1992 Cable Act, which required an operator of cable television systems to have a uniform rate structure for the provision of cable services throughout the geographic area in which the operator provides cable service. Specifically, the new legislation clarifies that the uniform rate provision does not apply where an operator of a cable television system faces "effective competition." In addition, bulk discounts to multiple dwelling units are exempted from the uniform rate requirements. However, complaints may be made to the FCC against operators of cable television systems not subject to effective competition for "predatory" pricing (including with respect to bulk discounts to multiple dwelling units). The 1996 Act also permits operators of cable television systems to aggregate, on a franchise, system, regional or company level, its equipment costs in broad categories. The 1996 Act is expected to facilitate the rationalization of equipment rates across jurisdictional boundaries. However, these cost-aggregation rules do not apply to the limited equipment used by subscribers who only receive basic service.

         Local franchising authorities and/or the FCC are empowered to order a reduction of existing rates which exceed the maximum permitted level for either basic and/or nonbasic cable services and associated equipment, and refunds can be required. In general, the current regulations require an aggregate reduction of as much as 17 percent, adjusted forward for inflation, from the rates in effect as of September 30, 1992. The regulations also provide that future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and programming costs. This can be done by an annual pass-through mechanism under which cable operators can increase rates based on actual and anticipated cost increases for the coming year. Cost-based adjustments to these capped rates also can be made in the event a cable operator adds or deletes channels. There is also a procedure under which cable operators can file abbreviated cost of service showings for system rebuilds and upgrades, the result of which would be a permitted increase in regulated rates to allow recovery of those costs. In addition, new product tiers consisting of services new to the cable television system can be created free of rate regulation as long as certain conditions are met such as not moving services from existing tiers to the new tier.

         In March 1997, the FCC provided operators of cable television systems with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's former rules, operators of cable television systems subject to rate regulation were always required to establish rates on a franchise-specific basis. The new rules could lower operators' marketing costs and also allow operators to respond better to competition from alternative providers.

Carriage Of Broadcast Television Signals

         The 1992 Cable Act allows commercial television broadcast stations which are "local" to a cable television system to elect every three years either
(i) to require the cable television system to carry the station, subject to certain exceptions (known as the "must carry" requirement), or (ii) to deny the cable television system the right to carry the station without the station's express consent (known as "re-transmission consent"). The next election between must-carry and retransmission consent will be October 1, 1999. Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, but are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable television systems must obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations", i.e., commercial satellite-delivered independent stations such as WGN.

         The FCC is currently conducting a rulemaking proceeding regarding the carriage responsibilities of cable television systems during the transition of broadcast television from analog to digial transmission. Specifically, the FCC is exploring whether to amend the signal carriage rules to accommodate the carriage of digital broadcast television signals.

Deletion Of Certain Programming

         Cable television systems that have 1,000 or more customers must, upon the appropriate request of a local television station, delete the simultaneous or nonsimultaneous network programming of a distant station when such programming has also been contracted for by the local station on an exclusive basis. FCC regulations also enable television stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable television system to delete or "black out" such programming from other television stations which are carried by the cable television system.

Renewal Of Franchises

         The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Notwithstanding the renewal process, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards if the formal renewal procedures are invoked. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

         The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce his renewal rights which could make it easier in some cases for a franchising authority to deny renewal. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. For alleged franchise violations occurring after December 29, 1984, franchising authorities are no longer precluded from denying renewal based on failure to substantially comply with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. Rather, the franchising authority is estopped if, after giving the cable operator notice and opportunity to cure, it fails to respond to a written notice from the cable television operator of its failure or inability to cure. Courts may not reverse a denial of renewal based on procedural violations found to be "harmless error."

Channel Set-Asides

         The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with thirty-six or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. The 1992 Cable Act required the FCC to establish a formula for determining maximum reasonable rates. In February 1997, the FCC revised its leased access rate formula so as to produce lower rates. The Company does not believe this action will have any material effect on its Core Cable Television Operations.

Ownership

         The 1996 Act repealed the statutory ban against local exchange telephone companies ("LECs") from providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. Consequently, the 1996 Act permits telephone companies to compete directly with operators of cable television systems. Under the 1996 Act and FCC rules recently adopted to implement the 1996 Act, LECs may provide video service as broadcasters, common carriers, or cable operators or LECs and others may also provide video service through "open video systems" ("OVS"), a regulatory regime that may give them more flexibility than traditional cable systems. OVS operators (including LECs) may operate "open video systems" without obtaining a local cable franchise, although they can be required to make payments to local governmental bodies in lieu of cable franchise fees. In general, OVS operators must make their systems available to programming providers on rates, terms and conditions that are reasonable and nondiscriminatory. Where carriage demand by programming providers exceeds the channel capacity of an open video system, two-thirds of the channels must be made available to programmers unaffiliated with the OVS operator.

         The 1996 Act generally prohibits buyouts of cable television systems (including any ownership interest of such systems exceeding 10%) by LECs within an LEC's telephone service area, buyouts by operators of cable television systems of LEC systems within a cable operator's franchise area, and joint ventures between operators of cable television systems and LECs in the same markets. There are some statutory exceptions, including a rural exemption that permits buyouts in which the purchased system serves a non-urban area with fewer than 35,000 inhabitants. Also, the FCC may grant waivers of the buyout provisions in cases where (i) the operator of a cable television system or the LEC would be subject to undue economic distress if such provisions were enforced, (ii) the system or facilities would not be economically viable in the absence of a buyout or a joint venture or (iii) the anticompetitive effects of the proposed transaction are clearly outweighed by the transaction's effect in light of community needs. The respective local franchising authority must approve any such waiver.

         The 1996 Act also authorizes registered utility holding companies and their subsidiaries to provide video programming services, notwithstanding the Public Utility Holding Company Act. In order to take advantage of the new legislation, public utilities must establish separate subsidiaries through which to operate any cable operations. Such utility companies must also apply to the FCC for operating authority.

         The 1996 Act eliminated the FCC rule prohibiting common ownership between a cable system and a national broadcast television network. The 1996 Act also eliminated the statutory ban covering certain common ownership interests, operation or control between a television station and cable system within the station's Grade B signal coverage area. However, the parallel FCC rule against cable/television station cross-ownership remains in place, subject to review by the FCC every two years. The FCC has recently begun an inquiry regarding this rule and various other ownership restrictions. Finally, the 1992 Cable Act prohibits common ownership, control or interest in cable television systems and MMDS facilities or satellite master antenna television ("SMATV") systems having overlapping service areas, except in limited circumstances. The 1996 Act exempts cable systems facing "effective competition" from the MMDS and SMATV cross-ownership restrictions.

         Pursuant to the 1992 Cable Act, the FCC has adopted rules which, with certain exceptions, preclude a cable television system from devoting more than 40% of its first 75 activated channels to national video programming services in which the cable system owner has an attributable interest. The FCC also has set a limit of 30% of total nationwide cable homes that can be served by any multiple cable system operator. The FCC has stayed the effectiveness of this ruling pending the outcome of its appeal from the U.S. District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

Equal Employment Opportunity

         The 1984 Cable Act includes provisions to ensure that minorities and women are provided equal employment opportunities within the cable television industry. The statute requires the FCC to adopt reporting and certification rules that apply to all cable television system operators with more than five full-time employees. Pursuant to the requirements of the 1992 Cable Act, the FCC has imposed more detailed annual Equal Employment Opportunity ("EEO") reporting requirements on cable operators and has expanded those requirements to all multichannel video service distributors. Failure to comply with the EEO requirements can result in the imposition of fines and/or other administrative sanctions, or may, in certain circumstances, be cited by a franchising authority as a reason for denying a franchisee's renewal request.

Franchise Transfers

         The 1992 Cable Act requires franchising authorities to act on any franchise transfer request within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period unless an extension of time has been agreed to.

Technical Requirements

         The FCC has imposed technical standards applicable to all channels on which downstream video programming is carried, and has prohibited franchising authorities from adopting standards which are in conflict with or more restrictive than those established by the FCC. Local franchising authorities are permitted to enforce the FCC's new technical standards. In order to prevent harmful interference with aeronautical navigation and safety radio services, the FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands and established limits on cable television system signal leakage. Periodic testing by cable operators for compliance with these technical standards and signal leakage limits is required.

         The FCC has adopted regulations to implement the requirements of the 1992 Cable Act designed to improve the compatibility of cable television systems and consumer electronics equipment. These regulations, inter alia, generally prohibit cable operators from scrambling their basic service tier and from changing the infrared codes used in their existing customer premises equipment. Under the 1996 Act, local franchising authorities may not prohibit, condition or restrict a cable system's use of any type of subscriber equipment or transmission technology.

FCC Implementation of the 1996 Act

         The FCC has a proceeding pending to implement most of the cable-related reform provisions of the 1996 Act. In this proceeding, the FCC has adopted certain interim rules to govern cable operators while the agency completes its implementation of the cable-related reform provisions of the 1996 Act. Among other things, the FCC is requiring on an interim basis that for an LEC to constitute "effective competition" to cable operators, the LEC's programming must include the signals of local broadcasters. Cable television systems may file a petition with the FCC at any time for a determination as to whether they are subject to "effective competition" and thus exempt from rate regulation. Depending on the outcome of the FCC proceeding, several of the Company's systems in the Philadelphia area may become deregulated.

         The FCC has also adopted interim rules governing the filing of rate complaints regarding nonbasic cable service by local franchising authorities. Local franchising authorities may file rate complaints with the FCC when the local franchising authorities receive more than one customer complaint concerning a cable operator's rate increase within 90 days of the date such increase becomes effective. If the local franchising authority receives more than one such customer complaint and decides to file its own complaint with the FCC, it must do so within 180 days of the date the rate increase becomes effective. Before filing a complaint with the FCC, the local franchising authority must first provide the operator of the cable system written notice of its intent to do so and must give the operator a minimum of 30 days to file the relevant FCC forms used to justify a rate increase with the local franchising authority. The local franchising authority must then forward its complaint and the operator's response to the FCC within the 180 day deadline. The FCC must issue a final order within 90 days of the date it receives a local franchising authority complaint.

Other Matters

         FCC regulation also includes matters regarding a cable television system's carriage of local sports programming; franchise fees; pole attachments; home wiring; closed captioning; indecent programming; customer service; rules applicable to origination cablecasts; rules governing political programming; sponsorship identification; lottery information; and limitations on advertising contained in children's programming.

Copyright

         Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable television system with respect to over-the-air television stations. Cable operators are liable for interest on underpaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for overpayment of copyright fees.

         Copyrighted music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and basic cable networks (such as USA Network) is licensed by the networks through private agreements with the American Society of Composers and Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. As a result of extensive litigation, both ASCAP and BMI now offer "through to the viewer" licenses to the cable networks which cover the retransmission of the cable networks' programming by cable systems to their customers.

         Copyrighted music performed in programming originated by cable systems themselves on local channels or in advertisements inserted locally on cable networks must also be licensed. Cable industry negotiations with ASCAP, BMI and SESAC, Inc. (a smaller performing rights organization) are in progress over the terms of such licenses.

State And Local Regulation

         Because a cable television system uses local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community related programming and services.

         Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protections, there can be no assurance that renewals will be granted or that renewals will be made on similar terms and conditions. Franchises usually call for the payment of fees (which are limited to 5% of the system's gross subscriber revenues under the 1992 Cable Act) to the granting authority. Upon receipt of a franchise, the cable television system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. Franchises generally contain provisions governing fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome.

         The 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems than the 1984 Cable Act did, especially in the area of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable television systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

         Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility.

         The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry can be predicted at this time.

                                   MANAGEMENT

Directors And Executive Officers

         The directors and executive officers of the Company are as set forth below:

Name                                Age     Position
----                                ---     --------


H. F. Lenfest...................    68      President, CEO and Director
H. Chase Lenfest................    34      Director
Brook J. Lenfest................    29      Director
John C. Malone, Ph.D............    57      Director
Leo J. Hindery, Jr..............    50      Director
Harry F. Brooks.................    61      Executive Vice President, Assistant Secretary
Samuel W. Morris, Jr., Esq......    55      Vice President-General Counsel and Secretary
Maryann V. Bryla................    32      Treasurer, Vice President-Finance, Assistant Secretary
Donald L. Heller................    52      Vice President


         H. F. Lenfest is the founder, a Director and President and Chief Executive Officer of the Company, the sole director of each of the Company's subsidiaries and the President of each of the subsidiaries other than Lenfest Programming and TeleSTAR Marketing, Inc. Mr. Lenfest's principal occupation since 1974 has been serving as the President and CEO of the Company and its subsidiaries. Mr. Lenfest is currently a director of TelVue Corporation.

         H. Chase Lenfest has served as a Director of the Company since December 1997 and is Director of Local Sales of Tri-State Media, Inc., a subsidiary of the Company. From January 1996 to January 1997, he was the Regional Photo Classified Manager of Lenfest Programming, Inc. He was employed by TelVue Corporation from February 1994 until January 1996. From March 1988 to January 1994, he was a stockbroker with Wheat First Butcher & Singer. He is the son of
H. F. Lenfest and the nephew of Harry F. Brooks.

         Brook J. Lenfest has served as a Director of the Company since December 1997 and is Vice President and Director of Operations for the Company's StarNet, Inc. subsidiary. He has been an officer of StarNet, Inc. since January 1995. Prior to assuming his current position, he was Vice President-Business Development, Director of Communications and Product Manager for StarNet, Inc. From 1993 to 1994, he was Marketing Manager for the Company's South Jersey Cablevision (now Lenfest Atlantic, Inc.) subsidiary. Prior to 1993 he held various positions at Garden State Cablevision. He is the son of H. F. Lenfest and the nephew of Harry F. Brooks.

         John C. Malone has served as a Director of the Company since January 1982 other than for a brief period in 1997. Dr. Malone has served as the Chief Executive Officer of TCI since January 1994, and as Chairman of the Board of TCI since November 1996. Dr. Malone served as President of TCI from January 1994 to March 1997, as Chief Executive Officer of TCI Communications, Inc., a subsidiary of TCI ("TCIC"), from March 1992 to October 1994 and as President of TCIC from 1973 to October 1994. Dr. Malone is also a director of TCI, TCIC, Tele-Communications International, Inc. ("International"), TCI Pacific Communications, Inc. ("TCI Pacific"), TCI Satellite Entertainment, Inc., BET Holdings, Inc., The At Home Corporation and The Bank of New York.

         Leo J. Hindery, Jr. has served as a Director of the Company since May 22, 1998. Mr. Hindery has served as President and Chief Operating Officer for TCI since May 1997. Mr. Hindery has served as President and Chief Executive Officer of TCIC since March 1997 and has served as President and Chief Executive Officer of TCI Pacific since September 1997. Mr. Hindery has served as a director of TCIC since March 1997, has served as a director of TCI Pacific since

September 1997, and has served as Chairman of the Board and a director of TCI Music, Inc., a subsidiary of TCI since January 1997. Mr. Hindery was appointed as director of International in April 1998. In addition, Mr. Hindery is President, Chief Executive Officer and/or a director of many of the Company's subsidiaries. Mr. Hindery was previously founder, Managing General Partner and Chief Executive Officer of InterMedia partners, a cable TV operator, and its affiliated entities from 1988 to March 1997. Mr. Hindery is a director of United Video Satellite Group, Inc. and @Home Corporation, both of which are consolidated subsidiaries of TCI. Mr. Hindery is also a director of TCI Satellite Entertainment, Inc. and Cablevision Systems Corporation.

         Harry F. Brooks is Executive Vice President and Assistant Secretary of the Company. He has been Executive Vice President since 1991 and a Vice President since 1983. Mr. Brooks is also Vice President/Assistant Treasurer/Assistant Secretary of each of the Company's subsidiaries other than TeleSTAR (where he is Treasurer and Assistant Secretary), Lenfest Raystay Holdings, Inc. (where he is Vice President and Assistant Secretary) and Lenfest Atlantic, Inc. Mr. Brooks is the brother-in-law of H.F. Lenfest and the uncle of Chase Lenfest and Brook Lenfest.

         Samuel W. Morris, Jr. has been Vice President-General Counsel of the Company since November 1993 and Secretary since December 17, 1997. Prior to assuming his current position, he was a founding partner in the law firm of Hoyle, Morris & Kerr, where he remains Of Counsel. Mr. Morris is also Vice President-General Counsel and Secretary of each of the Company's subsidiaries.

         Maryann V. Bryla has been Vice President/Finance of the Company since March 1997, Assistant Secretary since January 1998 and Treasurer since April 1998. Prior to that, Ms. Bryla was Assistant Vice President of Finance of the Company since November 1996 and Director of Investor Relations since June 1996. From March 1993 to June 1996, Ms. Bryla was a lending officer in the Telecommunication and Media Lending Division of PNC Bank, N.A. From September 1988 to February 1993, she was an Assistant Treasurer and Manager in the North America Corporate Finance Syndications Division at The Chase Manhattan Bank. Ms. Bryla is also Assistant Secretary of Lenfest Clearview, Inc. and StarNet, Inc. and Treasurer of Suburban.

         Donald L. Heller has been a Vice President of the Company since March 1993. Prior to assuming his current position, Mr. Heller was, from June 1984 to January 1993, the Vice President and General Manager of Sportschannel Prism Associates, a regional cable television service which provided movies and professional sports. Mr. Heller is also Vice President of Lenfest International, Inc. and Lenfest Australia, Inc. He is currently a director of TelVue Corporation.


         All directors serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. All executive officers serve at the discretion of the Board of Directors. The directors of the Company receive no compensation in their capacity as directors.

Other Principal Employees

         Debra A. Krzywicki has been an Executive Vice President of Suburban since January 1, 1996, and a Vice President of Suburban from 1989 to December 31, 1995. She is primarily responsible for marketing, programming, customer service, training and public relations.

         Robert Lawrence has been an Executive Vice President of Suburban since January 1996, and a Regional Vice President and General Manager of Suburban from March 1982 to December 31, 1995. He is responsible for technical operations, engineering, franchise relations, information systems and purchasing.

Executive Compensation

         The Company has no long-term compensation plans. The following table sets forth certain information for the years ended December 31, 1995, 1996 and 1997 concerning cash and non-cash compensation earned by the CEO and the four other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during such periods.

                                         Summary Compensation Table
                                                                         Annual Compensation
Name  and                                                                                        All Other
Principal  Position                            Year               Salary            Bonus        Compensation
-------------------                            ----               ------            -----        ------------
H. F. Lenfest                                  1997       $      749,996     $         ---    $    255,022(a) (b)
President and CEO                              1996            1,000,000               ---         268,135(a) (b)
                                               1995              500,000           750,000         293,218(a) (b)

Samuel W. Morris, Jr.                          1997       $      262,496     $      25,000    $      8,000(a)
Vice President and                             1996              250,000            30,000           7,500(a)
General Counsel                                1995              200,000           100,000           7,500(a)

Robert Lawrence                                1997       $      206,596     $      20,000    $      8,000(a)
Executive Vice President                       1996              190,000               ---           7,500(a)
Suburban                                       1995              115,000            15,500           5,750(a)

Debra A. Krzywicki                             1997       $      189,404     $         ---    $      8,000(a)
Executive Vice President                       1996              170,000               ---           7,500(a)
Suburban                                       1995              105,000               ---           5,250(a)

Harry F. Brooks                                1997       $      157,500     $      42,500    $      8,000(a)
Executive Vice President                       1996              150,000               ---           7,500(a)
                                               1995              135,000               ---           6,750(a)

----------

(a) Matching contributions under the Company's 401(k) Plan for the individuals in years noted. The contribution for Mr. Lenfest for the years 1997, 1996 and 1995 were $8,000, $7,500 and $7,500, respectively.

(b) Pursuant to agreements between the Company and a foundation and trusts created by H. F. Lenfest, the foundation and the trusts have purchased split-dollar life insurance policies on H. F. Lenfest's life and on the joint lives of Mr. Lenfest and his wife, Marguerite Lenfest, an officer and director of the Company. Under these agreements, the Company pays the entire premium. The trusts and foundation are the beneficiaries of the insurance policies. However, the Company has been granted a security interest in the death benefits of each policy equal to the sum of all premium payments made by the Company. These arrangements are designed so that if the assumptions made as to mortality experience, policy dividends and expenses are realized, the Company, upon the deaths of Mr. and Mrs. Lenfest or the surrender of the policies, will recover all of its insurance premium payments. The premiums paid by the Company in 1997, 1996 and 1995 pursuant to these arrangements were $346,043, $346,043 and $325,471, respectively. The amounts in this column include the present value of such premium payments using an imputed interest rate, such present value calculated based upon Mr. and Mrs. Lenfest's remaining life expectancy, which totaled $247,022, $260,635 and $232,985 in 1997, 1996 and 1995,
     respectively. In addition, in 1995, Mr. Lenfest received $52,733 of additional compensation, of which $50,213 consisted of the payment by the Company of expenses incurred by Mr. Lenfest in connection with personal investments.


Compensation Committee Interlocks And Insider Participation

         The Company has no compensation committee. H. F. Lenfest has participated in the past, and is expected to continue to participate, in the deliberations of the Board of Directors concerning executive compensation.

                              CERTAIN TRANSACTIONS


         The Company is a party to an agreement with Satellite Services, Inc. ("SSI"), a wholly owned subsidiary of TCI, the indirect parent of LMC Lenfest, Inc., a 50% stockholder of the Company and an affiliate of Dr. Malone, a director of the Company, pursuant to which SSI provides certain cable programming to the Company at a rate fixed as a percentage in excess of the rate available to TCI. Management believes that these rates are significantly less than the rates that the Company could obtain independently. For the year ended December 31, 1997 and for the three-month period ended March 31, 1998, the Company incurred programming expenses under its agreement with SSI of approximately $62.9 million and $17.3 million, respectively.

         Garden State obtains its cable television programming from SSI through the Company. The programming services are at a rate which is not more than Garden State could obtain independently. For the year ended December 31, 1997 and for the three-month period ended March 31, 1998, Garden State obtained approximately $14.7 million and $3.8 million, respectively, of programming through the Company.

         The Company, through StarNet, Inc., sells cross channel tune-in promotional services for cable television to affiliates of TCI. For the year ended December 31, 1997 and for the three-month period ended March 31, 1998, the Company generated revenues of $1.9 million and $0.2 million, respectively, for such services.


         Through October 31, 1997, the Company rented four office and warehouse spaces from H. F. Lenfest and Marguerite Lenfest. Thereafter, the Company rented, and continues to rent, three. For the year ended December 31, 1997 and for the three-month period ended March 31, 1998, the Company paid the Lenfests an aggregate of $647,000 and $165,000, respectively, under such leases. Rental payments are on terms that are no less favorable than those the Company could obtain from independent parties. H.F. Lenfest is negotiating with Suburban Cable and Radius with respect to the purchase by Suburban Cable and Radius of three facilities from H.F. Lenfest and Marguerite Lenfest for an aggregate purchase price of $6 million. The purchase price was determined as a result of an independent appraisal. If the transaction is finalized the Company expects closing to take place during 1998.


         For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company incurred pay-per-view order placement fees to TelVue Corporation, an affiliate of H. F. Lenfest, $470,000 and $100,000, respectively.

         In November 1994, H.F. Lenfest and TCI International, Inc. jointly and severally guaranteed $67.0 million in program license obligations of the distributor of Australis' movie programming. At March 31, 1998, the amount subject to the guarantee under the license agreements was approximately $42.9 million.

         The Company had agreed to indemnify H.F. Lenfest against loss from such guaranty to the fullest extent permitted under the Company's debt obligations. Under the terms of the Bank Credit Facility, however, Mr. Lenfest's claims for indemnification are limited to $33.5 million. Effective March 6, 1997, as subsequently amended, Mr. Lenfest released the parent Company and its cable operating subsidiaries from their indemnity obligation until the last to occur of January 1, 1999 and the last day of any fiscal quarter during which the Company could incur the indemnity obligation without violating the terms of the Bank Credit Facility. Certain of the Company's Unrestricted Subsidiaries have agreed to indemnify Mr. Lenfest for his obligations under the guarantee. On May 5, 1998, the Trustee for the holders of Australis' bond indebtedness appointed receivers in order to wind up the affairs of Australis. Consequently, it is probable that Australis will not continue to make payments to the movie partnership for film product thereby denying that partnership funds with which to pay the movie studios whose license payments are guaranteed by Mr. Lenfest and TCI International, Inc. However, the Company believes that the movie partnership has entered into back-up arrangements with Foxtel, the partnership of News Corporation and Telstra, to purchase movies from the partnership at approximately the same price and under the same minimum guarantee arrangements that the partnership had with Australis. Because of this arrangement, the Company believes that payments will continue to be made by the partnership pursuant to its license agreements with the movie studios. Consequently, the Company believes that Mr. Lenfest's guarantee will not be called, and the Company will not be required to pay any amounts to Mr. Lenfest pursuant to the indemnification.

         The Company has agreed to pay the legal expenses of H. F. Lenfest and Marguerite Lenfest related to the pending SEC Matter against them. H. F. Lenfest and Marguerite Lenfest have agreed to repay such expenses if it is subsequently determined that the Company is not permitted to make such payments under Delaware corporate law. The Company has paid $672,650 in legal expenses for H.F. Lenfest and Marguerite Lenfest relating to this matter through March 31, 1998. See "Risk Factors -- Litigation."

         The Company paid the legal expenses of Harry Brooks related to the federal criminal action against him as disclosed in the Company's Report on Form 10-K for the year ended December 31, 1996. The Company also paid Mr. Brooks $49,550 which enabled him to pay the $25,000 fine levied against him in such action and to pay the costs of his work release and home confinement program. The Company paid $221,250 in legal expenses for Mr. Brooks relating to this matter.

         Dr. Malone, a director of the Company, is a director of The Bank of New York, which is the Trustee under the Indentures for the Company's Senior Notes and Subordinated Notes.

         For the years ended December 31, 1995 and 1996 Cable AdNet Partners, an affiliate of TCI and Dr. Malone, paid Suburban, approximately $2.6 million and $193,000, respectively, for Suburban's share of advertising revenue under a certain advertising agreement.

         In February 1996, the Company completed the exchange of its cable television systems in the East San Francisco Bay Area, a 41.67% partnership interest in Bay Cable Advertising, and the right to acquire a certain other cable television system for TCI's Wilmington, Delaware area cable television system for a net aggregate price of $45.6 million. In connection with this the Company also acquired certain of the assets of Cable AdNet Partners located in the Wilmington, Delaware area for approximately $1.1 million.

         In February 1996, Mr. Lenfest guaranteed the full payment and performance of a credit facility which the Company's unrestricted subsidiary, Lenfest Australia, had put in place to provide for its guarantee of $75.0 million of a $125.0 million Australis short term borrowing. This obligation was terminated in October 1996.

         In January 1995, Mr. Lenfest advanced $10.0 million to the Company in connection with the investment by the Company's subsidiary, Lenfest Jersey, Inc., in Garden State. This loan was repaid in April 1995.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth, as of March 31, 1998, certain information with respect to the Common Stock beneficially owned by each director, all officers and directors of the Company as a group, and each person known to the Company to own beneficially more than 5% of such Common Stock. Unless otherwise noted, the individuals have sole voting and investment power.



                                                                 Shares of                  Percent of
Name and Address                                              Common Stock              Common Stock
----------------                                              ------------              ------------

H. F. Lenfest, Director (a)(b)(c)(d)(g)                             79,448                      50.0%
John C. Malone, Director (e)(f)                                     79,448                      50.0%
Brook J. Lenfest (a)(c)(d)(g)                                       14,862                       9.4%
H. Chase Lenfest (a)(c)(d)(g)                                       14,862                       9.4%
Diane A. Lenfest (a)(c)(g)                                          14,862                       9.4%
LMC Lenfest, Inc. (c)(f)(h)                                         79,448                      50.0%
   (an indirect wholly owned subsidiary of TCI)
All officers and directors as a                                    158,896                     100.0%
   group (9 persons)

----------
(a) Such person's address is c/o The Lenfest Group, 200 Cresson Boulevard, Oaks, PA 19456.

(b) Includes 14,862 and 14,862 shares owned by Brook J. Lenfest and H. Chase Lenfest which are held in trusts established by each of them, and 14,862 shares owned by Diane A. Lenfest, respectively, all of whom are children of Mr. Lenfest. See Notes (d) and (g) below.

(c) H. F. Lenfest and LMC Lenfest, Inc. have an agreement that provides, together with the amended and restated Certificate of Incorporation of the Company, that Mr. Lenfest has the right to designate a majority of the Board of Directors until January 1, 2002. During such period, vacancies in respect of the directors designated by Mr. Lenfest shall be filled by designees of Mr. Lenfest or, in the event of Mr. Lenfest's death, of The Lenfest Foundation. Thereafter, the Lenfest Family and LMC Lenfest, Inc. will have the right to appoint an equal number of members of the Company's Board of Directors. This right will continue for so long as any member of the Lenfest Family owns any stock in the Company. Pursuant to a separate agreement, each of H. F. Lenfest, Brook J. Lenfest, H. Chase Lenfest and Diane A. Lenfest (the "Lenfest Shareholders") have granted to LMC Lenfest, Inc. a right of first refusal with respect to their shares of stock in the Company and LMC Lenfest, Inc. has granted a right of first refusal to the Lenfest Shareholders with respect to its shares of stock in the Company.

(d) Each of Mr. Lenfest, Brook J. Lenfest and H. Chase Lenfest hold their 34,862 shares, 14,862 shares and 14,862 shares, respectively, in trusts established by each of them, each of which is terminable at will.

(e) Dr. Malone's address is c/o Terrace Tower II, 5619 DTC Parkway, Englewood, CO 80111.

(f) Includes 79,448 shares owned by LMC Lenfest, Inc., of which Dr. Malone is an affiliate. Dr. Malone disclaims beneficial ownership of these shares.

(g) Each of Brook J. Lenfest, H. Chase Lenfest and Diane A. Lenfest has given to H. F. Lenfest an irrevocable proxy granting him the power (until March 30, 2000) to vote their shares for the election of directors. H. F. Lenfest disclaims beneficial ownership of these shares.

(h) LMC Lenfest, Inc.'s address is 8101 East Pacific Avenue, Suite 500, Englewood, CO 80111.

                      DESCRIPTION OF OTHER DEBT OBLIGATIONS


8-3/8% Senior Notes Due 2005


         In November 1995, the Company publicly issued $700 million of 8-3/8% Senior Notes due 2005 (the "8-3/8% Senior Notes"). The 8-3/8% Senior Notes mature on November 1, 2005. As of March 31, 1998, there was $687.4 million principal amount of the 8-3/8% Senior Notes outstanding. The 8-3/8% Senior Notes were issued pursuant to an indenture containing covenants and other provisions substantially similar to the Indenture governing the Senior Notes.


10-1/2% Senior Subordinated Notes Due 2006


         In September 6, 1996, the Company publicly issued $300 million of 10-1/2% Senior Subordinated Notes due 2006 (the "10-1/2% Senior Subordinated Notes"). The 10-1/2% Senior Subordinated Notes mature on June 15, 2006. As of March 31, 1998, there was approximately $293.9 million principal amount of the 10-1/2% Senior Subordinated Notes outstanding. The 10-1/2% Senior Subordinated Notes were issued pursuant to an indenture containing covenants and other provisions substantially similar to the Indenture governing the Senior Subordinated Notes.


Bank Credit Facility


         On August 4, 1998 the Company amended and restated its existing bank credit facility pursuant to the Bank Credit Facility. The Bank Credit Facility establishes unsecured revolving credit facility commitments under which the Company may borrow up to $300 million, which can be increased to $550 million under certain conditions. The Company intends to use the availability under the Bank Credit Facility for operations and possibly for future acquisitions of cable systems. The commitments under the Bank Credit Facility expire on March 31, 2006. As of the date hereof, no amounts are outstanding under the Bank Credit Facility.

         Loans outstanding under the Bank Credit Facility bear interest at floating rates. The Bank Credit Facility contains customary covenants, including restrictive covenants, which impose certain limitations on the Company and its wholly-owned cable operating subsidiaries, including, among other things, incurring additional indebtedness, the payment of dividends, the repurchase of stock, the making of certain payments and purchases, the making of acquisitions and investments, the creation of certain liens, disposing or acquiring assets, sale-leaseback transactions, and transactions with affiliates. The Bank Credit Facility also includes financial covenants requiring the Company to maintain certain financial ratios at specified levels. The Bank Credit Facility also contains customary default provisions, including nonpayment of principal, interest, fees and other amounts when due, violation of covenants, failure of representations and warranties to be true and correct in all material respects when made, cross defaults and cross acceleration to other debt obligations, bankruptcy events, unsatisfied judgments in excess of specified amounts and change of control.

                              DESCRIPTION OF NOTES

General


         The Senior Exchange Notes will be issued under an indenture dated as of February 5, 1998 (the "Senior Notes Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The Senior Notes Indenture authorizes the issuance of $150 million in aggregate principal amount of the Senior Exchange Notes. The form and terms of the Senior Exchange Notes are identical in all material respects to the form and terms of the Old Senior Notes (except that the Senior Exchange Notes will be registered under the Securities Act) and, therefore, will be treated as a single class under the Senior Notes Indenture with any Old Senior Notes that remain outstanding. Capitalized terms used in the section "Description of Notes" which are not otherwise defined are defined in the "- Certain Definitions" subsection. See "- Certain Definitions."


         The Senior Subordinated Exchange Notes will be issued under an indenture dated as of February 5, 1998 (the "Senior Subordinated Notes Indenture") between the Company and the Trustee (the Senior Notes Indenture and the Senior Subordinated Notes Indenture are sometimes collectively referred to as the "Indentures"). The Senior Subordinated Notes Indenture authorizes the issuance of $150 million in aggregate principal amount of the Senior Subordinated Exchange Notes. The form and terms of the Senior Subordinated Exchange Notes are identical in all material respects to the form and terms of the Old Senior Subordinated Notes (except that the Senior Subordinated Exchange Notes will be registered under the Securities Act) and, therefore, will be treated as a single class under the Senior Subordinated Notes Indenture with any Old Senior Subordinated Notes that remain outstanding.

         The description of the Notes set forth below is separately applicable to each of the Senior Notes and the Senior Subordinated Notes, except where specific references are otherwise made to the Senior Notes, the Senior Subordinated Notes or their respective Indentures. Although, for convenience, the Senior Notes, the Senior Subordinated Notes and their respective Indentures have been referred to below collectively as "the Notes" and as "the Indentures," the Senior Notes and the Senior Subordinated Notes will not together have any class voting or other rights and the provisions of their respective Indentures will operate independently of, and without regard to, one another.

         Principal, premium (if any) and interest on the Notes will be payable at the office or agency to be maintained by the Company, which, unless otherwise provided by the Company, will be the offices of the Trustee. Principal, premium (if any) and interest payments on the Notes may be paid by check. The Notes may be presented for registration of transfer and exchange at such offices.

         The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indentures. The Notes are subject to all such terms, and holders of the Notes are referred to the Indentures and the Trust Indenture Act for a statement of those terms. The statements under this caption relating to the Notes and the Indentures are summaries and do not purport to be complete. Such summaries may make use of certain terms defined in the Indentures and are qualified in their entirety by express reference to the Indentures. A copy of the proposed form of Indentures are available upon request to the Company at the address set forth under "Available Information."

         The Notes will be issued in fully registered form only and will be issued in denominations of $1,000 and integral multiples thereof.

Terms of the Notes

         Maturity. The Notes will mature on February 15, 2008.

         Interest. The Company will pay interest on the Notes on February 15 and August 15 of each year, commencing August 15, 1998, to the persons who are registered holders at the close of business on the February 1 and August 1 immediately preceding the interest payment date.

Ranking

         The indebtedness evidenced by the Senior Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company, including the Bank Credit Facility and the 8-3/8% Senior Notes, and will be senior in right of payment to all existing and future subordinated indebtedness of the Company, including the 10-1/2% Senior Subordinated Notes and the Senior Subordinated Notes offered hereby.

         The indebtedness evidenced by the Senior Subordinated Notes will be senior subordinated, unsecured obligations of the Company. The payment of the principal of and premium (if any) and interest on the Senior Subordinated Notes will be subordinated in right of payment, as set forth in the Senior Subordinated Notes Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including the Company's obligations under the Bank Credit Facility, the 8-3/8% Senior Notes and the Senior Notes offered hereby, and will be in all respects pari passu in right of payment to all existing and future Senior Subordinated Indebtedness.


         As of March 31, 1998, the Company's Senior Indebtedness was approximately $1,286.1 million. Although the Indentures contain limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "- Certain Covenants Limitation on Indebtedness."

         All the operations of the Company are conducted through its subsidiaries. As a holding company, the Company has no operations and, therefore, is dependent on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the Notes when due. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such obligations will not constitute Senior Indebtedness. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At March 31, 1998, the total liabilities of the Company's subsidiaries (including trade payables and accrued liabilities) were approximately $154.7 million, of which approximately $1.7 million was indebtedness. Although the Indentures limit the incurrence of Indebtedness and preferred stock of certain of the Company's subsidiaries, such limitations are subject to a number of significant qualifications. Moreover, the Indentures do not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indentures. See "Certain Covenants - Limitation on Indebtedness."


         The Senior Subordinated Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Senior Subordinated Notes Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured.

         The Company may not pay principal of, premium (if any) or interest on, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, "pay the Senior Subordinated Notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Senior Subordinated Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause
(i) or (ii) of the first sentence of this paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Senior Subordinated Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

         Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the holders of Senior Subordinated Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of Senior Subordinated Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to holders of Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

         If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

         By reason of the subordination provisions contained in the Senior Subordinated Notes Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of Senior Subordinated Notes, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Notes.

         The terms of the subordination provisions described above for the Senior Subordinated Notes will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under "- Defeasance."

Book-Entry, Delivery and Form

         The Notes sold will be issued in the form of Global Notes. Each Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, each Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in a Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

         The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         Upon the issuance of the Global Notes, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by each such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

         So long as the Depository, or its nominee, is the registered holder and owner of the Global Notes, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indentures. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Notes. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Notes desires to take any action that the Depository, as the holder of the Global Notes, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Payment of principal of and premium (if any) and interest on Notes represented by each of the Global Notes registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

         The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or premium (if any) or interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

         Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Notes may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

         Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

         The Notes represented by the Global Notes are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Notes or (iii) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Notes, to the provisions of such legend.

Optional Redemption

         The Senior Notes are not redeemable at the option of the Company prior to maturity. The Senior Subordinated Notes are not redeemable at the option of the Company prior to February 15, 2003. Thereafter, the Senior Subordinated Notes are redeemable, in whole or in part, at the option of the Company on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of each of the years set forth below:

                                                              Redemption
         Year                                                    Price
         ----                                                    -----

         2003.................................................   104.125%

         2004.................................................   102.750

         2005.................................................   101.375

         2006 and thereafter..................................   100.000

         After any redemption date, interest will cease to accrue on the Senior Subordinated Notes or portions thereof called for redemption unless the Company shall fail to deposit with the Paying Agent on the redemption date the funds necessary to redeem such Senior Subordinated Notes.

Mandatory Sinking Fund

         There are no mandatory sinking fund payments for the Notes.

Change of Control Offer

         Within 30 days of the occurrence of a Change of Control Triggering Event with respect to the Notes, the Company shall notify the Trustee in writing of such proposed occurrence and shall make an offer to purchase (the "Change of Control Offer") the Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest (if any) to the Change of Control Payment Date (as defined), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, in accordance with the procedures set forth in this covenant.

         Within 50 days of the occurrence of a Change of Control Triggering Event with respect to the Notes, the Company also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the

Trustee and to each registered holder of the Notes, at his address appearing in the register of the Notes maintained by the Registrar, a notice stating:

         (1) that the Change of Control Offer is being made pursuant to this covenant and that all such Notes tendered will be accepted for payment, provided that a Change of Control Triggering Event has occurred and otherwise subject to the terms and conditions set forth herein;

         (2) the Change of Control Purchase Price and the purchase date, which shall be a Business Day no earlier than 30 days and no later than 60 days after the date on which such notice is mailed (the "Change of Control Payment Date");

         (3) that any such Note not tendered will continue to accrue interest;

         (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any such Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

         (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

         (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of such Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

         (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof; and

         (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

         On the Change of Control Payment Date, the Company shall (i) accept for payment the Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate indicating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

         The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

         The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under "-Limitation on Indebtedness." Such restrictions can only be waived with the consent of the registered holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indentures will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

         The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Bank Credit Facility and may require the Company to offer to repurchase the 8-3/8% Senior Notes and the 10-1/2% Senior Subordinated Notes and the Notes. In addition, future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. In the event a Change of Control occurs at a time when such prohibitions are in effect, the Company could seek the consent of its lenders or other holders of indebtedness to purchase the Notes or could attempt to refinance borrowings containing such prohibitions. If the Company does not obtain such consents or refinance such borrowings, the Company will be effectively prohibited from purchasing the Notes. Moreover, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control Triggering Event may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Certain Covenants

         Set forth below are certain covenants contained in the Indentures. During any period of time that (i) the ratings assigned to the Notes by both of the Rating Agencies are Investment Grade Ratings and (ii) no Default has occurred and is continuing under the Indentures, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indentures described below under "Limitation on Indebtedness," "Limitation on Restricted Payments," "Limitation on Transactions with Affiliates" and clause (iv) of "Merger, Consolidation and Sale of Assets" (collectively, the "Suspended Covenants"). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the preceding sentence and, subsequently, one or both Rating Agencies withdraws its ratings or downgrades the ratings assigned to such Notes below the required Investment Grade Ratings, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of such Notes and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under "Limitation on Restricted Payments" as if such covenant had been in effect during the entire period of time from the date of the Indenture.


         Limitation on Indebtedness. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume or become liable for, contingently or otherwise (collectively, "incur"), any Indebtedness unless, after giving effect to such incurrence on a pro forma basis, the Company's Leverage Ratio would not exceed 8.0.


         Notwithstanding the foregoing limitation, the Company and its Restricted Subsidiaries may incur the following Indebtedness: (i) the Notes;
(ii) Indebtedness outstanding on the Issue Date; (iii) Permitted Refinancing Indebtedness incurred in respect of Indebtedness incurred pursuant to the provisions of the immediately preceding paragraph or clauses (i) and (ii) of this paragraph; (iv) Indebtedness of the Company owing to and held by a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof; (v) Indebtedness under Interest Rate Agreements; provided, however, such Interest Rate Agreements do not increase the Indebtedness of the Company or its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates or by reason of customary fees, indemnities and compensation payable thereunder; and (vi) Indebtedness in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations.

         Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment, (i) a Default shall have occurred and be continuing, (ii) the aggregate amount of such Restricted Payment and all other Restricted Payments made since November 14, 1995 (the amount of any Restricted Payment, if other than cash, to be based upon Fair Market Value), would exceed an amount equal to the sum of (a) the excess of
(1) Cumulative EBITDA over (2) the product of 1.2 and Cumulative Interest Expense, (b) Capital Stock Sale Proceeds, (c) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to November 14, 1995 of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Redeemable Stock) of the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon conversion or exchange) and (d) $100 million, or (iii) the Company could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of " - Limitation on Indebtedness."

         Notwithstanding the foregoing limitation, the Company may (i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation, (ii) redeem, repurchase, defease, acquire or retire for value, any Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes with the proceeds of any Permitted Refinancing Indebtedness or (iii) acquire, redeem or retire Capital Stock or Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Stock).

         Any payments made pursuant to clauses (ii) and (iii) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made after November 14, 1995; provided, however that the proceeds from the issuance of Capital Stock pursuant to clause (iii) of the immediately preceding paragraph shall not constitute Capital Stock Sale Proceeds for purposes of clause (ii)(b) of the first paragraph of this covenant.

         Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are in writing, (ii) such Affiliate Transaction is in the best interest of the Company or such Restricted Subsidiary, as the case may be, (iii) such Affiliate Transaction is on terms as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such Affiliate Transaction for a similar transaction in arms-length dealings with a Person who is not such an Affiliate and (iv) with respect to each Affiliate Transaction involving aggregate payments in excess of $50 million, the Company delivers to the Trustee an opinion letter from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be, and an Officers' Certificate certifying that such Affiliate Transaction was approved by a majority of the Board of Directors of the Company and that such Affiliate Transaction complies with clauses (ii) and (iii).

         Notwithstanding the foregoing limitation, the Company may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on the Issue Date, including contracts for the acquisition of cable television programming and renewals, extensions and replacements thereof on terms no less favorable to the Company and its Restricted Subsidiaries; (ii) any Restricted Payment permitted to be made pursuant to the covenant described under "- Limitation on Restricted Payments;" (iii) any transaction or series of transactions between the Company and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries (provided that no more than 5% of the equity interest in any such Restricted Subsidiary is owned by an Affiliate); and (iv) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Restricted Subsidiaries, so long as the Board of Directors of the Company in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor.

         Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time; provided, however, that immediately after giving effect to such designation on a pro forma basis, (i) the Company's Leverage Ratio would not exceed 8.0, (ii) the Company and its Restricted Subsidiaries are in compliance with the provisions of the Senior Notes Indenture described under "-Limitation on Liens" and with the provisions of the Senior Subordinated Notes Indenture described under "-Limitation on Layered Indebtedness" and "-Limitation on Subordinated Liens" and (iii) an Officers' Certificate with respect to such designation is delivered to the Trustee within 75 days after the end of the fiscal quarter of the Company in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Company's fiscal year, within 120 days after the end of such fiscal year), which Officers' Certificate shall state the effective date of such designation.


         Limitations on Liens (Senior Notes only). The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its Property, whether now owned or hereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to) all other Indebtedness of the Company or any Restricted Subsidiary secured by such Lien for so long as any such other Indebtedness of the Company or any Restricted Subsidiary shall be so secured.

         Limitation on Layered Indebtedness (Senior Subordinated Notes only). The Company shall not, directly or indirectly, incur any Indebtedness that is subordinate or junior in ranking in right of payment to any other Indebtedness of the Company unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness.

         Limitation on Subordinated Liens (Senior Subordinated Notes only). The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Lien (other than Permitted Liens) on or with respect to any of its Property, whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, securing any obligation or Indebtedness that is subordinate or junior in ranking in right of payment to, or ranks pari passu with, the Notes, unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or prior to) such obligation or Indebtedness for so long as such obligation is so secured.

Merger, Consolidation and Sale of Assets

         The Company may not consolidate with or merge with or into, or convey, sell, transfer, lease or otherwise dispose of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company shall be the surviving Person (the "Surviving Person"), or the Surviving Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the assets of the Company are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the Surviving Person (if other than the Company) shall expressly assume, by supplemental indentures, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indentures, and the obligations under the Indentures shall remain in full force and effect; (iii) immediately before and immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction on a pro forma basis (including any Indebtedness incurred or anticipated to be incurred in connection with such transaction or series of transactions), the Surviving Person would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-Certain Covenants- Limitation on Indebtedness."

         In connection with any consolidation, merger, transfer or other disposition contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or other disposition and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

SEC Reports

         Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of the Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

Events of Default

         The following events are defined in the Indentures as "Events of Default": (i) the Company fails to make the payment of any principal of, or premium (if any) on, the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or declaration, or otherwise; (ii) the Company fails to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;
(iii) the Company fails to comply with any other covenant in the Notes or Indentures and such failure continues for 30 days after written notice from the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (iv) the Company or any Restricted Subsidiary fails to pay when due principal, interest or premium aggregating $10 million or more with respect to any Indebtedness of the Company or any Restricted Subsidiary or the acceleration of any such Indebtedness, which default shall not be cured or waived, or which acceleration shall not be rescinded or annulled, within 10 days after written notice (the "cross default provisions"); (v) any final judgment or judgments for the payment of money in excess of $10 million shall be rendered against the Company or any Restricted Subsidiary and shall not be discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); or (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary (the "bankruptcy provisions"). The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal of or premium (if any) or interest on such Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

         The Indentures provide that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indentures. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

         The registered holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing Default with respect to the Notes or compliance with any provision of the Indentures or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indentures.

         No holder of the Notes will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium (if any) or interest on such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

         The Indentures may be amended with the consent of the registered holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the registered holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note, (v) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vi) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, (vii) subordinate the Senior Notes to any other obligation of the Company, (viii) make any change to the subordination provisions of the Senior Subordinated Notes Indenture that would adversely affect the holders of the Senior Subordinated Notes or (ix) reduce the premium payable upon the redemption of any Senior Subordinated Note or change the time at which any Senior Subordinated Note may be redeemed, as described under "-Optional Redemption."

         Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indentures to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indentures, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indentures under the Trust Indenture Act. However, no amendment made to the subordination provisions of the Senior Subordinated Notes Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding shall be effective as to such holder of Senior Indebtedness unless such holder (or its Representative) consents to such change.

         The consent of the holders of the Notes is not necessary under the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

         After an amendment under the Indentures becomes effective, the Company is required to mail to registered holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

         The Company at any time may terminate all its obligations under the Notes and the Indentures ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under " - Certain Covenants" (other than the covenant described under " Merger, Consolidation and Sale of Assets"), the operation of the cross default provisions, the bankruptcy provisions with respect to Restricted Subsidiaries and the judgment default provisions described under " - Events of Default" above and the limitations contained in clause (iv) under "-Certain Covenants - Merger, Consolidation and Sale of Assets" above ("covenant defeasance").

         The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii) (with respect to the covenants described under "Certain Covenants," other than the covenant described under " Certain Covenants - Merger, Consolidation and Sale of Assets" above), (iv), (v) or (vi) (with respect only to Restricted



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
Subsidiaries) under "- Events of Default" above or because of the failure of the Company to comply with clause (iv) under " - Certain Covenants - Merger, Consolidation and Sale of Assets" above.

         In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

The Trustee

         The Bank of New York is to be the Trustee under the Indentures and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Indentures provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indentures. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indentures and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. John C. Malone, a director of the Company, is a director of The Bank of New York.

Certain Definitions

         Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indentures for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

         "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-Certain Covenants - Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Capital Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of -any such beneficial owner pursuant to the first sentence hereof.

         "Annualized Pro Forma EBITDA" means, with respect to any Person, the product of such Person's Pro Forma EBITDA for the latest fiscal quarter for which financial statements are available multiplied by four.

         "Asset Sale" means the sale, transfer or other disposition (other than to the Company or any of its Restricted Subsidiaries) in any single transaction or series of related transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary, (b) all or substantially all of the assets of the Company or of any Restricted Subsidiary or (c) all or substantially all of the assets of (1) a Company System or part thereof serving at least 50,000 basic customers, (2) a division, (3) a line of business or (4) a comparable business segment of the Company or any Restricted Subsidiary.

         "Attributable Indebtedness" means Indebtedness deemed to be incurred in respect of a Sale and Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

         "Bank Indebtedness" means the Indebtedness and all other monetary obligations of the Company incurred under the Bank Credit Facility.

         "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrant, option or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

         "Capital Stock Sale Proceeds" means the aggregate Net Cash Proceeds received by the Company from the issue or sale (other than to a Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary) by the Company of any class of its Capital Stock (other than Redeemable Stock) after November 14, 1995.

         "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles.

         "Change of Control" means such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than one or more of the Permitted Holders and their Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power required to elect or designate for election a majority of the Company's Board of Directors and attaching to the then outstanding voting Capital Stock of the Company.

         "Change of Control Triggering Event" means, with respect to the Notes, the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.

         "Company System" means any cable television system owned by the Company or any Restricted Subsidiary.

         "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, fees payable in connection with financings, including commitment, availability and similar fees, and amortization of debt issuance costs, non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under, and the net costs associated with, any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends, the amount of Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Restricted Subsidiary, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and the interest component of rentals in respect of any Capitalized Lease Obligation or Sale and Leaseback Transaction paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

         "Consolidated Net Income" means for any period, the net income (loss) of the Company and its Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and
(b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person, (v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

         "Cumulative EBITDA " means at any date of determination the cumulative EBITDA of the Company from and after September 30, 1995 to the end of the fiscal quarter immediately preceding the date of determination or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

         "Cumulative Interest Expense" means at any date of determination the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by the Company from September 30, 1995 to the end of the fiscal quarter immediately preceding the date of determination determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Designated Senior Indebtedness" means (i) the Bank Indebtedness, (ii) the 8-3/8% Senior Notes and (iii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $100 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

         "EBITDA" means, for any Person, for any period, an amount equal to (A) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing consolidated net income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing consolidated net income for such period, minus (B) all non-cash items increasing consolidated net income for such period, all for such Person and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.


         "Fair Market Value" means with respect to any Property, the price which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (i) if such property or asset has a Fair Market Value of less than $5 million, by any Officer of the Company or (ii) if such property or asset has a Fair Market Value in excess of $5 million, by a majority of the Board of Directors of the Company and evidenced by a resolution, dated within 30 days of the relevant transaction, of such Board delivered to the Trustee.


         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Indebtedness" means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included, (i) any Capitalized Lease Obligations, (ii) Indebtedness of other Persons secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such property or assets or the amount of the Indebtedness so secured), (iii) Guarantees of Indebtedness of other Persons,
(iv) any Redeemable Stock, (v) any Attributable Indebtedness, (vi) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, (vii) in the case of the Company, Preferred Stock of its Restricted Subsidiaries and (viii) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable.

         "Independent Appraiser" means an investment banking firm of national standing with non-investment grade debt underwriting experience or any third party appraiser of national standing; provided, however that such firm or appraiser is not an Affiliate of the Company.

         "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

         "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor's Ratings Service, a division of McGraw Hill, Inc. (or any successor to the rating agency business thereof), respectively.

         "Issue Date" means the date on which the Notes are initially issued.

         "Lenfest Family" means collectively H. F. Lenfest and members of his immediate family, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of the Company's Capital Stock beneficially owned by any of the foregoing have been transferred.

         "Leverage Ratio" is defined as the ratio of (i) the outstanding Indebtedness of a Person and its Subsidiaries (or in the case of the Company, its Restricted Subsidiaries) divided by (ii) the Annualized Pro Forma EBITDA of such Person.

         "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, casement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capitalized Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

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
         "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Officer" means the President, the Treasurer, or any Executive Vice President or Vice President of the Company.

         "Officers' Certificate" means a certificate signed by two Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company.

         "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

         "Permitted Holders" means the Lenfest Family and Tele-Communications, Inc.

         "Permitted Liens" means (i) in the case of the Senior Notes only, Liens incurred by the Company or any Restricted Subsidiary if, after giving effect to such incurrence on a pro forma basis, the amount of the total Indebtedness or other obligations of the Company and its Restricted Subsidiaries that is secured by a Lien does not exceed the product of the Annualized Pro Forma EBITDA of the Company multiplied by 3.00; (ii) Liens on the Property of the Company or any Restricted Subsidiary existing on the Issue Date; (iii) Liens on the Property of the Company or any Restricted Subsidiary to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (i), (ii), (vii) or
(x); provided, however, that any such Lien will be limited to all or part of the same Property that secured the original Lien (plus improvements on such Property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness described under clauses (i), (ii), (vii) and (x) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any premiums, fees and other expenses incurred by the Company in connection with such refinancing, refunding, extension, renewal or replacement; (iv) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (v) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (vi) Liens on the Property of the Company or any Restricted Subsidiary in favor of issuers of performance bonds and surety or appeal bonds;
(vii) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or such Restricted Subsidiary; provided, however that such Lien shall not have been incurred in anticipation or in connection with such transaction or series of related transactions pursuant to which such Property was acquired by the Company or such Restricted Subsidiary;
(viii) other Liens on the Property of the Company or any Restricted Subsidiary incidental to the conduct of their respective businesses or the ownership of their respective Properties which were not created in connection with the incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective Properties or materially impair the use thereof in the operation of their respective businesses; (ix) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case incurred in the ordinary course of business, (x) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that any such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or (xi) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character.

         "Permitted Refinancing Indebtedness" means any renewals, extensions, substitutions, refinancings. or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement,
(ii) the average life and the date such Indebtedness is scheduled to mature is not shortened and (iii) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced.

         "Person" means any individual, corporation, company (including limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

         "Pro Forma EBITDA " means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and
(ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; provided, however that, with respect to the Company, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to the "Restricted Subsidiaries" of the Company.

         "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such Person).

         "Rating Agencies" mean Standard & Poor's Ratings Service, a division of McGraw Hill, Inc., and Moody's Investors Service, Inc. or any successor to the respective rating agency businesses thereof.

         "Rating Date" means the date which is 90 days prior to the earlier of
(i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control.

         "Rating Decline" means, with respect to the Notes, the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies): (a) in the event the Notes are assigned an Investment Grade Rating by either of the Rating Agencies on the Rating Date, the rating of the Notes by both of the Rating Agencies shall be below an Investment Grade Rating; or (b) in the event the Notes are rated below an Investment Grade Rating by both of the Rating Agencies on the Rating Date, the rating of the Notes by either of the Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

         "Redeemable Dividend" means, for any dividend with regard to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

         "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable for Indebtedness.

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
         "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

         "Restricted Payment" means (i) any dividend or distribution (whether made in cash, property or securities) declared or paid on or with respect to any shares of Capital Stock of the Company or Capital Stock of any Restricted Subsidiary except for any dividend or distribution which is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to the other shareholders of such Restricted Subsidiary on a pro rata basis) or dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company; (ii) a payment made by the Company or any Restricted Subsidiary to purchase, redeem, acquire or retire any Capital Stock of the Company or Capital Stock of any Affiliate of the Company (other than a Restricted Subsidiary) or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock; or (iii) a payment made by the Company or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of the Company which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes.

         "Restricted Subsidiary" means (a) Suburban Cable TV Co. Inc., LenComm, Inc., Lenfest West, Inc., Lenfest Atlantic, Inc., Lenfest Newcastle County, Lenfest Newcastle County, Inc. and CAH, Inc.; (b) any Subsidiary of the Company after the Issue Date unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted pursuant to "-Certain Covenants Designation of Restricted and Unrestricted Subsidiaries"; and (c) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to "-Certain Covenants - Designation of Restricted and Unrestricted Subsidiaries."

         "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

         "Senior Indebtedness" means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding), in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company or (5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Senior Subordinated Notes Indenture.

         "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

         "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of



                                       77
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the management and policies of such entity by contract or otherwise if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

         "Unrestricted Subsidiary" means (a) any Subsidiary in existence on the Issue Date that is not a Restricted Subsidiary; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of the Company which is designated after the Issue Date as an Unrestricted Subsidiary as permitted pursuant to " - Certain Covenants - Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

                               THE EXCHANGE OFFER


The Old Notes Offering


         The Old Notes were sold by the Company on February 5, 1998 to the Initial Purchasers in reliance on Section 4(2) of the Securities Act. The Initial Purchasers offered and sold the Old Notes only to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A and outside the United States to non-U.S. persons in reliance upon Regulation S under the Securities Act.

         In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into a Registration Agreement dated January 30, 1998 (the "Registration Agreement"), which generally requires the Company (i) to cause the Old Notes to be registered under the Securities Act pursuant to a Shelf Registration Statement (as defined) or (ii) to file with the Commission the Exchange Offer Registration Statement with respect to the Exchange Offer. The Exchange Offer is being made pursuant to the Registration Agreement to satisfy the Company's obligations thereunder with regard to the Exchange Notes. The term "holder" with respect to the Exchange Offer means any person in whose name Notes are registered on the registrar's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes, by book-entry transfer at DTC.


Purpose and Effect of the Exchange Offer


         Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make the Prospectus available to any broker-dealer for use in connection with any such sale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

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
         By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) neither the holder nor any such other person is an "affiliate" of the Company as defined in Rule 405 under the Securities Act or, if such holder is an "affiliate, "that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if the holder is not a broker-dealer, that neither the holder nor any such other person is engaged in or intends to engage in the distribution of such Exchange Notes, and (v) if such holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

         Participation in the Exchange Offer is voluntary and holders should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

         Pursuant to the terms of the Registration Agreement, if, under certain circumstances, the Exchange Offer is not permitted, the Company shall, as promptly as practicable (but in no event more than 30 days after so required or requested pursuant to the Registration Agreement), file with the Commission and thereafter shall cause to be declared effective under the Securities Act by the 150th day after the Closing Date (as defined in the Registration Agreement) a Shelf Registration Statement relating to the offer and sale of the Old Notes or the Exchange Notes, as applicable, by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in such Shelf Registration Agreement. The Company will be required to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by the Holders for a period of three years from the date of the Shelf Registration Statement is declared effective by the Commission or such shorter period that will terminate when all the Old Notes or Exchange Notes, as applicable, covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement.

Terms of the Exchange Offer

         General. Upon the terms and subject to the conditions set forth in this Prospectus and in the applicable Letter of Transmittal, the Company hereby offers to exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the Exchange Notes, the Company will issue $1,000 principal amount of Senior Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Senior Notes accepted in the Exchange Offer, and the Company will issue $1,000 principal amount of Senior Subordinated Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Senior Subordinated Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer, however, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

         The form and terms of the Senior Exchange Notes will be identical in all material respects to the form and terms of the Old Senior Notes except that
(i) the Senior Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer and (ii) holders of the Senior Exchange Notes will not be entitled to certain rights of holders of Old Senior Notes under the Registration Agreement, which will terminate upon consummation of the Exchange Offer. The Senior Exchange Notes will evidence the same debt as the Old Senior Notes, will be entitled to the benefits of the Senior Notes Indenture and will be treated as a single class thereunder with any Old Senior Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Senior Notes being tendered for exchange.

         The form and terms of the Senior Subordinated Exchange Notes will be identical in all material respects to the form and terms of the Old Senior Subordinated Notes except that (i) the Senior Subordinated Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer and (ii) holders of the Senior Subordinated Exchange Notes will not be entitled to certain rights of holders of Old Senior Subordinated Notes under the Registration Agreement, which will terminate upon consummation of the Exchange Offer. The Senior Subordinated Exchange Notes will evidence the same debt as the Old Senior Subordinated Notes, will be entitled to the benefits of the Senior Subordinated Notes Indenture and will be treated as a single class thereunder with any Old Senior Subordinated Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Senior Subordinated Notes being tendered for exchange.


         As of the date of this Prospectus, $300,000,000 aggregate principal amount of Old Notes is outstanding. This Prospectus, together with the applicable Letter of Transmittal, is first being sent on or about August 18, 1998 to all holders known to the Company.


         Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indentures in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue.

         The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral (confirmed in writing ) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below) for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses".


         Expiration Date; Extensions; Amendments. The term "Expiration Date" shall mean 5:00 p.m., New, York City time, on September 16, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the Exchange Notes for Old Notes will be consummated on or about the third New York Stock Exchange trading day following the Expiration Date.


         The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" below shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the holders of Old Notes. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of Old Notes, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to such holders, if the Exchange Offer otherwise would expire during such period.

         In all cases, issuance of the Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC), unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

         Interest on the Exchange Notes. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each Exchange Note will bear interest from the most recent date to which interest has been paid on the Old Notes or Exchange Notes, or if no interest has been paid on the Old Notes or Exchange Notes, from February 5, 1998.

         Procedures for Tendering Old Notes. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal for such Old Note. A holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing Old Notes being tendered (or confirmation of a book-entry-transfer of such Old Notes into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

         If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued)in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes, the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by rule 17 Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

         THE METHOD OF DELIVERY OF OLD NOTES, THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below).

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company, which determination will be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below) will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, the Company reserves the right in its sole discretion (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

         Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

         Guaranteed Delivery Procedures. If a holder desires to participate in the Exchange Offer and such holder's Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to the Expiration Date, the Exchange Agent has received from an Eligible Institution a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered, the certificate number(s) of the Old Notes to be tendered and the amount tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with any other documents required by the Letter of Transmittal and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New Stock Exchange Trading Days after the date of execution of the Notice of Guaranteed Delivery. Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

         Terms and Conditions of the Letters of Transmittal. The Letters of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

         The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's true and lawful agent and attorney-in-fact with respect to such tendered Old Notes, with full power of substitution, among other things, to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges, encumbrances and adverse claims. The Transferor also warrants that it will, upon request, execute and deliver any additional documents reasonably requested by the Company or the Exchange Agent as necessary or desirable to complete and give effect to the transactions contemplated by the Letter of Transmittal. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

         By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "-- Purpose and Effect of the Exchange Offer".

         Withdrawal of Tenders of Notes. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing his election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and (v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC. All questions as to the validity, form and eligibility(including time of receipt) of such notices will be determined by the Company, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at anytime on or prior to the Expiration Date.

Conditions of the Exchange Offer

         Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

                   (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, seeks to or would prohibit, restrict, materially delay or otherwise render illegal consummation of the Exchange Offer, or

                   (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or

                   (c) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

         If the Company determines in its sole discretion that any of the above conditions is not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see "--Terms of the Exchange Offer --Withdrawal of Tenders of Old Notes") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders of Old Notes, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the such holders, if the Exchange Offer otherwise would expire during such period.

Exchange Agent

         The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                              The Bank of New York
                             Reorganization Section
                              101 Barclay Street-7E
                            New York, New York 10286

                              Attn: Noriko Miyazaki

           By Facsimile Transmission (for Eligible Institutions only):

                                 (212) 571-3080

                              Attn: Noriko Miyazaki

                              Confirm by Telephone:
                                 (212) 815-6333


Fees and Expenses

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

         The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

         The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include, among others, fees and expenses of the Exchange Agent, accounting and legal fees and printing costs.

         The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, Exchange Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

         The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A, (iii) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer.

Accounting Treatment

         The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the Exchange Notes.

                CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion of certain material United States federal income tax consequences associated with the exchange of the Old Notes for the Exchange Notes and the ownership and disposition of Exchange Notes by a holder who holds the Exchange Notes as a "capital asset" (generally, property held for investment). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, rulings, official pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is a summary of certain of the United States federal income tax consequences and does not address all aspects of federal income taxation that may be relevant to holders, in light of their specific circumstances, particularly holders subject to special tax treatment (such as insurance companies, financial institutions, tax-exempt organizations or foreign persons, except to the extent described below). This discussion does not address any state or local tax consequences which may be associated with the Old Notes, the Exchange Notes or the Exchange. Holders are urged to consult their own tax advisors regarding the application of the United States federal income tax laws to their particular situations as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

         Exchange of Notes. The exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be a taxable event to the holder, and the holder will not recognize any taxable gain or loss as a result of the exchange. As such, a holder will have the same adjusted tax basis in the Exchange Notes that such holder had in the Old Notes immediately before the exchange, and such holder's holding period for the Exchange Notes will include his or its holding period for the Old Notes. In addition, to the extent that a holder acquired the Old Notes at a discount or with amortizable bond premium, such discount or premium will carry over to the Exchange Notes received in exchange for the Old Notes.

         Taxation of Exchange Notes. Interest on the Exchange Notes will generally be taxable to a holder as ordinary interest income in accordance with such holder's method of accounting for United States federal income tax purposes.

         Disposition of Exchange Notes. In general, the holder of an Exchange Note will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Exchange Note, measured by the difference between the amount of cash and the fair market value of property received (except to the extent attributable to the payment of accrued interest), and the holder's adjusted tax basis in the Exchange Note. Subject to the market discount rules discussed below, the gain or loss on the sale, redemption, retirement or other disposition of an Exchange Note will be long-term capital gain or loss, provided the holder has a holding period for the Exchange Note of more than one year and was holding the Exchange Note for investment. In the case of a U.S. holder who is an individual, any capital gain recognized on the sale or other disposition of an Exchange Note generally will be subject to a maximum U.S. federal income tax rate of (i) 20% if such U.S. holder's holding period exceeds 18 months and (ii) 28% if such U.S. holder's holding period is more than a year and not more than 18 months.

         Market Discount on Resale. Holders, other than original purchasers of the Old Notes in the original offering, should be aware that the resale or other disposition of an Exchange Note may be affected by the market discount provisions of the Code. These rules generally provide that if a subsequent holder of an Exchange Note purchases it at a market discount in excess of a statutorily defined de minimis amount, and thereafter recognizes gain upon a disposition of the Exchange Note, then the lesser of such gain or the portion of the market discount that accrued while the Exchange Note was held by such holder will be treated as ordinary interest income at the time of the disposition. The rules further provide that a holder who acquires an Exchange Note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Exchange Note until the holder disposes of such Exchange Note in a taxable transaction. If, however, the holder of such an Exchange Note elects to include market discount in income currently, both of the foregoing sentences would not apply.

         Information Reporting and Backup Withholding. A U.S. holder may be subject to backup withholding at a rate of 31% with respect to interest paid on, or proceeds derived from the sale or other disposition of, an Exchange Note, unless the U.S. holder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of backup withholding. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 26, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letters of Transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
                                  LEGAL MATTERS

         The legality of the Exchange Notes offered hereby will be passed upon for the Company by Saul, Ewing, Remick & Saul LLP, Philadelphia, Pennsylvania and Samuel W. Morris, Jr., Esquire, Vice President and General Counsel of the Company. Certain legal matters with respect to regulation and legislation concerning the cable television industry will be passed upon for the Company by Fleischman and Walsh, L.L.P., Washington, D.C.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of December 31, 1996 and 1997, and for each year in the three-year period ended December 31, 1997, included in this Prospectus and in the Registration Statement have been audited by Pressman Ciocca Smith LLP, independent certified public accountants, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been included herein in reliance upon such reports of such firm given upon their authority as experts in auditing and accounting.

         The financial statements relating to Garden State Cablevision L.P. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been included herein in reliance upon such reports of such firm given upon their authority as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                          INDEX TO FINANCIAL STATEMENTS



FINANCIAL STATEMENTS
--------------------

LENFEST COMMUNICATONS, INC. AND SUBSIDIARIES

Report of Independent Certified Public Accountants .................................................................           F-2

Consolidated Balance Sheets, December 31, 1996 and 1997, and March 31, 1998  .......................................           F-3

Consolidated Statements of Operations, Years Ended December 31, 1995, 1996 and 1997, and the Three Months Ended
  March 31, 1997 and 1998 ..........................................................................................           F-5

Consolidated Statements of Changes in Stockholders' Equity (Deficit),
  Years Ended December 31, 1995, 1996 and 1997, and the Three Months Ended March 31, 1997 and 1998  ................           F-6

Consolidated Statements of Cash Flows, Years Ended December 31, 1995, 1996 and 1997, and the Three Months Ended
March 31, 1997 and 1998  ...........................................................................................           F-7

Notes to Consolidated Financial Statements .........................................................................           F-9

GARDEN STATE CABLEVISION L.P.

Report of Independent Public Accountants............................................................................          F-38

Balance Sheets, December 31, 1996 and 1997 .........................................................................          F-39

Statements of Operations, Years Ended December 31, 1995, 1996 and 1997 .............................................          F-40

Statements of Cash Flows, Years Ended December 31, 1995, 1996 and 1997 .............................................          F-41

Statements of Partners' (Deficit) Capital, Years Ended December 31,
  1995, 1996 and 1997 ..............................................................................................          F-42

Notes to Financial Statements ......................................................................................          F-43

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders
Lenfest Communications, Inc. and Subsidiaries:


We have audited the accompanying consolidated balance sheets of Lenfest Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lenfest Communications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company has sold substantially all of the assets of Lenfest MCN, Inc. and MicroNet Delmarva Associates, L.P., wholly owned subsidiaries of the Company. Prior period financial statements have been restated to reflect the continuing operations of the Company.





Pressman Ciocca Smith LLP
Hatboro, Pennsylvania
March 4, 1998 (except as to the sixth
paragraph of Note 12, the first
paragraph and second paragraph
of Note 20 and the second paragraph
of Note 26 as to which the
date is June 22, 1998)

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)


                                                                                                                  (Unaudited)
                                                                                        December 31,                March 31,
                                                                             -----------------------------------  ------------
                                                                                  1996                 1997            1998
                                                                             --------------       --------------  ------------
ASSETS


Cash and cash equivalents                                                    $      19,162        $      15,623 $      22,017

Marketable securities                                                               79,830               14,452        11,825


Accounts receivable - trade and other, less allowance for doubtful
 accounts of $1,985 in 1996, $2,923 in 1997 and $2,659 in  1998                     19,885               23,206        17,510


Inventories                                                                          2,757                2,153         2,242

Prepaid expenses                                                                     2,364                2,960         3,278

Property and equipment, net of accumulated
 depreciation                                                                      372,387              413,787       409,677

Investments in affiliates, accounted for under the equity
 method, and related receivables                                                    41,333               46,471        45,146

Other investments, at cost                                                          10,410               10,410        22,116

Goodwill, net of amortization                                                       74,404               73,136        72,222

Deferred franchise costs, net of  amortization                                     494,568              507,023       494,601

Other intangible assets, net of amortization                                        24,908               28,341        24,333

Deferred Federal tax asset (net)                                                    52,257               74,251        77,671

Net assets of discontinued operations                                               20,971                2,660           375

Other assets                                                                         6,552                5,247         6,355
                                                                             --------------       --------------  ------------









                                                                             $   1,221,788        $   1,219,720 $   1,209,368
                                                                             ==============       ==============  ============

See accompanying notes.
                                  (continued)

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS, (continued)
(Dollars in thousands)


                                                                                                                        (Unaudited)
                                                                                               December 31,               March 31,
                                                                                    -----------------------------------  -----------
                                                                                         1996                 1997          1998
                                                                                    --------------       --------------  -----------
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)

Notes payable                                                                       $   1,303,200       $   1,287,988 $   1,279,158

Obligations under capital leases - related party                                            5,186               3,722         3,684

Obligations under capital leases - unrelated parties                                        4,477               3,596         3,303

Accounts payable and accrued expenses - unrelated parties                                  38,781              50,867        61,201

Accounts payable - affiliate                                                               12,855              26,304        21,653

Customer service prepayments and deposits                                                   8,614               6,984         7,310

Deferred interest                                                                               -               7,063         6,930

Deferred state tax liability (net)                                                          9,066               9,580         9,505

Investment in Garden State Cablevision L.P.                                                72,454              77,880        77,747
                                                                                    --------------      --------------  -----------

                                                           TOTAL LIABILITIES            1,454,633           1,473,984     1,470,491

MINORITY INTEREST in equity of consolidated
 subsidiaries                                                                                 945                   -             -

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

  Common stock, $.01 par value, 158,896 shares
    authorized, issued and outstanding                                                          2                   2             2

  Additional paid-in capital                                                               50,747              50,747        50,747

Accumulated other comprehensive income (loss), net of deferred
    tax liabilities of $317 in 1996, $269 in 1997 and $278 in 1998                     (9,866)                    499           515

  Accumulated deficit                                                                    (274,673)           (305,512)     (312,387)
                                                                                    --------------      --------------  -----------
                                                                                         (233,790)           (254,264)     (261,123)
                                                                                    --------------      --------------  -----------

                                                                                    $   1,221,788       $   1,219,720 $   1,209,368
                                                                                    ==============      ==============  ===========


See accompanying notes.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)                                                                                               (Unaudited)
                                                                                                                Three Months Ended
                                                                          Year Ended December 31,                    March 31,
                                                              ------------------------------------------------ ---------------------
                                                                 1995           1996              1997         1997        1998
                                                             -------------  ------------     -------------- -----------   -------

REVENUES                                                     $   254,225    $   381,810     $     447,390  $   107,668  $ 110,665

OPERATING EXPENSES
  Service                                                         15,670         29,299            33,772        8,755     10,779
  Programming - from affiliate                                    37,685         57,344            62,892       15,687     17,335
  Programming - other cable                                       17,637         25,460            30,196        7,775      7,584
  Selling, general and administrative                             55,262         82,688           105,470       22,391     22,719
  Direct costs - non-cable                                        18,859         21,150            22,337        5,452      3,559
  Depreciation                                                    49,126         65,712            78,801       18,611     22,133
  Amortization                                                    25,146         45,565            51,138       13,514     14,523
                                                               ---------     ----------       -----------   ----------    --------
                                                                 219,385        327,218           384,606       92,185     98,632
                                                               ---------     ----------       -----------   ----------    --------

OPERATING INCOME                                                  34,840         54,592            62,784       15,483     12,033

OTHER INCOME (EXPENSE)
  Interest expense                                               (60,909)      (107,201)         (120,788)     (31,917)   (31,499)
  Equity in net (losses) of unconsolidated affiliates            (10,682)       (17,870)           (7,334)       1,292       (814)
  Recognized (loss) on decline in market value of
    securities -
  Australis Media Limited                                              -        (86,400)          (44,572)           -          -
  Other income and expense (net)                                  14,927         13,909             9,154          510     15,611
                                                               ---------     ----------       -----------   ----------    --------
                                                                 (56,664)      (197,562)         (163,540)     (30,115)   (16,702)
                                                               ---------     ----------       -----------   ----------    --------

(LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES                                              (21,824)      (142,970)         (100,756)     (14,632)    (4,669)

INCOME TAX BENEFIT (NET)                                          10,724         14,329            36,179        4,271        855
                                                               ---------     ----------       -----------   ----------    --------

(LOSS) FROM CONTINUING OPERATIONS                                (11,100)      (128,641)          (64,577)     (10,361)    (3,814)

DISCONTINUED OPERATIONS (net of applicable
  income taxes)
  Income (loss) from discontinued operations of Lenfest             (395)           363             1,469          900          -
MCN, Inc. and affiliates
Gain on sale of assets of Lenfest MCN, Inc. and affiliates             -              -            32,269            -          -
                                                               ---------     ----------       -----------   ----------    --------
                                                                    (395)           363            33,738          900          -
                                                               ---------     ----------       -----------   ----------    --------

(LOSS) BEFORE EXTRAORDINARY LOSS                                 (11,495)      (128,278)          (30,839)      (9,461)    (3,814)
                                                               ---------     ----------       -----------   ----------    --------

EXTRAORDINARY (LOSS)
  Early extinguishment of debt, net of income taxes of
   $3,629 in 1995 and $1,337 in 1996                              (6,739)        (2,484)                -            -     (3,061)
                                                               ---------     ----------       -----------   ----------    --------

NET (LOSS)                                                       (18,234)      (130,762)          (30,839)      (9,461)    (6,875)

OTHER COMPREHENSIVE INCOME, net of tax
 Unrealized gains on securities:
  Unrealized holding gains (losses) arising during the
   period                                                         36,168       (143,894)          (33,739)       9,492      3,680
  Less: reclassification adjustment for (gains) losses
   included in net (loss)                                        (13,517)        86,058            44,104          (73)    (3,664)
                                                               ---------     ----------       -----------   ----------    --------
                                                                  22,651        (57,836)           10,365        9,419         16
                                                               ---------     ----------       -----------   ----------    --------
COMPREHENSIVE INCOME (LOSS)                                  $     4,417    $  (188,598)    $     (20,474)  $      (42)  $ (6,859)
                                                               =========     ==========       ===========   ===========   ========

See accompanying notes.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
 EQUITY (DEFICIT)
(Dollars in thousands)

                                                                                                             (Unaudited)
                                                                                                        Three Months Ended
                                                            Year Ended December 31,                           March 31,
                                                 -----------------------------------------------       -----------------------
                                                     1995              1996             1997             1997         1998
                                                 ------------     -------------     ------------       ----------  -----------
COMMON STOCK
                            BALANCE AT BEGINNING
                                 AND END OF YEAR      $         2      $         2     $         2    $        2     $       2
                                                      ===========      ===========     ===========    ===========     ========

ADDITIONAL PAID-IN CAPITAL

                            BALANCE AT BEGINNING
                                 AND END OF YEAR      $    50,747      $    50,747     $    50,747    $   50,747      $  50,747
                                                      ===========      ===========     ===========    ===========     =========


ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

UNREALIZED GAIN (LOSS) ON MARKETABLE
  SECURITIES
    Balance at beginning of year                      $    25,319      $    47,970     $    (9,866)   $   (4,866)     $     499

    Net unrealized gain (loss) on marketable
     securities, net of
     deferred tax liabilities                              22,651          (57,836)         10,365          4,420            16
                                                      -----------      -----------     -----------    ------------    ---------
                          BALANCE AT END OF YEAR      $    47,970      $    (9,866)    $       499    $     (446)     $     515
                                                      ===========      ===========     ===========    ===========     =========

ACCUMULATED DEFICIT
  Balance at beginning of year                        $  (125,677)     $  (143,911)    $  (274,673)   $ (274,673)     $(305,512)
  Net (loss)                                              (18,234)        (130,762)        (30,839)       (9,461)        (6,875)
                                                      -----------      -----------     -----------    ------------    ---------
                          BALANCE AT END OF YEAR      $  (143,911)     $  (274,673)    $  (305,512)   $ (284,134)     $(312,387)
                                                      ===========      ===========     ===========    ===========     =========

                             TOTAL STOCKHOLDERS'
                                EQUITY (DEFICIT)      $   (45,192)     $  (233,790)    $  (254,264)   $ (233,831)     $(261,123)
                                                      ===========      ===========     ===========    ===========     =========








See accompanying notes.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

                                                                                                                   (Unaudited)
                                                                                                               Three Months Ended
                                                                     Year Ended December 31,                        March 31,
                                                          -----------------------------------------------    -----------------------
                                                              1995             1996              1997           1997         1998
                                                          ------------     ------------      ------------    ----------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss)                                              $   (18,234)    $  (130,762)     $   (30,839)    $ (9,461)   $   (6,875)
  (Income) loss from discontinued operations                      395            (363)          (1,469)        (900)            -
  (Gain) on sale of assets of discontinued operations               -               -          (32,269)
  Extraordinary loss                                            6,739           2,484                -           -          3,061
                                                          -----------     -----------      -----------  ------------  -----------
  Loss from continuing operations                             (11,100)       (128,641)         (64,577)     (10,361)       (3,814)
  Adjustments to reconcile loss from continuing operations
   to net cash provided by operating activities:
    Depreciation and amortization                              74,272         111,277          129,939       32,125        36,656
    Accretion of debt discount                                    328           1,081            1,788          376           438
    Accretion of discount on marketable securities                  -          (1,026)            (477)         (26)            -
    Net (gains) on sales of marketable securities             (13,517)           (342)            (468)         (73)       (3,664)
    Recognized loss on decline in market value of securities -
    Australis Media Limited                                         -          86,400           44,572            -             -
    (Gain) on disposition of equity investment                      -          (7,210)          (7,318)            -       (11,489)
    Deferred income tax (benefit)                             (10,724)        (15,226)         (21,431)      (4,271)       (1,855)
    Write off of assets upon rebuild of cable systems             282             846                -            -             -

    (Gain) loss on sales of property and equipment               (115)           (326)             694          (28)          (33)
    Equity in net losses of unconsolidated affiliates          10,682          17,870            7,334       (1,292)          814
    Loss on other investments                                      75               -                -            -             -
    Minority interests                                         (1,347)         (2,492)            (945)        (282)            -
  Changes in operating assets and liabilities, net
   of effects from acquisitions:
    Cash - restricted escrow                                    3,273               -                -
    Accounts receivable                                         2,675          (7,100)          (3,321)        (611)        5,696
    Inventories                                                 2,260           2,175              604          497           (89)
    Prepaid expenses                                              594             278             (596)        (995)         (318)
    Other assets                                                 (291)         (3,363)           1,305       (1,227)       (1,108)
    Deferred interest                                               -               -            7,063            -          (132)
    Accounts payable and accrued expenses:
      Affiliate                                                  (433)          5,650           13,449         (491)       (4,651)
      Unrelated parties                                        11,749           6,599           12,086       18,273        10,334
    Customer service prepayments and deposits                     (70)            637           (1,630)        (278)         (156)
                                                          -----------     -----------      -----------  ------------  -----------


                                 NET CASH PROVIDED BY
                                 OPERATING ACTIVITIES          68,593          67,087          118,071       31,336        26,629
                                                          -----------     -----------      -----------  ------------  -----------



See accompanying notes.
                                  (continued)

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, (continued)
(Dollars in thousands)

                                                                                                          (Unaudited)
                                                                 Year Ended December 31,         Three Months Ended March 31,
                                                        -------------------------------------     ---------------------------
                                                           1995         1996          1997          1997            1998
                                                        ----------   ----------    ----------     ---------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions of cable systems                         $        -   $ (604,032)   $  (84,500)    $ (84,500)     $        -
  Acquisition of the minority interest of South
   Jersey Cablevision Associates                            (8,838)           -             -             -               -
  Non cable acquisitions                                         -       (5,600)            -             -               -
  Purchases of property and equipment                      (44,144)     (57,397)      (94,519)      (14,508)        (18,023)
  Purchases of marketable securities                        (2,678)        (582)       (3,091)         (301)         (1,078)
  Purchases of other investments                               (71)           -             -             -               -
  Proceeds from transfer of cable system                         -        4,500             -             -               -
  Proceeds from sales of property and equipment                192          381         1,091            28              33
  Proceeds from sales of marketable securities              16,545        1,952        45,223           189           7,878
  Proceeds from sale of assets of                                -            -        70,250             -               -
    discontinued operations
  Discontinued operations                                   (1,677)        (255)      (18,558)        1,083           2,285
  Loans to Australis Media                                       -      (41,139)            -             -               -
  Proceeds from Australis Media note receivable             19,240       41,139             -             -               -
  Investments in unconsolidated affiliates                 (19,492)      (4,183)       (9,346)       (6,592)              -
  Distributions from unconsolidated affiliates               1,826       45,932           775            75             475
  (Increase) in other intangible assets - investing           (306)      (4,539)       (8,876)         (747)           (165)
  Loans and advances to unconsolidated affiliates             (726)        (470)       (4,849)         (181)           (890)
  Loans and advances from unconsolidated affiliates          1,110        8,390         3,627         1,966             570
                                                        ----------   ----------    ----------     ---------      ----------

                                   NET CASH (USED IN)
                                 INVESTING ACTIVITIES      (39,019)    (615,903)     (102,773)     (103,488)         (8,915)

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in debt                                         741,363      942,023       105,000        75,000         296,386
  Early extinguishment of debt                             (91,118)    (448,821)            -             -         (67,375)
  Other debt reduction:
    Notes                                                 (515,528)     (80,345)     (122,000)      (15,000)       (240,000)
    Obligations under capital leases                           (49)        (256)       (1,490)         (170)           (331)
  (Increase) in other intangible assets - financing         (4,110)      (9,045)         (347)         (252)              -
                                                        ----------   ----------    ----------     ---------      ----------

                       NET CASH PROVIDED BY (USED IN)
                                 FINANCING ACTIVITIES      130,558      403,556       (18,837)       59,578         (11,320)
                                                        ----------   ----------    ----------     ---------      ----------

                                         NET INCREASE
                                   (DECREASE) IN CASH      160,132     (145,260)       (3,539)      (12,574)          6,394

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                                           4,290      164,422        19,162        19,162          15,623
                                                        ----------   ----------    ----------     ---------      ----------

                            CASH AND CASH EQUIVALENTS
                                       AT END OF YEAR   $  164,422   $   19,162    $   15,623     $   6,588      $   22,017
                                                        ==========   ==========    ==========     =========      ==========

See accompanying notes.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1995, 1996 and 1997

(Information as of March 31, 1998, and for the three months ended March 31, 1997 and 1998 are unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Lenfest Communications, Inc. and subsidiaries ("the Company") is presented to assist in understanding its financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the consolidated financial statements.


Business Activities and Concentrations of Credit Risk

The Company, through its cable subsidiaries, owns and operates clusters of cable television systems located in the suburbs of Philadelphia, Pennsylvania, from Harrisburg, Pennsylvania through Wilmington, Delaware and south through Atlantic City, New Jersey. In addition, the Company, through its non-cable subsidiaries, sells advertising for cable television systems and provides satellite delivered cross channel tune-in promotional services for cable television. The Company's ability to collect the amounts due from customers is primarily affected by economic fluctuations in these geographic areas.

The Company maintains cash balances at several financial institutions located primarily in the Philadelphia Area. Accounts at each institution are insured by either the FDIC or another institutional insurance fund up to $100,000 and $500,000, respectively. The Company maintains cash balances in excess of the insured amounts.

Basis of Consolidation, Change in Reporting Entity and Restatement

The consolidated financial statements include the accounts of Lenfest Communications, Inc. and those of all wholly owned subsidiaries. In addition, effective 1995, the accounts of L-TCI Associates, a partnership that is owned approximately eighty percent (80%) by the Company, are also included. Significant intercompany accounts and transactions have been eliminated in consolidation.

During 1996, the Company acquired an additional 50% interest in Atlantic Communication Enterprises, which increased its holdings to 100%. Accordingly, the Company changed its method of accounting for this investment from the equity method to consolidation as required by generally accepted accounting principles. This change in consolidation policy had no effect on net loss for 1995 or 1996. Since the amounts are not material and have no effect on net loss, the prior period financial statements were not restated to reflect the change in consolidation policy.

The prior period financial statements have been restated to reflect the continuing operations of the Company. See Note 2 - Discontinued Operations.

Unaudited Interim Statements


The financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998 are unaudited; however, in the opinion of the management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for these interim periods have been made. The results for the interim periods ended March 31, 1997 and 1998 are not necessarily indicative of the results to be obtained for a full fiscal year.


Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and marketable debt securities with original maturities of three months or less.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Inventories

Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventories consist of equipment assembled and sold by some of the Company's non-cable wholly owned subsidiaries.

Property and Equipment

Property and equipment are stated at cost. For the newly acquired systems or companies, the purchase price has been allocated to net assets on the basis of fair market values as determined by the reproduction cost technique which involves determining the current cost of all labor, materials and overhead necessary to create the assets, and then deducting allowances for depreciation and obsolescence. Depreciation is provided using the accelerated and straight-line methods of depreciation for financial reporting purposes at rates based on estimated useful lives. For income tax purposes, recovery of capital costs for property and equipment is made using accelerated methods over statutory recovery periods.

Expenditures for renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Property and Equipment Under Capital Leases

Property and equipment capitalized under capital leases are amortized on the straight-line method over the term of the leases or the estimated useful lives of the assets. Amortization of leased assets is included in depreciation expense in the statements of operations.

Capitalization of Self Constructed Assets

All costs attributable to cable television plant, including materials, direct labor, and construction overhead are capitalized. Initial customer installation costs, including material, labor and overhead are capitalized and depreciated over eight years. The costs of subsequently disconnecting and reconnecting are charged to expense. Installation income has been fully recognized.

Deferred Franchise Costs, Goodwill and Other Intangible Assets

Deferred franchise costs, goodwill and other intangible assets acquired in connection with the purchases of cable systems and other companies have been valued at acquisition cost on the basis of the allocation of the purchase price on a fair market value basis to net assets as determined by the projected earnings method which discounts projected earnings over a fifteen year period to a present value. Additions to these assets are stated at cost. Other intangible assets consist of customer lists, debt acquisition costs, organization costs and covenants not to compete. Management has determined in its reasonable judgment and based on its understanding of practices of similarly situated multiple cable system operators that franchises it holds, in the aggregate, comprise the material portion of its intangible assets and, as a result, it has allocated only a minimal value to customer lists. Goodwill represents the cost of acquired cable systems and companies in excess of amounts allocated to specific assets based on their fair market values. Deferred franchise costs are amortized on the straight-line method over the legal franchise lives, generally 10 to 20 years. Other intangible assets are being amortized on the straight-line method over their legal or estimated useful lives, generally ranging from 5 to 10 years. Goodwill is amortized on the straight-line method over 20 to 40 years.

Valuation of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board ("APB") Opinion No. 17 "Intangible Assets", the Company assesses, on an on-going basis, the recoverability of long-lived assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. Long-lived assets include property and equipment, deferred franchise costs, goodwill and other intangible assets. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the fair value of the assets. The Company also evaluates the depreciation and amortization periods of tangible and intangible assets, including goodwill, to determine whether events or circumstances warrant revised estimates of useful lives. As of December 31, 1997, management believes that no revisions to the remaining useful lives or writedowns of long-lived assets are required.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Investments

Investments in non-publicly traded entities that do not have a readily ascertainable fair market value, in which the voting interest is less than 20%, are generally carried at cost. Investments in marketable equity securities are carried at fair market value and any unrealized appreciation is presented as a separate component of stockholders' equity (deficit), net of deferred taxes. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is used. Under this method, the original investment, recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and guarantees for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of purchase adjustments.

Foreign Currency Translation

All balance sheet accounts of foreign investments are translated at the current exchange rate as of the end of the year. Statement of operations items are translated at average currency exchange rates. The resulting translation adjustment is included with unrealized gain (loss) on marketable securities, a separate component of stockholders' equity (deficit), net of deferred taxes.

Income Taxes

The Company files a consolidated Federal tax return. Investment and other tax credits are recognized under the flow-through method of accounting.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

Interest Rate Swap Agreements

The amount of interest to be paid or received is accrued as interest rates change and is recognized over the life of the agreements as an adjustment to interest expense.

Compensated Absences

Employees of the Company are entitled to carry over up to five days of earned, unused vacation to the following year. The Company also pays employees for earned, unused vacation days upon termination of employment. The Company does not accrue this liability because it does not believe this liability to be material.

Revenue Recognition

The Company bills its customers in advance; however, revenue is recognized as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disconnecting services to customers who are delinquent. Other revenues are recognized as services are provided or equipment is delivered. Revenues obtained from the connection of customers of the cable television system are less than related direct selling costs; therefore, such revenues are recognized as received.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Recent Accounting Pronouncements

The Financial Accounting Standards Board (the "FASB") has recently issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 established standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company is in the process of determining its preferred format. The adoption of SFAS No. 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

The FASB has also recently issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

NOTE 2 - DISCONTINUED OPERATIONS

Effective October 31, 1997, Lenfest MCN, Inc. and MicroNet Delmarva Associates, LP (collectively "MicroNet"), each a wholly owned subsidiary of the Company, sold substantially all of their assets and Suburban Cable TV Co. Inc., Lenfest Atlantic, Inc. and Lenfest New Castle County sold certain of their towers. The purchase price was approximately $70.3 million, subject to adjustments. The sale resulted in a gain of $32.3 million, net of applicable income taxes of $17.7 million. The sale represents the disposition of the major segment of the Company's tower rental, microwave service, video, voice and data service businesses. The assets sold were not material to the cable television operations of the Company.

The 1995 and 1996 consolidated financial statements and notes thereto have been restated to reflect continuing operations of the Company. The net assets of MicroNet have been separately classified in the accompanying consolidated balance sheet under the caption "Net assets of discontinued operations" and consist of the following at December 31, 1996 and 1997:

                                                        1996              1997
                                                     ---------         ---------
                                                        (Dollars in thousands)

Cash                                                  $  1,471         $      -
Accounts receivable                                      2,916            2,660
Prepaid expenses                                           460                -
Property and equipment                                  16,642                -
Goodwill                                                 4,120                -
Other intangible assets                                  1,168                -
Deferred federal tax asset                               3,363                -
Other assets                                                60                -
Notes payable                                           (7,000)               -
Accounts payable and accrued expenses                   (1,596)               -
Deferred state tax liability                               (99)               -
Customer service prepayments                              (534)               -
                                                      --------         --------

                                                      $ 20,971         $  2,660
                                                      =========         ========

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)

NOTE 2 - DISCONTINUED OPERATIONS - (continued)

Operating results of MicroNet for the years ended December 31, 1995, 1996 and 1997, are shown separately in the accompanying consolidated statements of operations under the caption "Income (loss) from discontinued operations of Lenfest MCN, Inc. and affiliates" and consist of the following:

                                                                                                               (Unaudited)
                                                               Year Ended December 31,                     Three Months Ended
                                                  ---------------------------------------------------    ------------------------
                                                      1995               1996               1997             1997       1998
                                                  ------------       -----------       -----------     -----------    -----------
                                                                (Dollars in thousands)

Revenues                                          $     12,024       $    15,508       $    15,496     $   5,068      $
                                                                                                                      -
Operating expenses                                      (8,794)           (9,961)           (9,812)       (2,783)              -
Depreciation and amortization                           (3,428)           (4,104)           (2,862)         (909)              -
                                                  ------------       -----------       -----------     -----------    -----------

                     OPERATING INCOME (LOSS)              (198)            1,443             2,822         1,376               -

Interest expense                                          (629)             (715)             (598)         (117)              -
Other income                                                61                23                42            12               -
Income tax (expense) benefit                               371              (388)             (797)         (371)              -
                                                  ------------       -----------       -----------     -----------    -----------

                           NET INCOME (LOSS)      $       (395)      $       363       $     1,469     $     900               -
                                                  ============       ===========       ===========     ===========    ===========


NOTE 3 - COMMON STOCK OWNERSHIP AND CONTROL

The 158,896 shares of common stock outstanding at December 31, 1996 and 1997, are 50% owned by members of the Lenfest Family ("H.F. (Gerry) Lenfest, Marguerite Lenfest, their issue and The Lenfest Foundation") and 50% by LMC Lenfest, Inc., an indirect wholly owned subsidiary of Tele-Communications, Inc. ("TCI"). All Lenfest Family members have granted irrevocable proxies to H.F. Lenfest. These proxies expire March 30, 2000. Pursuant to an agreement among H.F. Lenfest, the Lenfest Family and LMC Lenfest, Inc. dated December 18, 1991, and the amended and restated Articles of Incorporation of the Company, Mr. Lenfest has the right to continue as chief executive officer of the Company until January 1, 2002, and has the right to designate a majority of the Board of Directors of the Company until the earlier of January 1, 2002, or Mr. Lenfest's death. During such period, vacancies in respect of the directors designated by Mr. Lenfest shall be filled by designees of Mr. Lenfest or, in the event of Mr. Lenfest's death, of The Lenfest Foundation. Thereafter, the Lenfest Family and LMC Lenfest, Inc. will have the right to appoint an equal number of members of the Company's Board of Directors. This right will continue for so long as any member of the Lenfest Family owns any stock in the Company.

NOTE 4 - SUPPLEMENTAL DISCLOSURE TO STATEMENTS OF CASH FLOWS


                                                                                                     (Unaudited)
                                                         Year Ended December 31,                  Three Months Ended
                                             ------------------------------------------------   -----------------------
                                                  1995             1996              1997          1997        1998
                                             -------------     ------------     -------------   -----------  ----------
Cash paid during the year for:                               (Dollars in thousands)

  Interest:
    Continuing operations                     $    55,326      $    103,836      $   120,580    $    8,169     $ 8,703
    Discontinued operations                           519               494              612           177           -

  Income taxes:
    Continuing operations                     $       160      $          -      $     1,522    $    1,522     $     -
    Discontinued operations                             -                 -                -             -           -


LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 4 - SUPPLEMENTAL DISCLOSURE TO STATEMENTS OF CASH FLOW - (continued)

Supplemental Schedules Relating to Acquisitions


                                                                                                      (Unaudited)
                                                         Year Ended December 31,                   Three Months Ended
                                                                                                       March 31,
                                             ------------------------------------------------    -----------------------
                                                  1995             1996              1997           1997         1998
                                             -------------     ------------     -------------    -----------   ----------
                                                                         (Dollars in thousands)

Property and equipment                           $     3,585      $    170,085      $    27,965   $  27,965   $        -
Deferred franchise costs                               2,124           398,260           53,797      53,797            -
Minority interest in partnership equity                3,129                 -                -           -            -
Goodwill and other intangible assets                       -            32,543            2,738       2,738            -
Equity interests in affiliates                             -             2,877                -           -            -
Other asset                                                -             5,867                -           -            -
                                                 ------------     -------------     ------------  ----------  -----------

                                                 $     8,838      $    609,632      $    84,500   $  84,500            -
                                                 ============     =============     ============  ==========  ===========

Noncash Investing and Financing Transactions

On December 16, 1997, The Box Worldwide, Inc. ("Box") merged with a subsidiary of TCI Music, Inc. ("TCI Music"), an affiliate of TCI. As a result of the merger, the Company's 7,111,319 shares of Box were converted into rights to receive 501,290 shares of TCI Music preferred stock. A former employee of the Company has an option to purchase 14,000 of these shares. This option will expire on December 31, 1998. Each share of the TCI Music preferred stock is convertible into three shares of TCI Music series A common stock.

On December 23, 1996, the Company received 18,000,000 shares of voting stock of Australis Media Limited ("Australis") and 52,238,547 non-voting debentures of Australis in connection with the termination of a technical services agreement with Australis and also received 500,000 shares of voting stock for late repayment of a loan to the Company by Australis. Also on December 23, 1996, the Company converted 5,000,000 non-voting debentures of Australis into 5,000,000 shares of voting stock.

On October 31, 1996, the Company financed $80,000,000 used to acquire additional debt and equity securities of Australis (See Note 12).

On September 30, 1996, the Company contributed the right to receive assets of a cable television system for a partnership interest (See Note 5). Also, in September 1996, the Company contributed the assets that comprise the business known as "the Barker" to a newly formed joint venture (See Note 5).

On May 10, 1996, the Company entered into an agreement to guarantee up to $75,000,000 of a new $125,000,000 Australis bank facility as part of recapitalization plans pursued by Australis. On May 2, 1996, the Company entered into a stand-by $75,000,000 senior subordinated credit facility in order to provide any required funding under this guaranty. As of October 31, 1996, the guaranty and stand-by facility were terminated.

In February 1996, the Company exchanged the assets of its cable television systems in the East San Francisco Bay area, its 41.67% partnership interest in Bay Cable Advertising, and the right to receive assets of a cable television system located in Fort Collins, CO, for the assets of a cable television system serving Wilmington, Delaware and the surrounding area. A gain of $7,210,000, which represents the excess of the market value of the partnership interest over its book value, has been included in the accompanying consolidated statement of operations (See Note 5).

In 1996 and 1997, the Company incurred additional capital lease obligations of $4,635,000 and $449,000, respectively.

In 1995, the Company financed a $19,240,000 loan to Australis Media Limited and $20,000,000 of its additional investment in Garden State Cablevision L.P.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)

NOTE 4 - SUPPLEMENTAL DISCLOSURE TO STATEMENTS OF CASH FLOW - (continued)

During 1995 and 1997, the Company disposed of $4,231,000 and $5,972,000, respectively of fully depreciated plant in connection with the rebuild of certain of its systems.

NOTE 5 - NEW BUSINESS AND ACQUISITIONS

Domestic Cable

On January 10, 1997, the Company acquired a cable television system from Cable TV Fund 14-A, Ltd., an affiliate of Jones Intercable, Inc., for approximately $84,500,000, subject to certain adjustments. The system, located in Turnersville, New Jersey, passed approximately 47,000 homes and served approximately 36,900 basic customers. For financial reporting purposes, the Company accounts for the acquisition of these assets under the purchase method. This acquisition was funded in part by borrowings under the bank credit facility.

On September 30, 1996, the Company through its newly formed subsidiary, Lenfest Clearview, Inc. ("Clearview") completed the acquisition of a 30% general partnership interest in a newly formed general partnership, Clearview Partners (the "Partnership"). The Company contributed $500,000 and its right to receive the assets of the Gettysburg, PA cable television system (see acquisition from Sammons Communications, Inc. discussed below) and its right to exchange the Gettysburg system for the assets of the Stewartstown, PA cable television system owned by GS Communications, Inc. The Company received a payment of $4.5 million from GS Communications, Inc. in connection with these transactions. No gain or loss was recorded on the exchange. Clearview CATV, Inc., an unaffiliated company, contributed the assets and certain liabilities of its cable television system located in Maryland and Pennsylvania to the Partnership for a 70% general partnership interest. The Partnership's systems passed approximately 13,400 homes and served approximately 9,650 basic customers. The Company reports its proportionate share of partnership net income (loss) on the equity method. The Company's cash contribution was made from available funds.

On April 30, 1996, the Company acquired from Tri-County Cable Television Company, an affiliate of Time Warner, its Salem, NJ cable television system for approximately $16,000,000. The system passed approximately 10,600 homes and served approximately 7,700 basic customers. On the same date, the Company acquired from Shore Cable Company of New Jersey its Ventnor, NJ cable television system for approximately $11,000,000. The system passed approximately 6,100 homes and served approximately 5,000 basic customers. For financial reporting purposes, the Company accounts for the acquisition of these assets under the purchase method. These acquisitions were funded in part by borrowings under the existing bank credit facility.

On February 29, 1996, the Company acquired four cable television systems and equity interests in three affiliates from Sammons Communications, Inc. for approximately $531,000,000. The systems, which are located in Bensalem and Harrisburg, PA and in Vineland and Atlantic City/Pleasantville, N.J., passed approximately 358,000 homes and served approximately 282,000 basic customers. The equity interests consist of a 50% partnership interest in Hyperion Telecommunications of Harrisburg, a 50% partnership interest in Atlantic Communication Enterprises and a 25% partnership interest in Cable Adcom. For financial reporting purposes, the Company accounts for the acquisition of these assets under the purchase method. The acquisition was funded in part by $420,000,000 borrowed under the Company's bank credit facility existing at that date, and the remaining proceeds from a public offering of debt securities in November 1995. The purchase price included the assets of a fifth system, located in Gettysburg, PA, to which the Company did not take title. The Company managed the Gettysburg system from February 29, 1996, until the assets of the system were transferred to GS Communications, Inc. on September 30, 1996 by Clearview Partners in connection with the exchange of assets between Clearview Partners (to whom the right to receive the assets from Sammons Communications, Inc. and the right to exchange the assets for other assets of GS Communications, Inc. was contributed by the Company) and GS Communications, as described above.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 5 - NEW BUSINESS AND ACQUISITIONS - (continued)

In February 1996, the Company completed an exchange transaction with a subsidiary of TCI whereby the Company exchanged the assets of its cable television systems in the East San Francisco Bay area with a book value of $33,194,000, its 41.67% partnership interest in Bay Cable Advertising with a book value of $3,545,000 and a fair market value of $10,755,000, and the right to receive assets of a cable television system located in Fort Collins, CO, which right was acquired for $54,385,000, less settlement adjustments of $8,799,000, for the assets of a cable television system, serving Wilmington, Delaware and the surrounding area. The assets of the Wilmington system have been recorded at the net book value of the cable television system assets exchanged and the market value of the partnership interest, less the settlement adjustment. A gain of $7,210,000, which represents the excess of the market value of the partnership interest over its book value, has been included in the accompanying consolidated statement of operations. The acquisition of these cable systems were financed with proceeds from the Company's public offering of debt securities in November 1995.

On June 29, 1995, the Company, through its subsidiary, Lenfest Raystay Holdings, Inc., exercised options to acquire an additional 5,275 shares of Class B common stock of Raystay Co. for $3,073,000 increasing the Company's ownership to 45%. The Company initially acquired 31.99% of the outstanding stock of Raystay Co. for $6,238,000 on July 29, 1994. The Company uses the equity method to account for this investment.

On June 23, 1995, the Company through its subsidiary, Lenfest South Jersey Investments, Inc., purchased the remaining 40% minority general partnership interest in South Jersey Cablevision Associates ("South Jersey") for $8,838,000. The Company, through its subsidiary, Lenfest Atlantic, Inc. owned a sixty percent (60%) general partnership interest in South Jersey, and has managed the South Jersey's operations since its inception on April 2, 1993. Lenfest Atlantic's original investment was $6,000,000. South Jersey owned and operated contiguous cable systems serving approximately 21,000 customers in southern New Jersey. As of June 30, 1996, Lenfest South Jersey Investments, Inc. was merged into Lenfest Atlantic, Inc., which became the 100% owner of South Jersey, thereby terminating the partnership. The accounts of Lenfest Atlantic, Inc. are included in these consolidated financial statements.

On January 10, 1995, the Company, through its subsidiary, Lenfest Jersey, Inc., acquired a 10.005% general partnership interest in Garden State Cablevision, L.P. for $29,250,000, increasing its ownership to a total of 50% of the partnership. (See Note 8).

The accompanying consolidated financial statements include the results of operations for these acquisitions since the dates of the acquisitions.

The following summarized pro forma (unaudited) information assumes the acquisitions had occurred on January 1, 1995:

                                     1995              1996              1997
                                 -----------       ------------      ----------
                                                (Dollars in thousands)

Revenues                         $   382,389       $   418,109       $  447,848
                                 -----------       -----------       ----------

Loss from continuing operations  $   (46,902)      $  (143,619)      $  (64,683)
                                 -----------       -----------       ----------

Net loss                         $   (54,036)      $  (145,740)      $  (30,945)
                                 -----------       -----------       ----------

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 5 - NEW BUSINESS AND ACQUISITIONS - (continued)

Other

The Company, through its subsidiaries, StarNet, StarNet Interactive Entertainment, Inc. and Suburban Cable TV Co. Inc., owned a total of 7,111,319 shares of Box. The Company used the equity method to account for this investment. On December 16, 1997, Box merged with a subsidiary of TCI Music and the Company's shares of Box were converted into rights to receive 501,290 shares of TCI Music preferred stock. The investment in TCI Music is accounted for as marketable securities. The Company recognized a gain of $7,318,000 on this exchange. The fair value of the securities at December 31, 1997 was approximately $8.6 million.

Effective January 1, 1997, the Company, through its subsidiary, Lenfest Philadelphia Interconnect, Inc., entered into a partnership with Comcast Philadelphia Interconnect Partner for the purpose of representing regional and national cable advertising sales in the Greater Philadelphia market. Under the agreement, the percentage interests of the partners is determined on the basis of the number of customers of the partners in the designated market area at the beginning of the year. For 1997, the Company's partnership interest was 72%. The partners have equal representation on the Executive Committee and the Company will be the managing partner of the partnership for its first two years. Lenfest Advertising, Inc., d/b/a Radius Communications ("Radius"), a wholly owned subsidiary of the Company, will continue to provide local cable advertising sales and insertion for the Company and sixteen other cable television system operators. The Registrant does not own a majority voting interest and does not have a controlling financial interest in Philadelphia Interconnect. The other partner has equal voting rights in all matters, including the appointment of management and approval of operating and capital budgets. Therefore, consolidation is not appropriate. The Company uses the equity method to account for this investment.

On September 30, 1996, Radius acquired the assets of Metrobase Cable Advertising from a subsidiary of Harron Communications Corp. for approximately $4,500,000. For financial reporting purposes, the Company accounts for the acquisition of these assets under the purchase method. This acquisition was funded from available funds.

On September 11, 1996, StarNet, Inc. ("StarNet"), a wholly owned subsidiary of the Company, entered into a joint venture with Prevue Networks, Inc. ("Prevue"), a wholly owned subsidiary of United Video Satellite Group, Inc. ("UVSG"), to combine the two companies' pay-per-view promotion services. StarNet contributed its Barker service to the joint venture and received a 28% partnership interest. The new joint venture, Sneak Prevue, L.L.C., is based in Tulsa, Oklahoma and is managed and controlled by UVSG. The Company reports its proportionate share of net income (loss) on the equity method.

In February 1996, Radius purchased the Philadelphia area assets of Cable AdNet Partners, a subsidiary of TCI, for approximately $1,100,000.

The Company, through its wholly owned subsidiary, Lenfest International, Inc., is a partner in L-TCI Associates ("L-TCI"). UA-France, Inc. ("UAF"), an indirect wholly owned subsidiary of TCI, is the only other partner. L-TCI was formed to acquire 29% of the issued and outstanding shares of stock in Videopole, a French cable television holding and management company that franchises, builds and operates cable television systems in medium to smaller communities in France. The Company invested $4,860,000 to fund its pro-rata share of the L-TCI acquisition in 1993 and made an additional investment of $1,627,000 in 1994. L-TCI was obligated to make additional capital contributions pursuant to its stock subscription agreement. In 1995 through 1997, UAF did not fund its pro-rata share of the capital contributions. Pursuant to the L-TCI partnership agreement, the Company is contingently liable for the UAF share of L-TCI's commitment. During 1995 through 1997, the Company invested an aggregate of $19,233,000 to fund the L-TCI contributions. The additional investments increased the Company's ownership percentage of L-TCI to approximately 80%. The accounts of L-TCI are included in the Company's consolidated financial statements. The Company uses the equity method to account for L-TCI's interest in Videopole.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 6 - INVENTORIES

The schedule of inventories at December 31, 1996 and 1997 are as follows:

                                                1996               1997
                                             ------------       ------------
                                                 (Dollars in thousands)

Raw materials                                $     2,285        $     2,153
Finished goods and work-in process                   472                  -
                                             ------------       ------------

                                             $     2,757        $     2,153
                                             ============       ============

At December 31, 1996 and 1997, inventories have been written down to estimated net realizable value and the accompanying consolidated statements of operations for 1996 and 1997 include corresponding charges of $1,047,000 and $948,000, respectively, which have been included with direct costs - non-cable.

NOTE 7 - PROPERTY AND EQUIPMENT

The schedule of property and equipment of continuing operations at December 31, 1996 and 1997 is as follows:

                                                                                                Estimated
                                                                                               Useful Lives
                                                        1996                 1997                in Years
                                                   --------------       --------------       -----------------
                                                     (Dollars in thousands)

Land                                               $       2,993        $       4,246               -
Building and improvements                                 25,462               30,779             10-39
Cable distribution systems                               578,874              659,366              5-12
Computer hardware and software                            11,283               25,325              3-5
Office equipment, furniture and
 fixtures                                                  9,726               12,609               7
Vehicles                                                  12,571               15,758               5
Other equipment                                           10,580               15,560              5-7
Assets under capital leases                                9,767                9,269              5-15
                                                   --------------       --------------
                                                         661,256              772,912
Accumulated depreciation                                 288,869              359,125
                                                   --------------       --------------

                                                   $     372,387        $     413,787
                                                   ==============       ==============


NOTE 8 - INVESTMENTS IN AFFILIATES INCLUDING GARDEN STATE
                           CABLEVISION L.P.

The Company, through several subsidiaries, owns non-controlling interests in several general partnerships and corporations. Any subsidiary of the Company that is a general partner is, as such, liable, as a matter of partnership law, for all debts of such partnership. Investments and advances in affiliates accounted for under the equity method amounted to $41,333,000 and $46,471,000 at December 31, 1996 and 1997, respectively. Net losses recognized under the equity method for the years ended December 31, 1995, 1996 and 1997 were $10,682,000, $17,870,000 and $7,334,000, respectively. Under the equity method, the initial investments are recorded at cost. Subsequently, the carrying amount of the investments are adjusted to reflect the Company's share of net income or loss of the affiliates as they occur. Losses in excess of amounts recorded as investments on the Company's books have been offset against loans and advances to these unconsolidated affiliates to the extent they exist.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 8 - INVESTMENTS IN AFFILIATES INCLUDING GARDEN STATE
                           CABLEVISION L.P. - (continued)

The Company, through its subsidiary, Lenfest Jersey, Inc., owns a 10.005% general partnership interest and a 39.995% limited partnership in Garden State Cablevision L.P. (Garden State), a cable company serving approximately 208,000 customers in southern New Jersey at December 31, 1997. Under a consulting agreement, the Company advises Garden State on various operational and financial matters for a consulting fee that was equal to 1.5% of Garden State's gross revenues. On January 10, 1995, in connection with the increase in ownership described in Note 5, the consulting fee was changed to 3% of gross revenues. Due to restrictions contained in Garden State's debt agreements, the payment of a portion of these fees had been deferred. In December 1996, the Company received a $50 million distribution from Garden State. The distribution received included $8.1 million of prior accrued management fees that had been deferred. Garden State also obtains its cable television programming from Satellite Services, Inc. through the Company. The programming services are at a rate which is not more than Garden State could obtain independently. For the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1998, the total programming obtained through the Company was approximately $11,985,000, $13,659,000, $14,650,000 and $4,279,000, respectively.

The Company accounts for its investment in Garden State under the equity method. Effective January 10, 1995, the Company is allocated a total of 50% of Garden State's losses. Previously, the Company was allocated 49.5% of losses. In addition, the Company is required to make up its partner capital deficits upon the termination or liquidation of the Garden State partnership. Because of the requirement to make up capital deficits, the accompanying financial statements reflect equity in accumulated losses, net of related receivable, in excess of the investments in Garden State in the amount of $72,454,000, $77,880,000 and $77,747,000 at December 31, 1996 and 1997, and March 31, 1998, respectively.

Summarized audited financial information of Garden State, accounted for under the equity method, at December 31, 1996 and 1997, and March 31, 1998, is as follows:

                                                                                           December 31,
                                                                              --------------------------------------      March 31,
                                                                                    1996                  1997              1998
                                                                              ---------------        ---------------      ---------
                                                                                   (Dollars in thousands)
Financial Position

Cash and cash equivalents                                                      $       4,858         $       5,271        $  4,796
Accounts receivable, net                                                               2,683                 3,551           2,641
Other current assets                                                                   1,033                   666             789
Property and equipment, net                                                           75,920                83,863          85,988
Deferred assets, net                                                                  85,204                55,938          50,800
                                                                               --------------        --------------      ---------

                                                           TOTAL ASSETS        $     169,698         $     149,289       $ 145,014
                                                                               ==============        ==============      =========


Debt                                                                           $     333,000         $     324,000       $ 322,000
Liabilities to the Company                                                             3,246                 3,579           4,657
Accounts payable and accrued expenses                                                 13,674                12,388           8,694
Customer prepayments and deposits                                                        947                   875             882
Other liabilities                                                                      1,098                 1,523           1,511
Partners' deficit                                                                   (182,267)             (193,076)      $(192,730)
                                                                               --------------        --------------      ---------


                                          TOTAL LIABILITIES AND DEFICIT        $     169,698         $     149,289       $ 145,014
                                                                               ==============        ==============      =========


LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 8 - INVESTMENTS IN AFFILIATES INCLUDING GARDEN STATE
                           CABLEVISION L.P. - (continued)


                                                                         Year Ended December 31,                      Three Months
                                                         --------------------------------------------------------         Ended
                                                              1995                 1996                 1997          March 31, 1998
                                                         --------------       --------------       --------------     --------------
                                                                          (Dollars in thousands)
Results of Operations

Revenues                                                  $      91,771       $     100,756       $     109,126         $ 27,730
Operating expenses                                              (40,595)            (43,608)            (45,902)         (11,391)
Management and consulting fees                                   (5,590)             (6,045)             (6,548)          (1,663)
Depreciation and amortization                                   (46,976)            (48,524)            (44,698)          (8,725)
                                                          -------------       -------------       -------------         --------

                                  OPERATING INCOME (LOSS)        (1,390)              2,579              11,978            5,951

Interest expense                                                (19,166)            (16,405)            (22,787)          (5,605)
                                                          -------------       -------------       -------------         --------

                                  NET INCOME (LOSS)       $     (20,556)      $     (13,826)      $     (10,809)        $    346
                                                          =============       =============       =============         ========

Cash Flows

Cash flows from operating activities                      $      30,452       $      26,132       $      32,815         $  7,237
Cash flows from investing activities                            (14,794)            (22,759)            (23,308)          (5,712)
Cash flows from financing activities                            (17,009)             (1,774)             (9,094)          (2,000)
                                                          -------------       -------------       -------------         --------

                          INCREASE (DECREASE) IN CASH
                                 AND CASH EQUIVALENTS            (1,351)              1,599                 413             (475)

CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                                            4,610               3,259               4,858            5,271
                                                          -------------       -------------       -------------         --------
                            CASH AND CASH EQUIVALENTS
                                       AT END OF YEAR     $       3,259       $       4,858       $       5,271         $  4,796
                                                          =============       =============       =============         ========



Summarized financial information of affiliates other than Garden State, accounted for under the equity method, at December 31, 1996 and 1997, is as follows:

                                                                                    1996                  1997
                                                                              ---------------        ---------------
                                                                                   (Dollars in thousands)
Financial Position

Cash and cash equivalents                                                      $       5,972         $       6,595
Accounts receivable, net                                                              11,071                16,793
Other current assets                                                                  13,071                31,658
Property and equipment, net                                                          172,864               209,333
Due from related party (not the Company)                                                 533                     -
Deferred tax asset                                                                     8,730                   550
Other assets, net                                                                     44,806                62,000
                                                                               --------------        --------------
                                                           TOTAL ASSETS        $     257,047         $     326,929
                                                                               ==============        ==============


LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 8 - INVESTMENTS IN AFFILIATES INCLUDING GARDEN STATE
                           CABLEVISION L.P. - (continued)

                                                                                    1996                  1997
                                                                              ---------------        ---------------
                                                                                   (Dollars in thousands)
Financial Position - (continued)

Liabilities to the Company                                                     $       2,375        $       4,435
Accounts payable and accrued expenses                                                 47,202               44,131
Debt                                                                                 135,086              136,089
Deferred tax liability                                                                11,943               12,343
Payable to related party (not the Company)                                            67,136               90,991
Other liabilities                                                                      9,195               29,985
Equity (deficit)                                                                     (15,890)               8,955
                                                                               -------------        --------------
                                                      TOTAL LIABILITIES
                                                             AND EQUITY        $     257,047        $     326,929
                                                                               =============        ==============



                                                                  1995                 1996                 1997
                                                            ---------------      ---------------      ---------------
                                                                           (Dollars in thousands)
Results of Operations

Revenues                                                     $     124,171       $     125,534       $     156,405
Operating expenses                                                 (84,615)            (96,909)           (120,782)
Depreciation and amortization                                      (15,876)            (25,755)            (32,357)
                                                             -------------       -------------       -------------

                                     OPERATING INCOME               23,680               2,870               3,266

Interest expense                                                    (8,988)            (16,964)            (18,284)
Other income and expense (net)                                      (2,548)              1,054               9,565
                                                             -------------       -------------       -------------

                                    NET INCOME (LOSS)        $      12,144       $     (13,040)      $      (5,453)
                                                             =============       =============       =============

Cash Flows

Cash flows from operating activities                         $      18,146       $       6,070       $      35,378
Cash flows from investing activities                               (24,598)            (57,436)            (74,331)
Cash flows from financing activities                                 4,289              46,450              34,153
                                                             -------------       -------------       -------------

                               NET (DECREASE) IN CASH
                                 AND CASH EQUIVALENTS        $      (2,163)      $      (4,916)      $      (4,800)
                                                             =============       =============       =============



LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 8 - INVESTMENTS IN AFFILIATES INCLUDING GARDEN STATE CABLEVISION L.P.
- (continued)
The following table of the Company's investments, other than Garden State, accounted for under the equity method, reflects ownership percentage as of December 31, 1997, and the carrying amount, including related receivables, as of December 31, 1996 and 1997:

                                                                        December 31, 1997
                                                                            Ownership
                                                                            Percentage            1996              1997
                                                                        -------------------   -------------    ---------------
                                                                                          (Dollars in Thousands)

Susquehanna Cable Co. Subsidiaries ("SCC Subs")(Note 9)                        30%        $      10,880      $      10,671
The Box Worldwide, Inc. ("Box") (Note 5)                                        -                 4,161                  -
Raystay Co. ("Raystay") (Note 5)                                               45%                6,981             11,807
Videopole (Note 5)                                                             29%                9,015             11,117
MetroNet Communications and GlobeNet ("MetroNet")                              50%                1,674              1,086
Hyperion Telecommunications of Harrisburg ("Hyperion")                         50%                1,043                217
Sneak Prevue, L.L.C. ("Sneak Prevue") (Note 5)                                 28%                3,091              2,512
Clearview Partners ("Clearview") (Note 5)                                      30%                1,825              1,825
Cable Adcom ("Adcom")                                                          50%                1,481              1,533
Philadelphia Interconnect ("Interconnect") (Note 5)                            72%                    -              3,843
Others                                                                                            1,182              1,860
                                                                                          --------------     --------------

                                                                                          $      41,333      $      46,471
                                                                                          ==============     ==============

The carrying amounts of Garden State, SCC Subs and Raystay at December 31, 1997 include excess purchase accounting adjustments of $14, 252,000, $24,732,000 and $12,023,000, respectively. The excess amounts are being written off based on the depreciation and amortization methods and lives of the related tangible and intangible assets. None of the investments in common stock at December 31, 1997 have quoted market prices available.


Lenfest York, Inc., a subsidiary of the Company, owns a 30% equity interest in five subsidiaries of Susquehanna Cable Co. Suburban Cable TV Co. Inc., a wholly owned subsidiary of the Company, owns a 50% general partnership interest in Cable Adcom. Cable Adcom is a cable advertising interconnect that serves the Harrisburg, Pennsylvania, Area of Dominant Influence ("ADI"). The Company's indirect, wholly owned subsidiary, LenNet, Inc., owns a 50% general partnership interest in MetroNet Communications, a company that provides microwave transmissions of voice and data between two points of presence for its customers located throughout the United States and a 50% general partnership interest in GlobeNet, a company that provides international call back telephone service for its customers located in foreign countries. The Company's wholly owned subsidiary, Lenfest Telephony, Inc., owned a 50% partnership interest in Hyperion Telecommunications of Harrisburg (See Note 26).

The following table reflects the Company's share of earnings or losses of Garden State and each of the aforementioned affiliates:

                                                                  1995                 1996                 1997
                                                            ---------------      ---------------      ---------------
                                                                          (Dollars in thousands)
Garden State                                                 $      (8,527)      $      (5,068)      $      (3,340)
SCC Subs                                                            (1,263)             (1,010)               (208)
Box                                                                    132              (2,671)             (1,414)
Raystay                                                               (886)             (1,575)              4,826
Videopole                                                           (2,644)             (7,408)             (7,200)
BCA                                                                  1,711                  50                   -
MetroNet                                                               190                 (92)                 81
Hyperion                                                                 -                (734)               (826)
Sneak Prevue                                                             -                (326)               (426)
Clearview                                                                -                (100)                  -
Adcom                                                                  530               1,070                 851
Interconnect                                                             -                   -                 359
Other                                                                   75                  (6)                (37)
                                                             -------------       -------------       -------------

                                                             $     (10,682)      $     (17,870)      $      (7,334)
                                                             =============       =============       =============

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 8 - INVESTMENTS IN AFFILIATES INCLUDING GARDEN STATE
                           CABLEVISION L.P. - (continued)


CAH, Inc., a subsidiary of the Company, owned a 41.67% general partnership interest in Bay Area Interconnect d/b/a Bay Cable Advertising ("BCA"), a cable advertising interconnect serving the San Francisco, California, ADI (See Note
5).

NOTE 9 - OTHER INVESTMENTS

Other investments, accounted for under the cost method, are summarized as follows:

                                              1996                  1997
                                        ---------------        ---------------
                                             (Dollars in thousands)

Susquehanna Cable Co., Inc. (a)          $      10,359         $      10,359
Other                                               51                    51
                                         --------------        --------------

                                         $      10,410         $      10,410
                                         ==============        ==============

(a) The Company has 14.9% ownership of the voting stock of Susquehanna Cable Co. Inc. and accounts for this investment under the cost method. Susquehanna is an indirect subsidiary of Susquehanna Pfaltzgraff Co. and is the parent company of five cable operating subsidiaries, of which the Company has a direct ownership interest of the voting stock of 17.75%. The Company's investment in these subsidiaries are accounted for under the equity method because the Company's direct and indirect ownership interests in these subsidiaries approximate thirty percent (30%).


NOTE 10 - GOODWILL

The excess of the purchase price paid over the acquired net assets has been allocated to goodwill. Accumulated amortization at December 31, 1996 and 1997, was $25,202,000 and $28,594,000, respectively.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)

NOTE 11 - DEFERRED FRANCHISE COSTS AND OTHER INTANGIBLE ASSETS

A schedule of deferred franchise costs and other intangible assets and accumulated amortization of continuing operations at December 31, 1996 and 1997, is as follows:

                                                                                   Accumulated
                                                                   Amount          Amortization            Net
                                                                -------------    -----------------    --------------
                                                                          (Dollars in thousands)
December 31, 1996

Deferred franchise costs                                       $     639,131      $     144,563      $     494,568
                                                               ==============     ==============     ==============

Debt acquisition costs                                         $      12,572      $       3,157      $       9,415
Covenants not to compete                                              12,500              5,867              6,633
Other deferred assets                                                 11,368              2,508              8,860
                                                               --------------     --------------     --------------
                                                               $      36,440      $      11,532      $      24,908
                                                               ==============     ==============     ==============

December 31, 1997

Deferred franchise costs                                       $     693,050      $     186,027      $     507,023
                                                               ==============     ==============     ==============

Debt acquisition costs                                         $      12,589      $       4,735      $       7,854
Covenants not to compete                                              12,500              7,117              5,383
Other deferred assets                                                 19,920              4,816             15,104
                                                               --------------     --------------     --------------
                                                               $      45,009      $      16,668      $      28,341
                                                               ==============     ==============     ==============

NOTE 12 - MARKETABLE SECURITIES

The Company's investment in the securities of Australis Media Limited ("Australis") consists of 77,982,000 shares of voting common stock and 269,427,000 non-voting convertible debentures. The debentures are classified as equity securities by Australis as the debentures are unsecured non-voting securities that have interest entitlements equivalent in both timing and amount to the dividend entitlements attaching to common stock and will be subordinated to all creditors other than common stock shareholders upon any liquidation or winding up. The convertible debentures will not be redeemable for cash but will be convertible into ordinary shares on a one-for-one basis providing that certain conditions are met.

Although the Company had a 41.5% economic interest in Australis, the securities only represented a 13.6% voting interest. Australian regulations prohibit foreign corporations from owning 20% or more voting interest of an Australian corporation. Since the Company did not have significant influence, this investment was accounted for as marketable securities and not as an investment under the equity method.

The aggregate cost and market values of the securities at December 31, 1996 and 1997 are as follows:

                                                                                      Gross
                                                                 Aggregate          Unrealized            Fair
                                                                   Cost            Gain (Loss)            Value
                                                               --------------    -----------------    --------------
                                                                          (Dollars in thousands)
December 31, 1996

Australis Media Limited convertible debentures                $      33,687      $      (7,952)     $      25,735
Australis Media Limited common stock                                 10,885             (2,505)             8,380
Australis Media Limited discount notes                               41,026                  -             41,026
Other marketable equity securities                                    3,781                908              4,689
                                                              --------------     -------------      --------------

                                                              $      89,379      $      (9,549)     $      79,830
                                                              ==============     =============      ==============
December 31, 1997

Other marketable equity securities                            $      13,684      $         768      $      14,452
                                                              ==============     =============      ==============

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)

NOTE 12 - MARKETABLE SECURITIES - (continued)

In December 1993, the Company acquired 11,000,000 shares of the voting stock and 173,000,000 non-voting debentures of Australis for $90,972,000. As of August 12, 1996, the Australis securities held by the Company had a market value of approximately $24.0 million. At that time, Australis announced that a proposed long-term financing would not be completed. Australis had previously commented that if it was unable to obtain financing it would be forced to consider bankruptcy. The Company determined that the decline in market value was other than temporary and, accordingly, the Company recognized a loss of $66.9 million, as of June 30, 1996, resulting from a write-down of the Australis investment from cost in the accompanying consolidated statement of operations. The write-down established a new cost basis in the Australis investment.

In October 1996, Australis received consent from its bondholders to issue $250 million of debt and equity securities contingent upon additional investments from the existing stockholders as part of Australis' plan to ensure its survival. The Company agreed to acquire additional securities to permit the Australis debt offering to proceed. On October 31, 1996, the Company purchased senior subordinated discount notes of Australis Holding Pty Limited, with a face value of $71,339,000, and 71,339 warrants for an aggregate of $40 million. These discount notes and warrants were sold in May 1997, for $41.5 million. In connection with the long-term financing, the Company purchased 43,482,000 shares of voting stock and 49,188,779 non-voting debentures for an aggregate of $40 million. At the time of the transaction, these securities had a fair value of $13.6 million, and the Company recognized a loss of $26.4 million in the accompanying statement of operations.

On December 23, 1996, the Company received 18,000,000 shares of voting stock and 52,238,547 non-voting debentures of Australis in connection with the termination of a technical services agreement with Australis and also received 500,000 shares of voting stock for late repayment of a loan to the Company by Australis. The securities were recorded at the fair value when received, which was $7.0 million and the income recognized has been offset against the recognized losses on the decline in market value. On December 23, 1996, the Company converted 5,000,000 non-voting debentures of Australis into 5,000,000 shares of voting stock.

During 1997, Australis continued to have difficulty obtaining adequate funding for its operations and the value of its stock continued to drop. At December 31, 1997, the Australis securities were no longer listed on the Australian Stock Exchange and were considered to be worthless. Based upon Australis' inability to obtain additional financing and the delisting of its stock, the Company determined that the decline in market value was other than temporary and, accordingly, recognized a loss of $44.6 million, resulting from a write-down of the Australis investment. On May 5, 1998, the Trustee for the holders of Australis' bond indebtedness appointed receivers in order to wind up the affairs of Australis. Subsequent thereto, Australis' assets were liquidated and it has ceased to conduct business.

In accordance with the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", all of the Company's securities are considered to be available for sale. Net realized gains from the sale of marketable securities, in the amount of $13,517,000, $342,000 and $468,000 are included in other income and expense (net) in 1995, 1996 and 1997, respectively. The 1995 net realized gains includes a net gain of approximately $13,100,0000 from the sale of its QVC, Inc. stock holdings. The specific identification method is used to determine the cost of each security at the time of sale.

NOTE 13 - NOTES PAYABLE

Notes payable of continuing operations consisted of the following at December 31, 1996 and 1997:

                                                                                         1996                 1997
                                                                                   ---------------      ---------------
                                                                                              (Dollars in thousands)
8-3/8% senior notes due November 1, 2005 (a)                                        $     685,970        $     687,082
10-1/2% senior subordinated notes due June 15, 2006 (b)                                   293,105              293,781
Bank credit facility (c)                                                                  230,000              240,000
11.30% senior promissory notes due September 1, 2000 (d)                                   60,000               45,000
11.84% senior promissory notes due May 15, 1998 (e)                                        21,000               10,500
9.93% senior promissory notes due September 30, 2001 (f)                                   13,125               11,625
                                                                                    --------------       --------------
                                                                                    $   1,303,200        $   1,287,988
                                                                                    ==============       ==============

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 13 - NOTES PAYABLE - (continued)

(a) These notes, which are stated net of an unamortized discount of $12,918,000 at December 31, 1997, were issued through a public offering in November 1995. The notes require semi-annual interest payments. The notes are not redeemable at the option of the Company prior to maturity. Upon a Change of Control Triggering Event, holders of the notes may require the Company to purchase all or a portion of the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The net proceeds were used to provide funds for the early extinguishment of debt, to pay off notes payable to banks, and to provide funding for the exchange of assets with TCI (Note 5) and to provide partial funding for the cable television systems acquired from Sammons Communications, Inc. (Note 5).

(b) These notes, which are stated net of an unamortized discount of $6,219,000 at December 31, 1997, were issued through a private placement in June 1996 and were later exchanged for publicly traded notes in a public offering in September 1996. The notes require semi-annual interest payments. The notes are general unsecured obligations of the Company subordinate in right of payment to all present and future senior indebtedness of the Company. The net proceeds were used, together with $150 million from initial borrowings under the term loan portion of the new bank credit facility described in
     (c) to prepay all amounts outstanding under the Company's old bank credit facility. The Company incurred extraordinary charges from the write-off of the unamortized loan costs associated with the old bank credit facility. These charges increased net loss by $2,484,000, net of income tax benefit of $1,337,000 in 1996.

(c) On June 27, 1996, the Company entered into a bank credit facility consisting of a $150 million term loan and a $300 million revolving credit facility. Principal payments under the term loan facility and commitment reductions under the revolving loan facility will commence on March 31, 1999, with quarterly reductions thereafter until the termination of the facility on September 30, 2003. Loans outstanding under the facility bear interest, at the Company's option, at either (i) the Base Rate plus an applicable margin ranging from 0% to 1 3/8% or (ii) LIBOR plus an applicable margin ranging from 3/4% to 2 3/8%, in each case based upon certain levels of leverage ratios. The effective weighted average interest rate at December 31, 1997 was 7.37%.

(d) These notes are payable to a group consisting of several insurance companies. The notes are payable in annual installments, with the final payment due September 1, 2000. In connection with the offering described in
     (a), the Company and the holders agreed to amend the terms thereof, which included increasing the interest rate from 10.15% to 11.30% per annum. Interest is payable quarterly.

(e) These notes are payable to an insurance company and to its assignees. The notes are payable in annual installments, with the final payment due May 15, 1998. In connection with the offering described in (a), the Company and the holders agreed to amend the terms thereof, which included increasing the interest rate from 10.69% to 11.84% per annum. Interest is payable quarterly.

(f) This consists of a note payable to an insurance company. The note is payable in annual installments, with the final payment due September 30, 2001. Interest is at the fixed rate of 9.93% per annum, payable semi-annually. Additional notes payable to a group consisting of several insurance companies were redeemed in connection with the offering described in (a). The Company incurred extraordinary charges associated with the early extinguishment of these notes. These charges increased the net loss by $6,739,000, net of income tax benefit of $3,629,000 in 1995.

     The above debt agreements place certain financial restrictions on the Company and its restricted subsidiaries which, among others, require meeting certain ratios relating to interest coverage and debt coverage.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 13 - NOTES PAYABLE - (continued)

Maturities of notes payable, excluding the unamortized discount of $19,137,000 are as follows:

                                               (Dollars in thousands)
         Year Ending December 31,

                   1998                              $       27,450
                   1999                                      43,800
                   2000                                      44,250
                   2001                                      37,875
                   2002                                      63,750
                Thereafter                                1,090,000
                                                     ---------------

                                                     $    1,307,125
                                                     ===============

The Company had entered into interest rate cap agreements to reduce the impact of changes in interest rates on its floating rate long-term debt. The three interest rate cap agreements with commercial banks, having notional principal amounts of $50,000,000, $25,000,000 and $25,000,000, terminated on July 18,
1996, November 8, 1996 and February 28, 1997, respectively. No gain or loss was realized upon the termination of these interest rate cap agreements.

The Company had also entered into four interest rate swap agreements. These agreements effectively changed the Company's interest rate on $300,000,000 of its fixed rate debt to a floating rate based on LIBOR. On October 31, 1997, the Company terminated all four interest rate swap agreements and received $8,750,000 in consideration of early termination. The Company has recorded the gain as "Deferred interest" on its consolidated balance sheet and is amortizing the gain as a reduction in interest expense to June 15, 2006, which is the maturity date of the fixed rate debt obligation.

NOTE 14 - LEASES

Subsidiaries of the Company have entered into three leases for office and warehouse space from H.F. Lenfest, a principal stockholder of the Company, and his wife. The leases are classified as capital leases. At December 31, 1997, two of the leases provide for an aggregate minimum monthly payment of $31,000. On each anniversary date of these two leases, the monthly payment will increase by a minimum of 6%. At December 31, 1997, the minimum monthly payment of the third lease is $24,000. On each anniversary date of the third lease, the minimum monthly payment will increase by $957.

The Company has entered into various capital lease agreements. The agreements are for the financing of equipment. The economic substance of the leases is that the Company is financing the acquisition of the assets through the leases and, accordingly, they are recorded in the Company's assets and liabilities.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 14 - LEASES - (continued)

Future minimum lease payments under all capital leases and non-cancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1997:

                                                                     Capital              Capital
                                                                     Leases -            Leases -
                                                                    Principal            Unrelated           Operating
                                                                   Stockholder            Parties              Leases
                                                                 -----------------    ----------------     ---------------
                                                                             (Dollars in thousands)
                  Year Ending December 31,
                            1998                                  $         680        $       1,338        $       3,858
                            1999                                            714                1,338                3,830
                            2000                                            750                  975                3,772
                            2001                                            788                  422                2,603
                            2002                                            826                    1                1,285
                         Thereafter                                       2,562                    -                  834
                                                                  --------------       --------------       --------------

TOTAL MINIMUM LEASE PAYMENTS                                              6,320                4,074        $      16,182
                                                                                                            ==============

LESS AMOUNT REPRESENTING
 INTEREST                                                                (2,598 )               (478)
                                                                  --------------       --------------

PRESENT VALUE OF MINIMUM
 LEASE PAYMENTS                                                   $       3,722        $       3,596
                                                                  ==============       ==============

     Property and equipment under capitalized leases at December 31, 1996 and 1997, are summarized as follows:


                                                                         1996               1997
                                                                   ---------------     ---------------
                                                                       (Dollars in thousands)

Buildings - related party                                           $       5,132       $       3,893
Equipment                                                                   4,635               5,376
                                                                    --------------      --------------
                                                                            9,767               9,269
Accumulated depreciation                                                    2,406               3,174
                                                                    --------------      --------------
                                                                    $       7,361       $       6,095
                                                                    ==============      ==============

Rental expense for all operating leases, principally office and warehouse facilities, pole rent and satellite transponders from continuing operations, amounted to $6,867,000, $8,561,000 and $8,085,000 for the years ended December 31, 1995, 1996 and 1997, respectively. In addition, the Company made total payments to a principal stockholder for buildings under capitalized leases of $584,000, $615,000 and $647,000 in 1995, 1996 and 1997, respectively.

In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices. It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum operating lease commitments will not be less than the amount shown for 1998.

On April 8, 1996, the Company entered into a five year agreement with GE American Communications, Inc. requiring monthly payments of $190,000 to lease a transponder on the GE-1 communications satellite.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 15 - RESEARCH AND DEVELOPMENT

The Company, through its subsidiaries CAM Systems, Inc., StarNet Development, Inc., Suburban Connect, Inc. and StarNet, Inc., incurred research and development costs of $1,037,000, $2,427,000 and $1,139,000 for the years ended December 31, 1995, 1996 and 1997, respectively, in connection with the development of new equipment and computer software. These costs have been included with direct costs - non-cable on the accompanying consolidated statements of operations.

NOTE 16 - EMPLOYEE HEALTH BENEFIT PLAN

On February 1, 1984, the Company established the Lenfest Group Employee Health Benefit Plan (a trust), which provides health insurance for the employees of most of its subsidiaries and affiliates. This trust is organized under Internal Revenue Code Section 501(c)(9) Voluntary Employees Beneficiary Association
(VEBA). Benefits are prefunded by contributions from each participating subsidiary. Insurance expense is recognized as benefits are incurred. The Company does not provide post retirement benefits to its employees. Therefore, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post Retirement Benefits Other than Pensions", does not have an impact on the Company's financial statements.

NOTE 17 - 401(k) PLAN

The Company provides a 401(k) profit sharing plan. The Company matches the entire amount contributed by a participating, eligible employee up to five percent (5%) of salary. For the years ended December 31, 1995, 1996 and 1997, the Company matched contributions of $777,000, $1,190,000 and $1,393,000, respectively, in its continuing operations.

NOTE 18 - CORPORATE INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with Financial Accounting Standards Board Statement (SFAS) No. 109, "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Differences between financial reporting and tax bases arise most frequently from differences in timing of income and expense reorganization. Deferred income tax expense is measured by the change in the net deferred income tax asset or liability during the year.

The provisions for income tax benefit (expense) from continuing operations consist of the following components:

                                                                  1995                 1996                 1997
                                                            ---------------      ---------------      ---------------
                                                                          (Dollars in thousands)
Current
  Federal                                                    $           -        $        (211)      $      15,013
  State                                                                  -                 (686)               (265)
                                                             --------------       -------------       -------------
                                                                         -                 (897)             14,748
Deferred
  Federal                                                            1,213                3,581              (1,359)
  State                                                              2,994                  769                (514)
  Benefit of operating loss carryforward                             6,420               10,746              23,138
  Decrease in valuation allowance                                       97                  130                 166
                                                             --------------       -------------       -------------
                                                                    10,724               15,226              21,431
                                                             --------------       -------------       -------------

                                                             $      10,724        $      14,329       $      36,179
                                                             ==============       =============       =============


LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)

NOTE 18 - CORPORATE INCOME TAXES - (continued)

The current tax benefit from continuing operations for 1997 represents tax savings resulting from utilization of current losses to eliminate the tax expense incurred by the current income and gain from discontinued operations.

The categories of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                             Federal                               State
                                                  -------------------------------      ------------------------------
                                                      1996              1997               1996              1997
                                                  -------------    --------------      -------------    -------------
                                                                     (Dollars in thousands)
Deferred Tax Assets:
  Allowance for doubtful accounts                  $       619     $       985       $        186     $       290
  Deferred start-up costs                                  187              27                  -               -
  Net operating loss carryforward                       75,515         102,578                  -               -
  Investments in affiliates, principally
   due to differences in taxable income                  2,704           3,570                  -             280
  Investments and other tax credits                      1,719           1,553                249             249
                                                   -----------     -----------       ------------     -----------
                      Gross Deferred Tax Asset          80,744         108,713                435             819

Deferred Tax Liabilities:
  Property and equipment, principally
   due to differences in depreciation                  (13,818)        (21,246)            (4,246)         (6,414)
  Investments in affiliates, principally
   due to differences in taxable income                      -               -               (881)              -
  Property and equipment and intangible
   assets arising from purchase
   accounting adjustments                              (13,934)        (12,695)            (4,374)         (3,985)
  Unrealized gain on marketable
   securities                                             (317)           (269)                 -               -
                                                   -----------     -----------       ------------     -----------
                  Gross Deferred Tax Liability         (28,069)        (34,210)            (9,501)        (10,399)
                                                   -----------     -----------       ------------     -----------

 Net deferred tax asset (liability)
  before valuation allowance                            52,675          74,503             (9,066)         (9,580)
 Valuation allowance                                      (418)           (252)                 -               -
                                                   -----------     -----------       ------------     -----------
            Net Deferred Tax Asset (Liability)     $    52,257     $    74,251       $     (9,066)    $    (9,580)
                                                   ===========     ===========       ============     ===========

The difference between the income tax benefit (net) and the amounts expected by applying the U.S. Federal income tax rate of 35% to loss before income taxes is as follows:

                                                                  1995                 1996                 1997
                                                            ---------------      ---------------      ---------------
                                                                          (Dollars in thousands)

Federal income tax benefit at statutory rates                $       7,638       $      50,040       $      35,265
Nondeductible amortization of goodwill and
  other intangibles                                                   (949)               (949)               (949)
Nondeductible loss on marketable securities                              -             (30,240)                  -
Net operating losses applied towards
  prior years audit adjustments                                          -              (6,306)                  -
Provision for state income taxes, net of
  Federal income tax benefit                                         1,946                  54                (506)
Other                                                                2,089               1,730               2,369
                                                             -------------       -------------       -------------
                                                             $      10,724       $      14,329       $      36,179
                                                             =============       =============       =============


LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)

NOTE 18 - CORPORATE INCOME TAXES - (continued)

The Company has a net operating loss carryforward of approximately $300,000,000 on a tax reporting basis. The carryforward will begin to expire in 2000, if not utilized. The Company has available an alternative minimum tax credit of $430,000 for indefinite carryover to subsequent years. The Company also has available unused general business tax credits, after reduction required under the Tax Reform Act of 1986, of approximately $1,123,000 for carryover to subsequent years. The operating loss and general business tax credits expire as follows:
                                                Tax          Net Operating
                                               Credits          Losses
                                               -------       -------------
                                                  (Dollars in Thousands)
      Year Ending December 31,
      ------------------------
                1998                            $  252         $     --
                1999                               361               --
                2000                               485            1,020
                2001                                 5           11,770
                2002                                 5           13,138
                2003                                --           19,817
                2004                                 5           35,600
                2005                                --           39,076
                2006                                10            4,439
                2007                                --           10,269
                2008                                --               --
                2009                                --           21,397
                2010                                --           23,710
                2011                                --           46,261
                2012                                --           72,521
                                                ------         --------
                                                $1,123         $299,018
                                                ======         ========

The increased operating loss carryforwards scheduled to expire in the years 2011 and 2012 represent significant tax losses incurred in 1996 and 1997 resulting from accelerated depreciation on new acquisitions and increased interest on debt incurred to finance the acquisitions.

The Company has not yet established a valuation allowance for its deferred tax asset arising from its net operating loss carryforward. In assessing the appropriateness of a valuation allowance, the Company considered negative evidence, namely, net operating losses incurred in all years since 1985 (except in 1993) and positive evidence, namely, anticipated increases in taxable income as a result of increased revenues, the anticipated elections of slower tax depreciation methods and anticipated declines in amortization deductions. In addition, interest expense is expected to remain at its current levels.

In evaluating the above components of positive evidence, the Company believes that it is more likely than not that it will benefit from the net operating loss carryforward and therefore, has not established a valuation allowance for the loss carryforward.

NOTE 19 - OTHER INCOME AND EXPENSE

The schedules of other income and expense from continuing operations for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                                                                                                (Unaudited)
                                                                                                            Three Months Ended
                                                                  Year Ended December 31,                         March 31,
                                                      -----------------------------------------------     ------------------------
                                                           1995               1996              1997          1997          1998
                                                      --------------     --------------     ---------      ---------     ----------
                                                                    (Dollars in thousands)
(Loss) on disposal of assets upon rebuild of
 cable systems                                        $        (282)    $        (846)      $      -         $     -   $       -
Gain (loss) on sales of property and equipment                  115               326           (694)             28          33
Gain on sales of marketable securities                       13,517               342            468              73       3,664
Gain on disposition of equity investment (See Note 4)             -             7,210          7,318               -      11,489
Interest and dividend income                                  2,051             4,699          1,242             139         425
Minority interest in net loss of South Jersey
  Cablevision                                                   212                 -              -               -           -
Minority interest in net loss of L-TCI Associates             1,135             2,492            945             281           -
Litigation settlements                                       (1,900)                -           (282)              -           -
Miscellaneous income (expense)                                   79              (314)           157             (11)          -
                                                      -------------     -------------       --------         --------  ----------
                                                      $      14,927     $      13,909       $  9,154         $   510   $  15,611
                                                      =============     =============       ========         ========  ==========

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)

NOTE 19 - OTHER INCOME AND EXPENSE - (continued)

In December 1995, the Company's subsidiary, LenComm, Inc. d/b/a Bay Cablevision, paid a contractor $1,550,000 under a binding arbitration award in connection with a breach of contract action.

In October 1995, the Company's subsidiary, Lenfest West, Inc. d/b/a Cable Oakland, under an order by the Superior Court of the State of California, County of Alameda, paid $350,000 into a settlement fund in settlement of a class action which alleged that the charges imposed by Cable Oakland for delinquent payments from subscribers were illegally high.


NOTE 20 - COMMITMENTS AND CONTINGENCIES

Mr. Lenfest, on behalf of the Company, and TCI have jointly and severally guaranteed an aggregate of $67 million obligation of Australis incurred in connection with the purchase of program licenses in April 1995. The terms of the guarantees provide that the amount of the guarantees will be reduced on a dollar-for-dollar basis with payments made by Australis under the licenses. The Company has agreed to indemnify Mr. Lenfest against loss from such guaranty to the fullest extent permitted under the Company's debt obligations. Under the terms of its bank credit facility, however, Mr. Lenfest's claims for indemnification are limited to $33.5 million. Effective March 6, 1997, as subsequently amended, Mr. Lenfest released the parent Company and its cable operating subsidiaries from their indemnity obligation until the last to occur of January 1, 1999 and the last day of any fiscal quarter during which the Company could incur the indemnity obligation without violating the terms of its bank credit facility. Certain of the Company's non-cable subsidiaries have agreed to indemnify Mr. Lenfest for his obligations under the guarantee. As a result, the Company will remain indirectly liable under the non-cable subsidiaries' indemnity. At December 31, 1997, the amount subject to guarantee under the license agreements was approximately $47.5 million.


On January 20, 1995, an individual (the "Plaintiff") filed suit in the Federal Court of Australia, New South Wales District Registry against the Company and several other entities and individuals (the "Defendants") including Mr. Lenfest, involved in the acquisition of a company owned by the Plaintiff, the assets of which included the right to acquire Satellite License B from the Australian government. The Plaintiff alleges that the Defendants defrauded him by making certain representations to him in connection with the acquisition of his company and claims total damages of A$718 million (approximately U.S. $467 million as of December 31, 1997). The Plaintiff also alleges that Australis and Mr. Lenfest owed to him a fiduciary duty and that both parties breached this duty. The Defendants have denied all claims made against them by the Plaintiff and stated their belief that the Plaintiff's allegations are without merit. They are defending this action vigorously. The trial in this action began on February 2, 1998, and is expected to last until sometime in the third quarter of 1998. As of June 22, 1998, the Plaintiff and other witnesses testifying on his behalf have completed their testimony and cross examination. The Defendants have begun the presentation of their case. While the Company continues to deny all of Mr. Hadid's claims, neither it nor its counsel can predict the outcome of the trial.


The Company has also been named as a defendant in various legal proceedings arising in the ordinary course of business. In the opinion of management, the ultimate amount of liability with respect to the above actions will not materially affect the financial position, the results of operations or the cash flows of the Company.

The Company's operating cable television subsidiaries hold various franchises and, in connection therewith, are obligated to pay franchise fees based on certain gross revenues. For the years ended December 31, 1995 and 1996, franchise fees in the amount of $9,166,000 and $10,824,000, respectively were paid. For the year ended December 31, 1997, franchise fees in the amount of $12,764,000 will be paid.

NOTE 21 - RELATED PARTY TRANSACTIONS

The Company has entered into an agreement whereby Satellite Services, Inc., an affiliate of TCI, provides certain cable television programming to the Company and its unconsolidated cable television affiliates with programming services at a rate which is not more than the Company could obtain independently. For the years ended December 31, 1995, 1996 and 1997, the Company recorded programming expenses of $37,685,000, $57,344,000 and $62,892,000, respectively, under this agreement.

The Company, through its subsidiaries, StarNet and StarNet Development, Inc., generates revenue from cross channel tune-in promotional services for cable television and equipment sales to affiliates of TCI. For the years ended December 31, 1995, 1996 and 1997, the Company has generated revenues of $3,900,000, $4,789,000 and $1,945,000 respectively, from affiliates of TCI.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 21 - RELATED PARTY TRANSACTIONS - (continued)


Cable AdNet Partners, an affiliate of TCI, paid Suburban approximately $2,637,000 for the year ended December 31, 1995, for Suburban's share of advertising revenue under certain advertising agreements. In 1996, Radius purchased the Philadelphia area assets of Cable AdNet for approximately $1,100,000. (See Note 5).

The Company incurred pay-per-view order placement fees to TelVue Corporation, an affiliate of Mr. Lenfest, of $190,000, $325,000 and $470,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

During 1996, the Company loaned a total of $41,139,000 to Australis. All loans were repaid with interest.

In January 1995, Mr. Lenfest advanced $10,000,000 to the Company in connection with the investment by the Company's subsidiary, Lenfest Jersey, Inc., in Garden State Cablevision, L.P. The advance was repaid on April 20, 1995.

In January 1995, the Company advanced $19,240,000 to Australis. The funds were used to prepay license fees to U.S. movie studios in connection with and under certain contracts to supply movies to Australis. The loan bore interest at a rate equal to the rate charged to the Company under its bank credit facility dated June 24, 1994. The loan was repaid on April 20, 1995.

Subsidiaries of the Company have entered into various leasing arrangements with a principal stockholder for office and warehouse facilities. (See Note 14).

John C. Malone, a director of the Company, is a director of The Bank of New York, which is the trustee under the indentures for the Company's senior notes and senior subordinated notes and a lender under the bank credit facility.

NOTE 22 - SEGMENT INFORMATION

The Company operates primarily in the cable television industry. Certain subsidiaries of the Company operate in other industries which provide promotional, cable advertising traffic and billing services. Information concerning continuing operations by industry segment as of and for each of the three years ended December 31, was as follows:


                                                            Cable                  Other                  Total
                                                       ---------------        ---------------        ---------------
                                                                       (Dollars in thousands)
Year Ended December 31, 1995

Revenues                                                $     232,155          $      22,070        $     254,225
                                                        ==============         =============        ==============

Operating income (loss)                                 $      44,199          $      (9,359)       $      34,840
                                                        ==============         =============        ==============

Depreciation and amortization                           $      71,054          $       3,218        $      74,272
                                                        ==============         =============        ==============

Equity in net income (losses)
unconsolidated affiliates                               $    (13,320)          $       2,638        $    (10,682)
                                                        ==============         =============        ==============

Capital expenditures, including
 acquisitions                                           $      47,658          $       5,324        $      52,982
                                                        ==============         =============        ==============

Identifiable assets                                     $     740,063          $      91,382        $     831,445
                                                        ==============         =============        ==============


LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 22 - SEGMENT INFORMATION - (continued)


                                                            Cable                  Other                  Total
                                                       ---------------        ---------------        ---------------
                                                                       (Dollars in thousands)

Year Ended December 31, 1996

Revenues                                                $     354,561          $      27,249        $     381,810
                                                        ==============         =============        ==============

Operating income (loss)                                 $      70,135          $     (15,543)       $      54,592
                                                        ==============         =============        ==============

Depreciation and amortization                           $     107,115          $       4,162        $     111,277
                                                        ==============         =============        ==============

Equity in net (losses) of unconsolidated
affiliates                                              $     (15,161)         $      (2,709)       $     (17,870)
                                                        ==============         =============        ==============

Capital expenditures, including
 acquisitions                                           $     655,735          $      11,294        $     667,029
                                                        ==============         =============        ==============

Identifiable assets                                     $   1,116,214          $      84,603        $   1,200,817
                                                        ==============         =============        ==============

Year Ended December 31, 1997

Revenues                                                $     413,792          $      33,598        $     447,390
                                                        ==============         =============        ==============

Operating income (loss)                                 $      75,577          $     (12,793)       $      62,784
                                                        ==============         =============        ==============

Depreciation and amortization                           $     124,973          $       4,966        $     129,939
                                                        ==============         =============        ==============

Equity in net (losses) of
unconsolidated affiliates                               $      (5,922)         $      (1,412)       $      (7,334)
                                                        ==============         =============        ==============

Capital expenditures, including
 acquisitions                                           $     172,010          $       7,009        $     179,019
                                                        ==============         =============        ==============

Identifiable assets                                     $   1,173,358          $      43,702        $   1,217,060
                                                        ==============         =============        ==============



NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS


The following disclosure of the estimated fair value of financial instruments is presented in accordance with the provisions of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


Cash and Cash Equivalents, Accounts Receivable, Accounts Payable and Deposits on Converters

The carrying amount approximates fair market value because of the short maturity of those instruments

Marketable Securities

The fair market values of securities are estimated based on quoted market prices for those investments.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS - (continued)

Other Investments

The Company's investment in Susquehanna Cable Co., Inc. is carried at cost. (See
Note 9). There are no quoted market prices for Susquehanna, which is a holding company that has majority ownership in cable operating subsidiaries in which the Company also has ownership interests. The Company uses the equity method to account for its ownership in the subsidiaries. (See Note 8). Because of its relationship with subsidiaries, the Company does not believe that it is practicable to estimate fair market value for its investment in Susquehanna.

Long-term Debt

The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on current rates at which the Company could borrow funds with similar remaining maturities.

The estimated fair values of the Company's financial instruments as of December 31, 1997 are as follows:

                                                  Carrying           Fair
                                                   Amount           Value
                                                ------------    -------------
                                                    (Dollars in thousands)
Balance Sheet Financial Instruments

Cash and cash equivalents                        $    15,623     $     15,623
Marketable securities                                 14,452           14,452
Long-term debt                                    (1,287,988)      (1,371,625)
Deposits on converters                                (3,878)          (3,878)


Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)

NOTE 24 - REGULATORY MATTERS

The Federal Communications Commission ("FCC") has adopted regulations under The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") governing rates charged to customers for basic and tier service and for equipment and installation charges (the "Regulated Services"). The 1992 Cable Act placed the Company's basic service, equipment and installation rates under the jurisdiction of local franchising authorities and its tier service rates under the jurisdiction of the FCC. The rate regulations do not apply to services offered on an individual service basis, such as per-channel or pay-per-view services. The rate regulations adopt a benchmark price cap system for measuring the reasonableness of existing basic and tier service rates. Alternatively, cable operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The rules also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. The regulations also provide that future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable operator adds or deletes channels. In addition, new product tiers consisting of services new to the cable system can be created free of rate regulation as long as certain conditions are met such as not moving services from existing tiers to the new tier. There is also a streamlined cost-of-service methodology available to justify a rate increase on basic and regulated nonbasic tiers for "significant" system rebuilds or upgrades.

The Company believes that it has complied in all material respects with the provision of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a cable system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of the complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the Refund Order issued by the applicable franchise authority. The amount of refunds, if any, which could be payable by the Company in the event that systems rates are successfully challenged by franchising authorities is not considered to be material.

NOTE 25 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses of continuing operations consist of the following:


                                                                                December 31,
                                                                   --------------------------------       (Unaudited)
                                                                         1996               1997         March 31, 1998
                                                                   ---------------     --------------   ----------------
                                                                       (Dollars in thousands)

Accounts payable - unrelated parties                                $       8,930       $      11,619    $    6,227
Accounts payable - affiliate                                               12,855              26,304        21,653
Accrued copyright fees                                                      1,460               1,318         1,713
Accrued franchise fees                                                      7,011               7,898         8,520
Accrued interest                                                           13,995              14,101        36,591
Accrued payroll and fringe benefits                                         1,680               2,407         3,476
Accrued rate refund liability                                                   -               1,625         1,625
Accrued sales taxes                                                           553                 424           393
Accrued other                                                               5,152              11,475         2,656
                                                                    --------------      ---------------- -----------

                                                                    $      51,636       $      77,171    $   82,854
                                                                    ==============      ================ ===========



LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (continued)


NOTE 25 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES - (continued)

Accrued payroll and fringe benefits includes $610,000 for severance packages for customer satisfaction specialists that are anticipated to be paid in 1998. In May 1997, the Company opened a customer satisfaction center in New Castle County, Delaware and proceeded to migrate inbound telephone customer service to that location. By year-end, approximately 55% of the Company's customer base was supported by that location. Specialists who elected not to migrate to the new center were entitled to receive severance pay and benefits. This total expense amounted to approximately $797,000 and is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

NOTE 26 - SUBSEQUENT EVENTS

On February 5, 1998, the Company issued $150,000,000 7-5/8% Senior Notes due 2008 and $150,000,000 8-1/4% Senior Subordinated Notes due 2008, through a private offering. The proceeds of the notes are net of estimated issuance costs of $3,575,000. The notes require semi-annual interest payments. The Senior Notes are not redeemable by the Company prior to maturity. The Senior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company, on or after February 15, 2003. Upon a Change of Control Triggering Event, holders of the notes may require the Company to purchase all or a portion of the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The net proceeds were used for the early extinguishment of existing debt.


On February 12, 1998, the Company's wholly owned subsidiary, Lenfest
Telephony, Inc., exchanged its 50% general partnership interest in Hyperion Telecommunications of Harrisburg ("HTH") for a warrant to acquire 731,624 shares (the effective number of shares after a stock split) or approximately
2% of Class A common stock of Hyperion Telecommunications, Inc. ("Hyperion"), the other 50% general partner in HTH. No exercise price was paid with the exercise of the warrant in May 1998. The value of the warrant was estimated to be $11.7 million, based on the initial public offering of the Class A common stock of Hyperion in May 1998. The Company believes that this value approximated fair market value of the warrant on February 12, 1998. A gain of $11.5 million, which represents the excess of the market value of the parnership interest over its book value, has been included in the accompanying consolidated statement of operations and comprehensive income (loss). The stock is included in investments in the accompanying condensed consolidated balance sheet as it was not readily marketable at March 31, 1998. Due to the small percentage of ownership and the Company's inability to exercise influence over Hyperion, the Company has discontinued the usage of the equity method. The Company accounts for this investment in accordance with SFAS 115.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Garden State Cablevision L.P.:


We have audited the accompanying balance sheet of Garden State Cablevision L.P. (a Delaware Limited Partnership) as of December 31, 1996 and 1997, and the related statements of operations, cash flows and partners' deficit for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garden State Cablevision L.P. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                             ARTHUR ANDERSEN LLP


Philadelphia, Pa.,
    January 28, 1998

                          GARDEN STATE CABLEVISION L.P.


                                  BALANCE SHEET

                             (Dollars in thousands)

                                                                                    December 31,
                                                                                    ------------
                                                                              1996                1997
                                                                         -------------        ------------
                                ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                           $       4,858        $      5,271
     Accounts receivable, less allowance for doubtful
         accounts of $682 and $629                                               2,683               3,551
     Other current assets                                                          916                 666
                                                                         -------------        ------------

                Total current assets                                             8,457               9,488

PREPAID INTEREST                                                                   117

PROPERTY, PLANT AND EQUIPMENT, net                                              75,920              83,863

DEFERRED CHARGES, net                                                           85,204              55,938
                                                                         -------------        ------------

                                                                         $     169,698        $    149,289
                                                                         =============        ============

                   LIABILITIES AND PARTNERS' DEFICIT

CURRENT LIABILITIES
     Accounts payable and accrued expenses                               $      15,698        $     14,394
     Accrued interest                                                              500               1,315
     Subscribers' advance payments and deposits                                    947                 875
                                                                         -------------        ------------

                Total current liabilities                                       17,145              16,584

LONG-TERM DEBT                                                                 333,000             324,000

OTHER LIABILITIES                                                                1,562               1,523

DEFERRED MANAGEMENT AND CONSULTING FEES                                            258                 258

PARTNERS' DEFICIT                                                             (182,267)           (193,076)
                                                                         -------------        ------------

                                                                         $     169,698        $    149,289
                                                                         =============        ============




                       See notes to financial statements.

                          GARDEN STATE CABLEVISION L.P.


                             STATEMENT OF OPERATIONS

                             (Dollars in thousands)





                                                                             Year Ended December 31,
                                                                             -----------------------

                                                                   1995               1996               1997
                                                              ------------        ------------        ---------

SERVICE INCOME                                                $     91,771       $   100,756        $   109,126

COSTS AND EXPENSES
     Direct Costs and amortization                                  19,959            22,273             23,080
     Technical and other                                            10,038            10,761             11,549
     Selling, general and administrative                            10,598            10,574             11,273
     Management and consulting fees                                  5,590             6,045              6,548
     Depreciation and amortization                                  46,976            48,524             44,698
                                                              ------------       -----------        -----------

OPERATING INCOME (LOSS)                                             (1,390)            2,579             11,978

OTHER EXPENSES
INTEREST EXPENSE, net of interest income
         of $247, $296 and $404                                     19,166            16,405             22,787
                                                              ------------       -----------        -----------

NET LOSS                                                      $    (20,556)      $   (13,826)       $   (10,809)
                                                              ============       ===========        ===========







                       See notes to financial statements.

                          GARDEN STATE CABLEVISION L.P.

                             STATEMENT OF CASH FLOWS

                             (Dollars in thousands)

                                                                                    Year Ended December 31,
                                                                                    -----------------------
                                                                               1995         1996           1997
                                                                           ----------    ----------    -----------

OPERATING ACTIVITIES
     Net loss                                                              $  (20,556)   $  (13,826)   $  (10,809)
     Noncash items included in net loss
        Depreciation and amortization                                          46,976        48,524        44,698
        Amortization of prepaid interest                                          295           261           160
        Deferred management and consulting fees                                 2,742           258
        Losses on disposal of property, plant and equipment                       323           118
        (Decrease) increase in other liabilities                                   62           134           (39)
     (Increase) decrease in accounts receivable and other
        current assets                                                           (707)           14          (634)
     (Decrease) increase in current liabilities                                 1,317         4,732          (561)
     Payment of deferred management and consulting fees                                     (14,083)
                                                                           ----------    ----------    ----------


               Net cash provided by operating activities                       30,452        26,132        32,815
                                                                           ----------    ----------    ----------

INVESTING ACTIVITIES
    Capital expenditures                                                      (14,652)      (22,715)      (23,286)
    Additions to deferred charges                                                (142)          (44)          (22)
                                                                           ----------    ----------    ----------

               Net cash used in investing activities                          (14,794)      (22,759)      (23,308)
                                                                           ----------    ----------    ----------

FINANCING ACTIVITIES
    Repayments of debt                                                        (17,000)      (12,000)       (9,000)
    Proceeds from borrowing                                                                 100,000
    Distributions to partners                                                               (88,716)
    Debt acquisition costs                                                         (9)         (796)          (67)
    Prepaid interest                                                                           (262)          (27)
                                                                           ----------    ----------    ----------

               Net cash used in financing activities                          (17,009)       (1,774)       (9,094)
                                                                           ----------    ----------    ----------

INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                           (1,351)        1,599           413

CASH AND CASH EQUIVALENTS, beginning of year                                    4,610         3,259         4,858
                                                                           ----------    ----------    ----------

CASH AND CASH EQUIVALENTS, end of year                                     $    3,259    $    4,858    $    5,271
                                                                           ==========    ==========    ==========



                       See notes to financial statements.

                          GARDEN STATE CABLEVISION L.P.


                         STATEMENT OF PARTNERS' DEFICIT

                             (Dollars in thousands)




                                                         General             Limited
                                                         Partners           Partners              Total
                                                         --------           --------              -----

BALANCE, JANUARY 1, 1995                                $    23,161        $   (82,330)        $   (59,169)

     Net loss                                                  (206)           (20,350)            (20,556)
                                                        -----------        -----------         -----------

BALANCE, DECEMBER 31, 1995                                   22,955           (102,680)            (79,725)

     Distributions to partners                              (17,757)           (70,959)            (88,716)

     Net loss                                                  (138)           (13,688)            (13,826)
                                                        -----------        -----------         -----------

BALANCE, DECEMBER 31, 1996                                    5,060           (187,327)           (182,267)

     Net loss                                                  (108)           (10,701)            (10,809)
                                                        -----------        -----------         -----------

BALANCE, DECEMBER 31, 1997                              $     4,952        $  (198,028)        $  (193,076)
                                                        ===========        ===========         ===========








                       See notes to financial statements.

                          GARDEN STATE CABLEVISION L.P.


                          NOTES TO FINANCIAL STATEMENTS


                                DECEMBER 31, 1997





1. ORGANIZATION AND PARTNERS' INTERESTS

Formation and Business


Garden State Cablevision L.P. (the "Partnership"), a Delaware limited partnership, was formed in 1989, to acquire, own, operate and maintain a cable television system (the "System") servicing Camden, Burlington, Gloucester, Ocean and Salem counties in New Jersey. As of December 31, 1997, the Partnership served more than 208,000 subscribers and passed more than 297,000 homes.

The General Partners of the Partnership are Comcast Garden State, Inc., a wholly owned subsidiary of Comcast Corporation ("Comcast"), and Lenfest Jersey, Inc., an affiliate of Lenfest Communications, Inc. ("Lenfest"). The Limited Partners of the Partnership are AWACS Garden State, Inc., an indirect wholly owned subsidiary of Comcast, and Lenfest Jersey, Inc.


Partners' Capital

Additional capital contributions may be requested from the partners in proportion to each partner's percentage interest, if the General Partners determine that the Partnership requires additional capital beyond the Partnership's borrowing capacity.

Distribution Ratios

Net losses are allocated 1% to the General Partners and 99% to the Limited Partners.

Partnership Agreement

Each Limited Partner may at any time, without the approval of any other partner, transfer all of its Partnership interests to any of its affiliates, subject to the maintenance of certain criteria. Remaining partners have the right of first refusal to purchase the interests of a partner seeking to transfer ownership to a third party.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management's Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments


The estimated fair value amounts discussed in these notes to financial statements have been determined by the Partnership using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates discussed herein are not necessarily indicative of the amounts that the Partnership could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Such fair value estimates are based on pertinent information available to management as of December 31, 1997 and 1996, and have not been comprehensively reevaluated for purposes of these financial statements since such dates.


The Partnership believes that the carrying value of all financial instruments, including the aggregate carrying value of long-term debt, is a reasonable estimate of fair value at December 31, 1996 and 1997. The fair value of long-term debt was estimated using interest rates that would be currently available to the Partnership for debt issuances of similar terms and remaining maturities.

Cash Equivalents

Cash equivalents consist of bank commercial paper that is readily convertible to cash and is recorded at cost, plus accrued interest, which approximates its market value.

Prepaid Interest

The Partnership uses interest rate cap agreements to manage its exposure to fluctuations in interest rates. Premiums associated with these instruments are amortized to interest expense over their term.

The Partnership does not hold or issue any derivative financial instruments for trading purposes and is not a party to leveraged instruments. The credit risks associated with the Partnership's derivative financial instruments are controlled through the evaluation and monitoring of the creditworthiness of the counterparties. Although the Partnership may be exposed to losses in the event of nonperformance by the counterparties, the Partnership does not expect such losses, if any, to be significant.

Property, Plant and Equipment

Property, plant and equipment are stated at cost (see note 4). Depreciation is provided using the straight-line method over estimated useful lives, as follows:

         Distribution plant and equipment               3 to 12 years
         Converters                                     3 to 5 years
         Other                                          3 to 20 years

Improvements that extend asset lives are capitalized; other repair and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized in net loss.

Deferred Charges

Deferred charges consist principally of subscriber lists, franchise operating rights and fees, debt acquisition costs, organization costs and the cost of the acquired business in excess of amounts allocated to specific assets based on their fair values, and are being amortized on a straight-line basis over their legal or estimated useful lives, as follows:

         Subscriber Lists                                5 to 8.5 years
         Franchise Operating Rights and Fees            10 to 12 years
         Other Deferred Charges                          8 to 40 years

Valuation of Long-Lived Assets

The Company evaluates on a quarterly basis whether events or circumstances have occurred that indicate that the remaining useful lives of its long-lived assets should be revised or that the remaining balance of such assets may not be recoverable using objective methodologies. Such methodologies include evaluations based on the undiscounted cash flows generated by the underlying assets or other determinants of fair value. The Company also evaluates depreciation and amortization periods of tangible and intangible assets to determine whether events or circumstances warrant revised estimates of useful lives.


Post Retirement Benefits Other Than Pensions

The Partnership accrues the estimated cost of retiree benefits earned during the years the employee provides services. The Partnership continues to fund benefit costs principally as incurred, with the retiree paying a portion of the costs. The Partnership's liability for postretirement benefits is included in other liabilities.

Revenue Recognition


Service income is recognized as service is provided. Credit risk is managed by disconnecting services to customers who are delinquent.


Income Taxes

Income taxes have not been recorded in the accompanying financial statements as they accrue directly to the partners.

Reclassifications

Certain reclassifications have been made to the prior years' financial statements to conform to those classifications used in 1997.

3. SUPPLEMENTAL CASH FLOW DISCLOSURE

The Partnership made cash payments for interest of $19.8 million, $17.1 million and $22.5 million in 1995, 1996 and 1997, respectively.

4. PROPERTY, PLANT AND EQUIPMENT

                                                                            December 31,
                                                                            ------------
                                                                        1996                1997
                                                                   -------------       -------------

      Distribution plant and equipment                             $     137,224       $     141,954
      Converters                                                          33,402              34,042
      Other                                                               14,834              15,388
                                                                   -------------       -------------

                                                                         185,460             191,384
      Less accumulated depreciation                                     (109,540)           (107,521)
                                                                   -------------       -------------

                                                                   $      75,920       $      83,863
                                                                   =============       =============

5. DEFERRED CHARGES

                                                                            December 31,
                                                                            ------------
                                                                        1996               1997
                                                                   --------------      ------------

      Subscriber contracts                                         $     148,712       $     148,712
      Franchise operating rights and fees                                136,230             136,252
      Other                                                               14,566              14,633
                                                                   -------------       -------------

                                                                         299,508             299,597
      Less accumulated amortization                                     (214,304)           (243,659)
                                                                   -------------       -------------

                                                                   $      85,204       $      55,938
                                                                   =============       =============

6. LONG-TERM DEBT

On December 23, 1996, the Partnership amended its $300 million Credit Agreement (the "1994 Credit Agreement") with various banks to a $360 million facility (the "Amended Credit Agreement"). At that time, the Partnership borrowed additional funds under the Amended Credit Agreement for the purpose of making cash distributions, and the payment of deferred management and consulting fees to its partners. Under the terms of the Amended Credit Agreement, scheduled principal reductions are to commence on March 31, 1999 and extend through June 30, 2005.

Interest rate options under the Amended Credit Agreement are periodically fixed for defined terms based on one or more of the following rates, as agreed by the Partnership and the banks:

     Base rate (higher of federal funds rate plus 1/2% or prime) plus up to 1/2%.
     Eurodollar Rate (Eurodollar Rate divided by a percentage equal to 1 minus the reserve requirement in effect) plus 1/2% to 1.625%.

The level of the preceding applicable margin is based upon the leverage ratio, as defined. The Partnership also pays a commitment fee of 1/4% to 3/8% on the unused principal which is based upon the leverage ratio, as defined. The loan is secured by the ownership interests of the General Partners and the Limited Partners in the assets of the Partnership. As of December 31, 1996 and 1997, all borrowings under the Amended Credit Agreement were subject to the Eurodollar Rate option resulting in weighted average interest rates of 7.10% and 7.15%, respectively.

The Amended Credit Agreement requires 50% of the aggregate principal amount of the loan outstanding to be hedged against interest rate risk for at least two years. The Partnership currently maintains interest rate protection on $170 million of the loan which takes effect when the Base rate or Eurodollar interest rate on the outstanding borrowings exceeds 7%. The total cost of the agreements was capitalized and is being amortized over the two year terms of the agreements.

The Amended Credit Agreement is subject to certain restrictive covenants, with which the Partnership was in compliance as of December 31, 1997.

Based upon the outstanding borrowings as of December 31, 1997, maturities for the four years after 1998 are as follows (dollars in thousands):

                      1999                     $
                      2000                       36,000
                      2001                       45,000
                      2002                       45,000

7. MANAGEMENT AND CONSULTING FEES

In connection with the Amended and Restated Agreement of Limited Partnership and Amended Consulting Agreement, Comcast and Lenfest are each compensated for their services as consultants at a fee equal to 3% of service income. Services include providing the Partnership advice and consultation based on their industry experience, knowledge and trained personnel. Payment of such fees is subordinated to the prior payment of and provision for operating expenses and capital requirements and pursuant to certain financial conditions as defined in the Amended Credit Agreement.

In 1995, 1996 and 1997, the Partnership paid $2.7 million, $19.9 million and $5.6 million of management and consulting fees to the Partners. The payments made in 1996 include the payment of previously deferred management and consulting fees. As of December 31, 1996 and 1997, accounts payable and accrued expenses includes $750,000 and $1.6 million, respectively, of management and consulting fees payable to the Partners.

8. 1992 CABLE ACT

On April 1, 1993, the Federal Communications Commission (the "FCC") adopted regulations under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") governing the rates charged to subscribers for basic service and cable programming service, other than programming offered on a per-channel or per-program basis. The FCC's rate regulations became effective on September 1, 1993.

In June 1996, the FCC adopted an order approving a negotiated settlement of rate complaints pending against the Partnership for cable programming service tiers ("CPSTs"), which provided approximately $1.6 million in refunds, plus interest, being given in the form of bill credits, to approximately 198,000 of the Partnership's cable subscribers. Approximately $1.9 million of bill credits for such refunds, including interest, were issued through December 31, 1996, with the balance of $74,000 issued during 1997. This FCC order resolved the Partnership's cost-of-service cases for CPSTs covering the period September 1993 through December 1, 1995. As part of the negotiated settlement, the Partnership agreed to forego certain inflation and external cost adjustments for systems covered by its cost-of-service filing for CPSTs.

9. RELATED PARTY TRANSACTIONS


The Partnership has entered into agreements whereby affiliates of Lenfest and Comcast provide certain cable television programming to the Partnership at rates that are not more than the Partnership could obtain independently. For the years ended December 31, 1995, 1996 and 1997, the Partnership charged to expense approximately $12.3 million, $14.0 million, and $17.2 million, respectively, under these agreements.


A subsidiary of Comcast provides the Partnership with the use of certain computerized financial systems at a rate that may be more favorable than those available from unrelated parties. The Partnership charged to expense $24,000 in 1995, 1996 and 1997 for such services.

In addition, the Partnership has acquired certain vendor services through cooperative arrangements with affiliates of the Limited Partners. These services include such items as legal services, insurance and association dues. The amounts paid for these services are not more than the rates the Partnership could obtain independently. Payments to affiliates of Lenfest Jersey, Inc. totaled $88,000, $86,000 and $115,000 in 1995, 1996 and 1997, respectively.
Payments to affiliates of AWACS Garden State, Inc. were $234,000, $627,000 and $415,000 in 1995, 1996 and 1997, respectively.

10. CONTINGENCIES


The Partnership is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or liquidity of the Partnership.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Lenfest. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Lenfest since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
                             ----------------------

                                TABLE OF CONTENTS

                                                      Page
                                                      ----

Available Information................................   2
Forward Looking Statements...........................   2
Prospectus Summary...................................   3
Risk Factors.........................................  12
Use of Proceeds......................................  18
Capitalization.......................................  19
Pro Forma Financial Information......................  20
Selected Consolidated Financial and
   Operating Data....................................  23
Management's Discussion and Analysis of
   Financial Condition and Results of Operations.....  25
Business.............................................  34
Legislation and Regulation...........................  45
Management...........................................  52
Certain Transactions.................................  55
Principal Stockholders...............................  57
Description of Other Debt Obligations................  58
Description of Notes.................................  60
The Exchange Offer...................................  78
Certain Material Federal Income Tax Consequences.....  86
Plan of Distribution.................................  87
Legal Matters........................................  87
Experts..............................................  87
Index to Consolidated Financial Statements........... F-1

Until September 26, 1998, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

LENFEST
COMMUNICATIONS, INC.

Offer to Exchange its
$150,000,000 7 5/8% Senior Notes Due 2008

and

$150,000,000 8 1/4% Senior
Subordinated Notes Due 2008

for

$150,000,000 7 5/8% Senior Notes
Due 2008

and

$150,000,000 8 1/4% Senior
Subordinated Notes Due 2008

Which have been Registered Under
the Securities Act of 1933

Prospectus

Dated August 13, 1998

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         The Company's By-laws provide that persons who are made a party to certain actions (other than an action by or in the right by the Company) by reason of the fact that they are or were a director, officer, employee or agent of the Company shall be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts incurred by such person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the Company.

         With respect to actions by or in the right of the Company, such directors, officers, employees and agents shall be indemnified by the Company against expenses (including attorneys' fees) incurred in a defense if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company; except, however, that no indemnification shall be made in respect of any matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company.

         Any indemnification shall be made upon a determination that such indemnification is proper by a vote of the directors who are not parties to the action, by independent legal counsel in a written opinion or by the stockholders of the Company.

Item 21. Exhibits and Financial Statement Schedules.

         The following Exhibits are furnished as part of this Registration
Statement:

  Exhibit
  Number                                             Title or Description
 -------------                                       ---------------------
    ####1     Purchase Agreement, dated as of January 30, 1998, between the Registrant, Salomon Brothers Inc and Nations Banc Montgomery Securities LLC.

       *2.1   Amended and Restated Asset Exchange Agreement, dated September 8, 1995, between Lencom,
              Inc. and Lenfest West, Inc. and Heritage Cablevision of Delaware, Inc.

   *++++2.2   Asset Purchase Agreement, dated as of May 9, 1995, by and between TCI Communications, Inc.
              and Sammons Communications of New Jersey, Inc., Oxford Valley Cablevision, Inc.,
              Sammons Communications of Pennsylvania, Inc., NTV Realty, Inc., Capital Tele-Communications,
              Inc. and AC Communications, Inc.

       *2.3   Assignment and Assumption Agreement, dated as of June 1, 1995, among TCI Communications, Inc.,
              TKR Cable Company and Lenfest Communications, Inc.

       *2.4   Asset Purchase Agreement, dated as of September 7, 1995, by and between Lenfest Atlantic,
              Inc. and Tri-County Cable Television Company.

       *2.5   Letter Agreement, dated July 13, 1995, between Suburban Cable TV Co, Inc. and Service Electric
              Cable TV, Inc.

       *2.6   Letter Agreement, dated August 11, 1995, between Suburban Cable TV Co, Inc. and Service
              Electric Cablevision, Inc.

      ++2.7   Assignment and Assumption Agreement, dated as of February 16, 1996, by and between Heritage
              Cablevision of Delaware, Inc. and Lenfest New Castle County, a Delaware general partnership.

                                      II-1

  Exhibit
  Number                                             Title or Description
 -------------                                       ---------------------

      ++2.8   Bill of Sale, Assignment and Assumption and Release, dated as of February 16, 1996, by and among Lenfest New Castle County, Heritage Cablevision of Delaware, Inc. and The World
              Company.

     ***2.9   Asset Purchase Agreement, dated March 28, 1996, between Cable TV Fund 14-A, Ltd. and Lenfest
              Atlantic, Inc.

     +++3.1   Restated Certificate of Incorporation of the Registrant.

     +++3.2   Amended and Restated By-laws of the Registrant.

       *4.1   Form of $700,000,000 8 3/8 % Senior Note Due 2005.

      **4.2   Indenture, dated as of November 1, 1995, between the Registrant and The Bank of New York.

     +++4.3   Indenture, dated as of June 15, 1996, between the Registrant and The Bank of New York.

     +++4.4   Form of Certificated Note, dated June 27, 1996 between the Registrant and Salomon Brothers
              Inc (In accordance with Item 601 of Regulation S-K similar Notes between the Registrant and Salomon
              Brothers Inc have not been filed because they are identical in all material respects to the filed exhibit.)

     +++4.5   Form of 10 1/2 % Senior Subordinated Note, dated June 27, 1996 in the principal sum of $296,700,000.

     +++4.6   Registration Agreement, dated as of June 20, 1996, between the Registrant and Salomon Brothers
              Inc., Toronto Dominion Securities (USA) Inc., CIBC Wood Gundy Securities Corp. and
              Nationsbanc Capital Markets, Inc.

    ####4.7   Registration Agreement, dated January 30, 1998, between the Company, Salomon Brothers Inc. and
              NationsBank Montgomery Securities LLC.

    ####4.8   Indenture, dated as of February 5, 1998, between the Company and The Bank of New York relating to the $150,000,000 7 5/8% Senior Notes due 2008.

    ####4.9   Form of $150,000,000 7 5/8% Senior Notes due 2008. (In accordance with Item 601 of Regulation S-K similar notes between the same parties which reference CUSIP No. 526055 AF 5 and CUSIP No.
              U52547 AA 1 have not been filed because they are identical in all material respects to the filed exhibit.)

    ####4.10  Indenture, dated as of February 5, 1998, between the Company and The Bank of New York relating to the
              $150,000,000 8 1/4% Senior Subordinated Notes due 2008.

    ####4.11  Form of $150,000,000 8 1/4% Senior Subordinated Notes due 2008. (In accordance with Item 601 of Regulation
              S-K similar notes between the same parties which reference CUSIP No. U52547 AB 9 and CUSIP
              No. 526055 AH 1 have not been filed because they are identical in all material respects to the filed exhibit.)

  ######5.    Opinion of Saul, Ewing, Remick & Saul LLP.

                                      II-2

  Exhibit
  Number                                             Title or Description
 -------------                                       ---------------------


  *++++10.1   Programming Supply Agreement, effective as of September 30, 1986, between Satellite Services,
              Inc. and Lenfest Communications, Inc.

      *10.2   Lease, dated as of May 1, 1990 by and between H.F. Lenfest and Marguerite Lenfest and Suburban
              Cable TV Co. Inc.

      *10.3   Lease, dated as of May 1, 1990 by and between H.F. Lenfest and Marguerite Lenfest and Suburban
              Cable TV Co. Inc.

      *10.4   Lease, dated as of May 24, 1990 by and between H.F. Lenfest and Marguerite Lenfest and
              Lenfest MCN, Inc.

      *10.5   Lease, dated as of June 20, 1991, as amended January 1, 1995, by and between H.F. Lenfest and Marguerite Lenfest and StarNet, Inc. (as successor to NuStar).

      *10.6   Supplemental Agreement, dated December 15, 1981, by and between TCI Growth, Inc., H.F.
              Lenfest, Marguerite Lenfest and Lenfest Communications, Inc. and Joinder Agreement executed by LMC Lenfest, Inc.

      *10.7   Amendment to Supplemental Agreement, dated May 4, 1984 between Lenfest Communications, Inc.
              and TCI Growth, Inc.

      *10.8   Agreement, dated July 1, 1990, between H.F. Lenfest, Marguerite B. Lenfest, Diane A. Lenfest,
              H. Chase Lenfest, Brook J. Lenfest and the Lenfest Foundation, Tele-Communications, Inc. and
              Liberty Media Corporation.

      *10.9   Agreement and Consent, dated as of November 1, 1990, by and among TCI Development
              Corporation, TCI Holdings, Inc., TCI Liberty, Inc., Liberty Cable, Inc., H.F. Lenfest, Marguerite
              B. Lenfest, H. Chase Lenfest, Brook J. Lenfest, Diane A. Lenfest and Lenfest Communications,
              Inc.

      *10.10  Letter Agreement, dated as of December 18, 1991, among Liberty Media Corporation, Lenfest
              Communications, Inc., Marguerite B. Lenfest, Diane A. Lenfest, H. Chase Lenfest, Brook J.
              Lenfest and the Lenfest Foundation.

      *10.11  Irrevocable Proxies of H. Chase Lenfest, Diane A. Lenfest and Brook J. Lenfest, each dated
              March 30, 1990.

      *10.12  Partnership Agreement of L-TCI Associates, dated    April 1993 between Lenfest International,
              Inc. and UA-France, Inc.

      *10.13  Stock Pledge Agreement, dated May 28, 1993, between Lenfest York, Inc. and CoreStates Bank,
              N.A., as Collateral Agent.

      *10.14  Pledge Agreement, dated July 29, 1994, between Lenfest Raystay Holdings, Inc. and Farmers
              Trust Company as Collateral Agent.

  Exhibit
  Number                                             Title or Description
 -------------                                       ---------------------

  *++++10.15  Agreement, dated September 30, 1986, between Lenfest Communications, Inc and Tele-Communications, Inc.

      *10.16  Agreement for the Sale of Advertising on Cable Television Stations, dated as of November 25,
              1991 between Suburban Cable TV Co. Inc. and Cable Ad Net Partners.

    ***10.17  First Amendment to Credit Agreement, dated as of February 29, 1996 by and among Lenfest
              Communications, Inc., The Toronto-Dominion Bank, PNC Bank, National Association and
              NationsBank of Texas, N.A., as Arranging Agents, the Lenders and Toronto-Dominion (Texas), Inc.,
              as Administrative Agent.

    ***10.18  Agreement, dated as of February 29, 1996, in favor of the Company by H.F. Lenfest.

    ***10.19  Credit Agreement, dated as of February 29, 1996, between Lenfest Australia, Inc. and The
              Toronto-Dominion Bank and NationsBank of Texas, N.A. and Toronto-Dominion (Texas), Inc. as
              Administrative Agent.

    ***10.20  Sublease Agreement, dated March 21, 1996, between Suburban Cable TV Co. Inc. and Surgical
              Laser Technologies, Inc.

    ***10.21  Letter Agreement, dated November 30, 1995, between the Company and The Prudential Insurance
              Company of America.

    ***10.22  Letter Agreement, dated November 30, 1995, between the Company and The Prudential Insurance
              Company of America. (In accordance with Item 601 of Regulation S-K, agreements between the
              Company and MLB Life Assurance Corp. and Full & Co. have not been filed because they are identical in all material respects to the filed exhibit.)

      +10.23  Form of Second Amendment, dated as of April 29, 1996, to Credit Agreement, dated as of December 14, 1995, by and among Lenfest Communications, Inc., The Toronto- Dominion Bank, PNC Bank, National Association
              and NationsBank of Texas, N.A., as Arranging Agents, the Lenders and Toronto-Dominion (Texas),
              Inc., as Administrative Agent.

      +10.24  Form of Letter Agreement, dated May 2, 1996, between the Company and The Prudential Insurance
              Company of America.

      +10.25  Form of Letter Agreement, dated May 2, 1996 between the Company and The Prudential Insurance
              Company of America. (In accordance with Item 601 of Regulation S-K, agreements between the Company and ECM Fund, L.P.I. and Equitable Life Insurance Society have not been filed because they are identical in all material respects to the filed exhibit.)

      +10.26  Form of Senior Subordinated Credit Agreement, dated as of May 2, 1996, between Lenfest
              Communications, Inc. and The Toronto-Dominion Bank.

    +++10.27  Letter Agreement, dated June 11, 1996, and accepted June 20, 1996, between the Company and MBL
              Life Assurance Corporation. (In accordance with Item 601 of Regulation S-K, an agreement between the Company and The Prudential Insurance Company of America has not been filed because it is identical in all material respects to the filed exhibit.)


  Exhibit
  Number                                             Title or Description
 -------------                                       ---------------------

    +++10.28  Letter Agreement, dated June 20, 1996, between the Company and The Prudential Insurance
              Company of America.

    +++10.29  Credit Agreement, dated June 27, 1996 between the Company, The Toronto-Dominion Bank, PNC Bank,
              National Association and NationsBank of Texas, as Arranging Agents, the Lenders and Toronto-Dominion
              (Texas), Inc., as Administrative Agent.

    +++10.30  First Amendment to Credit Agreement, dated August 29, 1996, by and among Lenfest Australia, Inc.,
              The Toronto-Dominion Bank,  NationsBank of Texas, N.A., and Toronto-Dominion (Texas), Inc.

      #10.31  Second Amendment, dated September 30, 1996, to Credit Agreement, dated as of February 29,
              1996, by and among Lenfest Australia, Inc., The Toronto-Dominion Bank, NationsBank of Texas,
              N.A. and Toronto Dominion (Texas), Inc.

      #10.32  Form of First Amendment, dated as of October 28, 1996, to Credit Agreement, dated as of June 27, 1996, by and among Lenfest Communications, Inc., The Toronto-Dominion Bank, PNC Bank, National Association
              and NationsBank of Texas, N.A., as Arranging Agents, the Lenders and Toronto Dominion (Texas),
              Inc., as Administrative Agent.

     ##10.33  Letter, dated March 6, 1997, from H. F. Lenfest to the Company.

     ##10.34  Agreements, dated as of June 5, 1997, between H.F. Lenfest and Lenfest Jersey, Inc., Lenfest York,
              Inc., Lenfest Raystay, Inc. and MCN, Inc. (formerly, Lenfest MCN, Inc.).

   ####10.35  Letter, dated March 26, 1998 (effective September 30, 1997), from H.F. Lenfest to the Company.

  #####10.36  Form of Second Amendment, dated as of January 27, 1998, to Credit Agreement, dated as of June 27, 1996, by and among Lenfest Communications, Inc., The Toronto-Dominion Bank, PNC Bank, National
              Association and NationsBank of Texas, N.A., as Arranging Agents, the Lenders and Toronto Dominion
              (Texas), Inc., as Administrative Agent.

       10.37  Amended and Restated Loan Agreement, dated as of August 4, 1998, among Lenfest Communications, Inc., a certain
              Lead  Arranger, certain Arranging Agents, a certain Documentation Agent, a certain Syndication Agent, the Lenders and a certain Administrative Agent.

  #####21     Subsidiaries of Registrant.

 ######23.1   Consent of Saul, Ewing, Remick & Saul LLP (included in Exhibit 5).

       23.2   Consent of Fleischman & Walsh, LLP (FCC Counsel).

       23.3   Consent of Pressman Ciocca Smith LLP.

       23.4   Consent of Arthur Andersen LLP.

  #####25     Statement of Eligibility on Form T-1 of The Bank of New York for the 7 5/8% Senior Notes due 2008
              and the 8 1/4% Senior Subordinated Notes due 2008.

  +++++27     Financial Data Schedule

  #####99.1   Form of Letter of Transmittal for the 7 5/8% Senior Notes due 2008. (In accordance with Item 601 of Regulation S-K, a Letter of Transmittal for the 8 1/4% Senior Subordinated Notes due 2008 has not
              been filed because it is identical in all material respects to the filed exhibit.)

  #####99.2   Form of Guaranteed Delivery Procedures for the 7 5/8% Senior Notes due 2008. (In accordance with
              Item 601 of Regulation S-K, a Guaranteed Delivery Procedures for the 8 1/4% Senior Subordinated Notes
              due 2008 has not been filed because it is identical in all material respects to the filed exhibit.)

  #####99.3   Form of Exchange Agent Agreement between the Company and The Bank of New York.

----------------------------

        *    Filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-96804)
             declared effective by the Securities and Exchange Commission on November 8, 1995, and
             incorporated herein by reference.

       **    Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 33-96804) for
             the quarter ended September 30, 1995, and incorporated herein by reference.

      ***    Filed as an Exhibit to the Registrant's Annual Report on Form 10-K (File No. 33-96804) for the
             year ended December 31, 1995, and incorporated herein by reference.

        +    Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q (File No 33-96804) for the
             quarter ended March 31, 1996, and incorporated herein by reference.

       ++    Filed as an Exhibit to the Registrant's Report on Form 8-K (File No. 33-96804) for the period ended February 26, 1996, and incorporated herein by reference.

      +++    Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (File No. 333-09631)
             filed on August 6, 1996, and incorporated herein by reference.

        #    Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 33-96804),
             dated November 14, 1996, for the quarter ended September 30, 1996, and incorporated herein by reference.

       ##    Filed as an Exhibit to the Registrant's Annual Report on Form 10-K (File No. 33-96804), dated
             March 22, 1997, for the year ended December 31, 1996, and incorporated herein by reference.

      ###    Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 33-96804), dated
             August 14, 1997, for the quarter ended June 30, 1997, and incorporated herein by reference.

     ####    Filed as an Exhibit to the Registrant's Annual Report on Form 10-K (File No. 33-96804), dated
             March 27, 1998, for the year ended December 31, 1997, and incorporated herein by reference.

     ++++    Confidential portions have been omitted pursuant to Rule 406 and filed separately with the Commission.

    #####    Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (File No. 333-51589)
             filed on May 1, 1998, and incorporated herein by reference.

   ######    Filed as an Exhibit to the Registrant's Amendment No. 2 to Registration Statement on Form S-4
             (File No. 333-51589) filed on July 15, 1998, and incorporated herein by reference.

    +++++    Filed as an Exhibit to the Registrant's Amendment No. 3 to Registration Statement on Form S-4
             (File No. 333-51589) filed on July 31, 1998, and incorporated herein by reference.

(b) Financial Statement Schedules

         The following financial statement schedules are included in Part II beginning on page II-9

(1)      Report of Pressman Ciocca Smith LLP on Schedules

         Schedule II -- Valuation and Qualifying Accounts

         Lenfest Communications, Inc. and Subsidiaries

(2)      Report of Arthur Andersen LLP

         Schedule II -- Valuation and Qualifying Accounts

         Garden State Cablevision L.P.

Item 22. Undertakings.

         The Company hereby undertakes with respect to the securities offered by it:

         1. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         2. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         3. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 13th day of August, 1998.

                                         LENFEST COMMUNICATIONS, INC.


                                         By /s/  H.F. Lenfest
                                           -----------------------------------
                                           H.F. Lenfest
                                           President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


        Signature                        Title                          Date
---------------------             ----------------------            -----------

/s/  H.F. Lenfest                 Chairman of the Board,         August 13, 1998
---------------------------       Director and President
  H.F. Lenfest                    (Principal Executive Director)



/s/  H. Chase Lenfest             Director                       August 13, 1998
---------------------------
  H. Chase Lenfest



/s/  Brook J. Lenfest             Director                       August 13, 1998
---------------------------
  Brook J. Lenfest



---------------------------       Director
  John C. Malone


---------------------------
  Leo J. Hindery, Jr.             Director



/s/  Maryann V. Bryla             Treasurer                      August 13, 1998
---------------------------       (Principal Financial and
 Maryann V. Bryla                 Accounting Officer)

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULES





To the Board of Directors and Stockholders
Lenfest Communications, Inc. and Subsidiaries




We have audited in accordance with generally accepted auditing standards, the consolidated balance sheets of Lenfest Communications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, and have issued our report thereon dated March 4, 1998 (except as to the sixth paragraph of Note 12, the first paragraph and second paragraph of Note 20 and the second paragraph of Note 26 as to which the date is June 22, 1998), which is included in the December 31, 1997, annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement Schedule II. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.


In our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statement taken as a whole, presents fairly, in all material respects, the information set forth therein.



Pressman Ciocca Smith LLP
Hatboro, Pennsylvania
March 4, 1998

LENFEST COMMUNICATIONS, INC. AND SUBSIDIARIES
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 1995, 1996 and 1997






                     Column A                        Column B            Column C         Column D             Column E
                     --------                        --------            --------         --------             --------




                                                                       Additions
                                                    Balance at         Charged to         Deductions -          Balance
                                                    Beginning          Costs and           Bad Debts            at End
                                                     of Year           Expenses           Written Off           of Year
                                                  ---------------    ---------------    ---------------      --------------

                                                                     (Dollars in thousands)
RESERVES AND ALLOWANCES
 DEDUCTED FROM ASSET
 ACCOUNTS:
   Allowance for doubtful accounts
     Year ended December 31, 1995                  $         775      $       3,512      $       3,347        $         940
                                                   =============      =============      =============        =============


     Year ended December 31, 1996                  $         940      $       4,674      $       3,629        $       1,985
                                                   =============      =============      =============        =============

     Year ended December 31, 1997                  $       1,985      $       9,715      $       8,777        $       2,923
                                                   =============      =============      =============        =============


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Garden State Cablevision L.P.:

We have audited in accordance with generally accepted auditing standards, the financial statements for Garden State Cablevision L.P. and have issued our report thereon dated January 28, 1998. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.




Philadelphia, Pa.,
 January 28, 1998


                                                          Additions
                                          Balance at      Charged to     Deductions-     Balance
                                          Beginning       Costs and       Bad Debts      at End
                                           of Year         Expenses      Written Off     of Year
                                          ----------      ----------     -----------    ---------
                                                           (Dollars in thousands)
RESERVES AND ALLOWANCES
DEDUCTED FROM ASSET
ACCOUNTS:
  Allowance for doubtful accounts
   Year ended December 31, 1995            $    642       $    658        $    691       $    609
                                           ========       ========        ========       ========

   Year ended December 31, 1996            $    609       $    733        $    660       $    682
                                           ========       ========        ========       ========

   Year ended December 31, 1997            $    682       $    812        $    865       $    629
                                           ========       ========        ========       ========

                                  EXHIBIT INDEX


Exhibit Number         Title or Description
--------------         --------------------

       10.37 Amended and Restated Loan Agreement, dated as of August 4, 1998, among Lenfest Communications, Inc., a certain Lead Arranger, certain Arranging Agents, a certain Documentation Agent, a certain Syndication Agent, the Lenders and a certain Administrative Agent.

       23.2           Consent of  Fleischman & Walsh LLP (FCC Counsel)

       23.3           Consent of Pressman Ciocca Smith LLP

       23.4           Consent of Arthur Andersen LLP